This filing is made pursuant to Rule 424(A) under the Securities Act of 1933 in connection with Registration No. 333-116512

PROSPECTUS

1,717,026 SHARES OF COMMON STOCK
OF
 NETSOL TECHNOLOGIES, INC.

This prospectus relates to the offering for resale of NetSol Technologies, Inc. common stock by certain selling stockholders, who will use this prospectus to resell their shares of common stock. The shares of common stock being offered include: shares acquired by the selling stockholders in a private placement of such shares by NetSol; shares of common stock underlying convertible debentures and warrants acquired by the selling stockholders in a NetSol private placement. Such warrants and convertible debentures have not been exercised or converted. In addition, certain shares of common stock were acquired by selling stockholders in settlement of litigation against NetSol and in exchange for settlement of a tax liability due by our subsidiary located in Pakistan. A number of shares underlying warrants were acquired pursuant to a placement agent agreement with the warrant holder. In this prospectus, we sometimes refer to the common stock as the securities. In this prospectus, the terms "NetSol," "we," or "us" will each refer to NetSol Technologies, Inc.

We will not receive any proceeds from sales of the shares by the selling stockholders.

Our common stock is traded on the NASDAQ SmallCap Market under the symbol “NTWK”. The closing price of our common stock on July 19, 2004, was $1.88.

We will bear all expenses, other than selling commissions and fees, in connection with the registration and sale of the shares being offered by this prospectus.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

July 21, 2004

3

TABLE OF CONTENTS
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS	1
PROSPECTUS SUMMARY	1
RISK FACTORS	4
USE OF PROCEEDS	8
SELLING STOCKHOLDERS	9
PLAN OF DISTRIBUTION	12
LEGAL PROCEEDINGS	14
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	15
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	17
DESCRIPTION OF SECURITIES	18
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	18
DESCRIPTION OF BUSINESS	19
MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS	30
DESCRIPTION OF PROPERTY	39
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	39
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	40
EXECUTIVE COMPENSATION	41
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	44
WHERE YOU CAN FIND MORE INFORMATION	44
FINANCIAL STATEMENTS	F-1
EXHIBITS	48
UNDERTAKING	50

4

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "Prospectus Summary," "Risk Factors," "Management’s Discussion and Analysis of Financial Condition and Plan of Operation," and "Description of Business" in this prospectus are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "proposed," "intended," or "continue" or the negative of these terms or other comparable terminology. You should read statements that contain these words carefully, because they discuss our expectations about our future operating results or our future financial condition or state other "forward-looking" information. There may be events in the future that we are not able to accurately predict or control. Before you invest in our securities, you should be aware that the occurrence of any of the events described in these Risk Factors and elsewhere in this prospectus could substantially harm our business, results of operations and financial condition, and that upon the occurrence of any of these events, the trading price of our securities could decline and you could lose all or part of your investment. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, growth rates, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

PROSPECTUS SUMMARY

     The following summary contains basic information about NetSol and this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in this offering. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the "Risk Factors" starting on page 4.

     We are an end-to-end information technology (“IT”) and business consulting services provider for the lease and finance, banking and financial services industries. We operate on a global basis with locations in the U.S., Europe, East Asia and Asia Pacific. We help our clients identify, evaluate, and implement technology solutions to meet their most critical business challenges and maximize their bottom line. Our products include sophisticated software applications for the asset-based lease and finance industry. By utilizing our worldwide resources, we believe we are able to deliver high quality, cost-effective IT services, ranging from consulting and application development to systems integration and outsourcing. We have achieved the ISO 9001 and SEI (Software Engineering Institute) Capable Maturity Model (“CMM”) Level 3 certifications. Additionally, through our IP Backbone, located in Karachi, Pakistan, we offer a package of wireless broadband services, which include high-speed Internet access, support and maintenance.

     Our subsidiary, Network Technologies Pvt. Ltd., a Pakistan Limited Company, (“NetSol PK”), develops the majority of our software. NetSol PK was the first company in Pakistan to achieve the ISO 9001 and SEI CMM Level 3 software development assessment. As maintained by the SEI, maturity levels measure the maturity of a software company’s methodology that in turn ensures enhanced product quality resulting in faster project turn-a-round and a shortened time to market.

     During recent years, we have focused on developing software applications for the leasing and financial service industries. In late 2002, we launched a new suite of software products under the name LeaseSoft. The LeaseSoft suite is comprised of four major integrated asset based leasing/financing software applications. The suite, consisting of a Credit Application Creation System (LeaseSoft.CAC), a Credit Application Processing System (LeaseSoft.CAP), a Contract Activation & Management System (LeaseSoft.CAM) and a Wholesale Finance System (LeaseSoft.WFS), whether used alone or together, provides the user with an opportunity to address specific sub-domains of the leasing/financing cycle from the credit approval process through the tracking of the finance contract and asset.

     We recently acquired Pearl Treasury System Ltd., a United Kingdom company. Pearl Treasury Systems has developed the PTS system for use by financial institutions and customers. The system is designed to seamlessly handle foreign exchange and money market trading, trading in derivative products, risk management, credit control, pricing and various interfaces for rate feeds, with one system platform. The system platform, modular in design, also allows financial institutions to purchase only the modules they require. The PTS system was developed over five years with a $4 million investment by a group of visionaries in the U.K. This group completed nearly 80% of the product and needed a stronger development and business partner who could take over completion and marketing. With the acquisition, NetSol believes we have become that partner. The PTS, now called “TRAPEZE” is nearing completion and we expect a demonstration prototype to be launched in August 2004. In anticipation of this launch, we have hired a senior sales executive and other sales staff to plan the marketing efforts in the United Kingdom.

     We market our software products worldwide to companies primarily in the automobile finance, leasing and banking industries. In February 2003, we successfully implemented our LeaseSoft.CAM for Daimler Chrysler Singapore and received a fee in excess of $2 million. Some of our other customers include: Mercedes Benz Finance – Japan; Yamaha Motors Finance – Australia; Tung-Yang Leasing Company Taiwan; Debis Portfolio Systems – UK; DaimlerChrysler Services – Australia; DaimlerChrysler Leasing – Thailand; DaimlerChrysler Services – Korea; UMF Leasing Singapore; and, DaimlerChrysler Services New Zealand. In addition, NetSol provides offshore development and customized I/T solutions to blue chip customers such as Citibank Pakistan, DCD Holding UK and Habib Allied Bank UK. With the acquisition of Altvia Technologies, Inc. (now NetSol USA) in June 2003, we believe we acquired, as clients, some of the most well known higher education and telecommunications associations based on the east coast of the United States. We are also a strategic business partner for DaimlerChrysler Services Asia Pacific, which consists of a group of many companies, including some of the ones referred to above. We have recently added a few new customers such as TIG of the United Kingdom, AMF of Australia, Capital Stream from the United States and a few other in the US and Asia. Additionally, new strategic relationships were formed with Intel Pakistan and Hyundai IT of Korea

     We were incorporated under the laws of the State of Nevada on March 18, 1997. Our principal executive offices are located at 23901 Calabasas Road, Suite 2072, Calabasas, California 91302. Our telephone phone number is (818) 222-9195 and our website address is http://www.netsoltek.com .

     This prospectus relates to the offering for resale of NetSol Technologies, Inc. common stock by the selling stockholders named in this prospectus, who will use this prospectus to resell their shares of common stock. The shares of common stock consist of shares of common stock, shares of common stock underlying convertible debentures and shares of common stock underlying warrants which were acquired by the selling stockholders in private placements and, those shares underlying warrants issued to the placement agent as compensation for services provided to NetSol in the private placement, shares issued to a shareholder as settlement of litigation against NetSol, and shares issued to a selling stockholder who was issued shares in exchange for the settlement of a tax liability owed by our subsidiary located in Pakistan. We will not receive any proceeds from sales by the selling stockholders. For further information about the selling stockholders, see “Selling Stockholders.”

THE OFFERING

Common Stock Offered	This prospectus relates to the offering of 1,717,026 shares of our common stock, which may be sold from time to time by the selling stockholders named in this prospectus. Of the total amount offered, 645,161 shares of common stock are issuable upon the conversion of convertible debentures sold by NetSol in a private placement in March 2004 and 322,581 shares are issuable to such selling stockholders upon the exercise of warrants issued in connection with that placement; 386,362 were issued in a private placement which closed in May 2004 and 193,182 shares are isssuable to the selling stockholders upon the exercise of warrants issued in connection with that private placement. Maxim Group LLC served as NetSol’s placement agent in connection with such private placements and its nominee Maxim Partners was issued warrants to purchase up to 74,545 shares of common stock in connection with their services. 50,000 shares of common stock were acquired by an individual non-U.S. resident investor in exchange for the payment of a tax liability owed by our Pakistani subsidiary, 45,195 shares were acquired by a selling stockholder in a settlement agreement between NetSol and the selling stockholder entered into in October 2003. The shares of our common stock are being registered to permit the selling stockholder to sell the shares from time to time in the public market. The selling stockholders will determine the timing and amount of any sale .

Common Stock outstanding	We had 9,491,929 shares of common stock issued and outstanding as of July 16, 2004.

Use of Proceeds	We will not receive any of the proceeds from sale of shares of common stock offered by the selling stockholders.

Trading Market	Our common stock is currently listed on the NASDAQ SmallCap Market under the trading symbol “NTWK.”

Risk Factors	Investment in our common stock involves a high degree of risk. You should carefully consider the information set forth in the "Risk Factors" section of this prospectus as well as other information set forth in this prospectus, including our financial statements and related notes.

RISK FACTORS

An investment in our securities is extremely risky. You should carefully consider the following risks, in addition to the other information presented in this prospectus, before deciding to buy our securities. If any of the following risks actually materialize, our business and prospects could be seriously harmed and, as a result, the price and value of our securities could decline and you could lose all or part of your investment. The risks and uncertainties described below are intended to be the material risks that are specific to us and to our industry.

RISKS RELATED TO OUR BUSINESS

We May Have Difficulty Raising Needed Capital in the Future, Which Could Significantly Harm Our Business.

We will require additional financing in order to support further expansion, develop new or enhanced services or products, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. Our ability to arrange such financing in the future will depend in part upon the prevailing capital market conditions, as well as our business performance. There can be no assurance that we will be successful in our efforts to arrange additional financing on satisfactory terms. If additional financing is raised by the issuance of our shares, control of NetSol may change and stockholders may suffer additional dilution. If adequate funds are not available, or are not available on acceptable terms, we may not be able to take advantage of opportunities, or otherwise respond to competitive pressures and remain in business.

We Have Received A “Going Concern” Opinion From Our Auditors Indicating That There Is Substantial Doubt As To Whether We Can Remain In Business.

In an audit report dated August 11, 2003, Kabani & Company, Certified Public Accountants, our auditors, indicated that there was substantial doubt as to our ability to continue as a “going concern.” Our ability to continue as a “going concern” is dependant upon our obtaining sufficient additional financing for our operations or reaching profitability. We cannot assure you that we will be able to either generate funds internally or raise sufficient funds to continue our operations, or that our auditors will not issue another “going concern” opinion. Our failure to raise sufficient additional funds, either through additional financing or continuing operations, will have a material adverse effect on our business and financial condition and we may be forced to curtail operations.

We Will Require Additional Financing; We May Not Achieve Profitability; We Anticipate Continued Losses; Current Liabilities Exceed Current Assets.

As of the fiscal year ended June 30, 2003, we had a current working capital deficit of $759,061, and as of March 31, 2004, we had a positive working capital of $2,239,696. We have current short-term bank notes of $363,387 due within six months. We had a net loss of $2,137,506 in fiscal 2003 and a net loss of $1,838,075 for the nine months ended March 31, 2004. In addition, we continue to operate at a deficit on a monthly basis, which is not expected to change in the foreseeable future, even with the implementation of our current business plan. See “Management’s Discussion and Analysis and Plan of Operations” on page 30 of this prospectus for further information about our current business plan. Notwithstanding that we raised $2,050,000 in March through May 2004, we may need to raise additional funds in the amount of at least $2.0 million to continue operations, and to expand and invest in the growth of our business for the next year. We anticipate that current funds are sufficient to operate our business for six months. If we ever do achieve profitability, we cannot assure you that we can sustain or increase profitability. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be materially and adversely affected. Although we have improved our financials steadily in last few quarters, no assurance can be given that we will continue to improve our financial condition.

We May Not Be Able To Realize The Benefits Of Our Strategic Plan.

As discussed in “Description of Business” starting on page 39, after the restructuring undertaken in fiscal year 2002 and fiscal year 2003, we have undertaken a business plan designed to optimize this restructuring. Although our management is confident about our ability to realize some benefits from the restructuring, the level of benefits to be realized could be affected by a number of factors including, without limitation, (a) our ability to raise sufficient funds, (b) our ability to continue to operate as planned without further stockholder hostile takeover attempts, (c) our ability to prosper given the current uncertainty in the US technology industry; and, (c) our ability to react effectively to the global political and business effects of the political events around the world and particularly in Pakistan.

We Depend Heavily On A Limited Number Of Client Projects And The Loss Of Any Such Projects Would Adversely Affect Our Operating Results.

As of the fiscal year ended June 30, 2003, and the nine months ended March 31, 2004, we derived approximately 20% of our net revenues from DaimlerChrysler Asia Pacific Services (which consists of a group of companies and clients). DaimlerChrysler Asia Pacific Services consists of a number of companies, each of which are uniquely different customers and none of which represents greater than 10% of our net revenues. We continue to enhance our relationship with DaimlerChrysler to provide software and support services to them on a global basis. This may increase or reliance on DaimlerChrysler as a revenue source. We also have other significant clients whose business is critical to our success. The loss of any of our principal clients for any reason, including as a result of the acquisition of that client by another entity, could have an adverse effect on our business, financial condition and results of operations.

If Any Of Our Clients Terminate Their Contracts With Us, Our Business Could Be Adversely Affected.

Many of our clients have the ability to cancel certain of their contracts with us with limited advance notice and without significant penalty. Any such termination could result in a loss of expected revenues related to that client’s project. A cancellation or a significant reduction in the scope of a large project could have a material adverse effect on our business, financial condition and results of operations.

If We Are Unable To Protect Our Proprietary Software, Our Business Could Be Adversely Affected.

Our success as a company depends, in part, upon our work product being deemed proprietary software, along with other intellectual property rights. While both the LeaseSoft and NetSol trade names and marks are copyrighted and trademarked in Pakistan, we have not registered any trademarks or filed any copyrights in any other jurisdictions. We rely on a combination of nondisclosure and other contractual arrangements, and common law intellectual property, trade secret, copyright and trademark laws to protect our proprietary rights. As a matter of course, we generally enter into confidentiality agreements with our employees, and require that our consultants and clients enter into similar agreements. We also limit access to our proprietary information. There can be no assurance that these steps will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. In addition, although we believe that our services and products do not infringe on the intellectual property rights of others, there can be no assurance that infringement claims will not be asserted against us in the future, or that if asserted, any such infringement claim will be successfully defended. A successful claim against us could materially adversely affect our business, financial condition and results of operations. If NetSol can not protect its proprietary information, others could copy our software and compete with us in providing both software and services.

We May Not Have The Right To Resell Or Reuse Software Developed For Specific Clients.

A portion of our business involves the development of software for specific client engagements. Ownership of these solutions is the subject of negotiation and is frequently assigned to the client, although we may retain a license for certain uses. Some clients have prohibited us from marketing the software developed for them for specified periods of time or to specified third parties. There can be no assurance that our clients will not demand similar or other restrictions in the future. Issues relating to the ownership of and rights to use our software solutions can be complicated and there can be no assurance that potential disputes will not affect our ability to resell or reuse these software solutions. While we have not incurred such expense in the past, limitations on our ability to resell or reuse software solutions could require us to incur additional expenses to develop new solutions for future projects.

International Expansion Of Our Business Could Result In Financial Losses Due To Changes In Foreign Political And Economic Conditions Or Fluctuations In Currency And Exchange Rates.

We expect to continue to expand our international operations. As well as the two offices in the United States, we currently have offices in Pakistan, the UK and Australia. In fact, approximately 80% of our revenue is generated by non-U.S. sources. Our international operations are subject to other inherent risks, including:

  political uncertainty in Pakistan and the Southeast Asian Region, particularly in light of the United States’ war on terrorism and the Iraq war;

  recessions in foreign countries;

  fluctuations in currency exchange rates, particularly the weakness of the U.S. dollar and the effect this may have on U.S. off-shore technology spending;

  difficulties and costs of staffing and managing foreign operations;

  reduced protection for intellectual property in some countries;

  political instability or changes in regulatory requirements or the potential overthrowing of the current government in certain foreign countries;

  U.S. imposed restrictions on the import and export of technologies; and,

  U.S. imposed restrictions on the issuances of business and travel visas to foreign workers primarily those from Middle Eastern or East Asian countries.

We Are Controlled By and Are Dependent On Our Key Personnel.

Our management is currently controlled and operated by various members of the Ghauri family. Our success will depend in large part upon the continued services of those individuals including Messrs. Salim Ghauri, Najeeb Ghauri and Naeem Ghauri. The death or loss of the services of any one of them or of any one or more of our other key personnel could have a material adverse effect on our business, financial condition and results of operations. We do not have key man life insurance on these individuals. In addition, if one or more of our key employees resigns to join a competitor or to form a competing company, the loss of such personnel and any resulting loss of existing or potential clients to any such competitor could have a material adverse effect on our business, financial condition and results of operations. In the event of the loss of any key personnel, there can be no assurance that we will be able to prevent the unauthorized disclosure or use of our technical knowledge, practices or procedures by such personnel. We entered into employment agreements with Messrs. Salim, Najeeb and Naeem Ghauri effective January 1, 2004, for a period of three (3) years. Messrs. Salim, Najeeb and Naeem Ghauri have non-competition and anti-raid clauses in their employment agreements with us.

Certain Of Our Management Team Have Relationships Which May Potentially Result In Conflicts Of Interests.

In fiscal year 2003, certain of our management team loaned funds to our company for operating costs. Similar transactions occurred in fiscal year 2004. While these transactions were approved by the board of directors, and we deem such transactions to be fair in their terms, and such transactions have not resulted in the management team choosing personal gain over company gain, such transactions constitute a potential conflict of interest between our management members’ personal interest and the interest of our company in that management could be motivated to repay debts owed to the management team rather than using that money for NetSol growth. See "Certain Relationships and Related Transactions" on page 39 for information about relationships between our officers and/or directors which could result in a Conflict of Interest.

We Face Significant Competition In Markets That Are New And Rapidly Changing.

The markets for the services we provide are highly competitive. We principally compete with strategy consulting firms, Internet professional services firms, systems integration firms, software developers, technology vendors and internal information systems groups. Many of the companies that provide services in the markets we have targeted have significantly greater financial, technical and marketing resources than we do, have greater name recognition and generate greater revenues. Potential customers may also have in house employees that can compete with or replace us. In addition, there are relatively low barriers to entry into these markets and we expect to continue to face competition from new entrants into these same markets. We believe that the principal competitive factors in these markets include:

  our ability to integrate strategy, experience modeling, creative design and technology services;

  quality of service, speed of delivery and price;

  industry knowledge;

  sophisticated project and program management capability; and,

  Internet technology expertise and talent.

We believe that our ability to compete also depends on a number of competitive factors outside our control, including:

  ability of our competitors to hire, retain and motivate professional staff;

  development by others of Internet services or software that is competitive with our solutions; and

  extent of our competitors’ responsiveness to client needs.

There can be no assurance that we will be able to compete successfully in these markets.

We May Not Be Able to Realize Our Acquisition Strategy.

NetSol has announced its intention to implement a merger and acquisition strategy. Negotiations with a previously identified target, Silicon Space, Inc. was terminated on July 13, 2004. The reason for the termination of the negotiations was the substantial dilution that would have resulted from the decreasing stock price of NetSol's common stock and an increase valuation of Silicon Space. An increased valuation of Silicon Space and a concurrent decrease in the market value of our common stock would have resulted in unacceptably large dilution to our shareholders. While we intend to continue to explore a strategy of growth through acquisition, we may (i) not be able to implement our strategy of growth through acquisition, including an inability to consumate identified acquisition targets; (ii) not realize the benefit of any acquisition; (iii) use the time and attention of our managment distracting them from their other duties; (iv) incur greater than anticipated costs in these transactions; and, (v) may issue stock resulting in dilution to current shareholders.

RISKS RELATED TO INVESTING IN THIS OFFERING

Our Stock Price Has Historically Been Volatile; Our Stock Price After This Offering Will Be Subject To Market Factors.

The trading price of our common stock has historically been volatile. The future trading price of our common stock could be subject to wide fluctuations in response to:

  quarterly variations in operating results and achievement of key business metrics;

  changes in earnings estimates by securities analysts, if any;

  any differences between reported results and securities analysts’ published or unpublished expectations;

  announcements of new contracts or service offerings by NetSol or competitors;

  market reaction to any acquisitions, joint ventures or strategic investments announced by NetSol or competitors;

  demand for our services and products;

  changes of shares being sold pursuant to Rule 144 or upon exercise of the warrants; and,

  general economic or stock market conditions unrelated to NetSol’s operating performance.

Potential Future Sales Pursuant To Rule 144 May Have A Depressive Effect On The Trading Price Of Our Securities.

Certain shares of common stock presently held by officers, directors and certain other stockholders are "restricted securities" as that term is defined in Rule 144, promulgated under the Act. Under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one year holding period, may, under certain circumstances sell within any three month period a number of shares which does not exceed the greater of 1% of the then outstanding shares of common stock, or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, including a two-year holding period, the sale of shares by a person without any quantity limitation. Such holding periods have already been satisfied in many instances. Therefore, actual sales or the prospect of sales of such shares under Rule 144 in the future may depress the prices of our common stock.

Provisions of Our Bylaws Hinder Change in Control.

Our bylaws contain provisions that prevent actions being taken by shareholders by written consent. Shareholders actions may only be taken at special meetings called in accordance with the bylaws. The bylaws limits the manner and timing of calling such meetings by shareholders. These provisions may effectively prevent shareholders from changing board composition and or management in a swift manner.

USE OF PROCEEDS

We will not receive any of the proceeds from the offering of common stock for sale by the selling stockholders. Proceeds received by us as a result of the exercise of the warrants will be used for working capital purposes.

SELLING STOCKHOLDERS

The following table and notes set forth, the name of each selling stockholder, the nature of any position, office, or other material relationship, if any, which the selling stockholder has had, within the past three years, with NetSol or with any of our predecessors or affiliates, the amount of shares of NetSol common stock that are beneficially owned by such stockholder, the amount to be offered for the stockholder’s account and the amount to be owned by such selling stockholder upon completion of the offering.

Name of Selling
Stockholder(1)				Number of Shares of
	Number of Shares of		Number of Shares of	NetSol Common
	NetSol		NetSol Common	Stock to be
	Common Stock		Stock	Beneficially Owned
	Beneficially Owned		Being Offered	Upon Completion of
	Prior to the Offering(1)		Hereby (1)	the Offering(1)(2)

Maxim Partners LLC (3)	155,545		74,545	0
Natalie L. Khur	78,410	(4)	78,410	0
Revocable Trust (4)
Richard E. Kent &	285,190	(5)	285,190	0
Lara T. Kent
Alfonse M. D’Amato	148,826	(6)	148,826	0
Defined Benefit
Plan(6)
Jay Youngerman &	40,908	(7)	40,908	0
Toni Youngerman
Girish C Shah IRA (8)	34,090	(9)	34,090	0
Douglas Friedenberg	34,090	(9)	34,090	0
IRA Standard/SEP
DTD 04/16/01(10)
Fred Arena	34,090	(9)	34,090	0
Grossman Family	51,136	(11)	51,136	0
Trust (11)
Hugh Brook	34,090	(9)	34,090	0
Michael K. Harley	40,323	(12)	40,323	0
W. R. Savey	40,323	(12)	40,323	0
Robert Stranczek	40,323	(12)	40,323	0
The Viney Settlement	120,967	(13)	120,967	0
Number 1 (13)

Name of Selling				Number of Shares of
Stockholder(1)	Number of Shares of		Number of Shares of	NetSol Common
	NetSol		NetSol Common	Stock to be
	Common Stock		Stock	Beneficially Owned
	Beneficially Owned		Being Offered	Upon Completion of
	Prior to the Offering(1)		Hereby(1)	the Offering(1)(2)

Ronald K. Marks	40,323	(12)	40,323	0
Leonard Carinci	40,323	(12)	40,323	0
Peter J. Jegou(14)	40,323	(12)	40,323	0
Joseph Marotta &	40,323	(12)	40,323	0
Nancy J. Marotta
D.G. Fountain	40,323	(12)	40,323	0
Lee A. Pearlmutter	40,323	(12)	40,323	0
Revocable Trust U/A
dated 10/9/92 as
amended 2/28/96 (15)
Wayne Saker	40,323	(12)	40,323	0
Donald Asher Family	40,323	(12)	40,323	0
Trust dated 7/11/01
(16)
Jeffrey Grodko	40,323	(12)	40,323	0
Emeric R. Holderith	20,161	(17)	20,161	0
John O’Neal Johnston	20,161	(17)	20,161	0
trust u/a DTD 5/17/93
(18)
Judith Barclay	40,323	(12)	40,106	0
Allen W. Coburn &	20,161	(17)	20,161	0
Maureen B. Coburn
John C. Moss	20,161	(17)	20,161	0
Landing Wholesale	40,323	(12)	40,323	0
Group Defined
Benefit Plan(19)
Jerold Weigner &	40,323	(12)	40,323	0
Lilli Weigner
Mohammed Iqbal	50,000	(20)	50,000	0
ACB Ltd.(21)	45,195	(21)	45,195	0
TOTAL	1,798,026		1,717,026	0
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to such securities.
(2)	None of the Selling Stockholders has held an employment, officer or director position with NetSol within the past three years. Assuming that all shares being registered hereby will be sold, all debentures will be converted, and all warrants will be exercised, no selling stockholder will hold a percentage interest in the shares of NetSol in excess of 1 percent upon the completion of the offering.

(3)	Maxim Partners LLC owns 98% of Maxim Group LLC, a registered broker dealer. MJR Holdings LLC owns 72% of Maxim Partners LLC. Mike Rabinowitz is the principal manager of MJR Holdings and has principal voting and dispositive power with respect to the securities owned by Maxim Partners LLC. The number of shares beneficially owned include 74,545 warrants to acquire common stock which are being registered hereby and warrants to acquire 81,000 shares of common stock previously registered which were issued as compensation to Maxim Group for services provided to NetSol in its July 2003 private placement.

(4)	Adam Kuhr, as trustee, is the beneficial owner of the Natalie L. Kuhr Revocable Trust. The shares of common stock consist of 52,273 shares of common stock and 26,137 shares of common stock underlying warrants acquired in the May 2004 placement.

(5)	Consisting of 190,127 shares of common stock of which 136,364 shares were acquired in the May 2004 placement and 53,763 shares issuable upon conversion of the principal dollar amount of its convertible debenture; and, 95,063 shares of common stock underlying warrants of which 68,182 are shares of common stock underlying warrants issued in the May 2004 placement and 26,881 are shares of common stock underlying warrants issued in connection with the March 2004 private placement of convertible debentures.

(6)	Alfonse M. D’Amato is the beneficial owner of the Alfonse M. D’Amato Defined Benefit plan. The shares of common stock consist of 99,217 shares of common stock of which 45,454 shares were acquired in the May 2004 placement and 53,763 shares are issuable upon conversion of the principal dollar amount of its convertible debenture; and, 49,609 shares of common stock underlying warrants of which 22,727 shares of common stock underly warrants issued in the May 2004 placement and 26,882 are shares of common stock underlying warrants issued in connection with the March 2004 private placement of convertible debentures.

(7)	Consisting of 27,272 shares of common stock and 13,636 shares of common stock underlying warrants, acquired in the May 2004 private placement.
(8)	Girish C. Shah is the beneficial owner of the Girish C. Shah IRA.
(9)	Consisting of 22,727 shares of common stock and 11,363 shares of common stock underlying warrants, acquired in the May 2004 private placement.
(10)	Douglas Friedenberg is the beneficial owner of the Douglas Friedenberg IRA Standard/SEP DTE 04/16/01.
(11)	Raphael Z. Grossman, as trustee, is the beneficial owner of the Grossman Family Trust. The shares of common stock consist of 34,091 shares of common stock and 17,045 shares of common stock underlying warrants, acquired in the May 2004 private placement.

(12)	Consisting of 26,882 shares of common stock issuable upon conversion of the principal dollar amount of its debenture and 13,441 shares of common stock underlying warrants issued in connection with the March 2004 placement of convertible debentures.

(13)	John Viney, as trustee, is the beneficial owner of the Viney Settlement Number 1. Shares of common stock consist of 80,645 shares of common stock issuable upon the conversion of the principal dollar amount of its debenture and 40,332 shares of common stock underlying warrants issued in connection with the March 2004 placement of convertible debentures.

(14)	Peter J. Jegou is the beneficial holder of 26,882 shares issuable upon the conversion of the principal dollar amount of his debenture and 13,441 shares underlying warrants issued in connection with the March 2004 placement of convertible debentures.

(15)	Lee A. Pearlmutter, as trustee, is the beneficial owner of the Lee A. Pearlmutter Revocable Trust dated 10/9/92 as Amended 2/28/96.
(16)	D.S. Asher, as trustee, is the beneficial owner of the Donald Asher Family Trust.
(17)	Consisting of 13,441 shares issuable upon conversion of the principal dollar amount of its convertible debenture and 6,720 shares underlying warrants issued in connection with the March 2004 placement of convertible debentures.

(18)	John O’Neal Johnston, as trustee, is the beneficial owner of the John O’Neal Johnston Trust U/A DTD 05/17/93.
(19)	Andrew Bellow Jr. is the beneficial owner of the Landing Wholesale Group Defined Benefit Plan.
(20)	Mr. Iqbal received his shares in a share purchase agreement whereby he received 50,000 shares in exchange for satisfying a tax liability of NetSol’s Pakistani subsidiary. This agreement required NetSol to register the shares of common stock in this offering.

(21)	Tony De Nazareth, as managing director, is the beneficial owner of ACB Ltd.

Certain of the selling stockholders shall receive their shares upon conversion of convertible debentures which were offered to such stockholders in a private placement of our Series A 10% Convertible Debentures in March 2004. This private placement resulted in the issuance of convertible debentures with a principal value of $1,200,000. The debentures bear interest at the rate of 10% per annum payable in common stock or cash, which at the option of NetSol will be paid in cash upon conversion. The debentures are convertible at the rate of $1.86 principal value per share. Each debenture holder also received a warrant to purchase fifty percent (50%) of the number of shares of common stock issuable at conversion at the exercise price of $3.30 per share. These warrants may be exercised until May 2009.

Certain of the selling stockholders received their shares in a private placement offering of shares of common stock and warrants to acquire common stock in May 2004 in which we sold 386,362 shares at $2.20 per share and warrants to acquire up to 193,182 shares of common stock at an exercise price of $3.30 per share. The warrants may be exercised until May 2009.

Pursuant to the placement agent agreements by and between NetSol and Maxim Group LLC, Maxim Partners, as Maxim Group's nominee, received, as part of their compensation for their services, warrants to purchase up to 74,545 shares of our common stock at an exercise price of $2.20 per share. These warrants may be exercised until May 2009.

Mr. Mohammed Iqbal received his shares pursuant to a share purchase agreement in March 2004 whereby he paid $100,000 to the Pakistani taxing authorities to satisfy the tax liability of our Pakistan subsidiary.

ACB, Ltd., formerly, Arab Commerce Bank, received its shares as part of a settlement of a complaint against NetSol. The complaint sought damages for breach of a note purchase agreement and note. The terms of the settlement agreement required NetSol to issue to ACB shares of common stock of the Company equal in value to $100,000 plus interest as of the effective date of the agreement. The complaint was dismissed by virtue of this settlement on November 3, 2003. On December 16, 2003, 34,843 shares of the Company’s common stock valued at $100,000 were issued pursuant to the terms of the agreement. On February 6 2004, NetSol issued an additional 10,352 shares valued at $35,135 as interest due under the settlement agreement. The terms of the settlement agreement require NetSol to register ACB Ltd’s shares herein.

Because the selling stockholders may, under this prospectus, sell all or some portion of their NetSol common stock, only an estimate can be given as to the amount of NetSol common stock that will be held by the selling stockholders upon completion of the offering. In addition, the selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their NetSol common stock after the date on which they provided information regarding their shareholdings.

PLAN OF DISTRIBUTION

Selling stockholders may offer and sell, from time to time, the shares of our common stock covered by this prospectus. The term selling stockholders includes donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their securities by one or more of, or a combination of, the following methods:

  purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  an over-the-counter sale;

  in privately negotiated transactions; and,

  in options transactions.

The shares of our common stock will be listed, and may be traded, on the NASDAQ Small Cap Market under the symbol “NTWK”. In addition, the selling stockholders may sell pursuant to Rule 144 under the Securities Act or pursuant to an exemption from registration. We have received confirmation from all selling stockholders that they do not have any short positions and have reviewed Regulation M.

To the extent required, we may amend or supplement this prospectus to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, broker-dealers or other financial institutions may engage in short sales of shares of our common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares of our common stock short and redeliver the securities to close out their short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of securities offered by this prospectus, which securities the broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect the transaction. The selling stockholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution, may affect sales of the pledged securities pursuant to this prospectus, as supplemented or amended to reflect the transaction.

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be treated as “underwriters” within the meaning of the Securities Act in connection with sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be treated as underwriting discounts and commissions.

The selling stockholders and any other person participating in a distribution will be subject to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling stockholders and other participating persons. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular security being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities. We have informed the selling stockholders that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Exchange Act, may apply to their sales in the market.

Additionally, we have informed the selling stockholders involved in the private placements, through the offering documents of the following Telephone Interpretation in the SEC Manual of Publicly Available Telephone Interpretations (July 1997):

A.65. Section 5

An issuer filed a Form S-3 registration statement for a secondary offering of common stock, which is not yet effective. One of the selling shareholders wanted to do a short sale of common stock “against the box” and cover the short sale with registered shares after the effective date. The issuer was advised that the short sale could not be made before the registration statement becomes effective, because the shares underlying the short sale are deemed to be sold at the time such sale is made. There would, therefore, be a violation of Section 5 if the shares were effectively sold prior to the effective date.

Each selling stockholder represented and warranted that he/she/it had complied with all applicable provisions of the Act, the rules and regulations promulgated by the SEC thereunder, including Regulation M, and the applicable state securities laws.

We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NASDAQ Small Cap Market pursuant to Rule 153 under the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities, including those arising under the Securities Act, and to contribute to payments the selling stockholders may be required to make in respect of such liabilities. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL PROCEEDINGS

On July 26, 2002, NetSol was served with a Request for Entry of default by Surrey Design Partnership Ltd. (“Surrey”). Surrey’s complaint for damages sought $288,743.41 plus interest at the rate of 10% above the Bank of England base rate from January 12, 2002 until payment in full is received, plus costs. The parties agreed to entry of a Consent Order whereby NetSol agreed to make payments according to a payment schedule. NetSol made payments up to May of 2002 but was unable to make payments thereafter. On September 25, 2002, the parties signed an Agreement to stay Enforcement of Judgment whereby NetSol will make further payments to Surrey until the entire sum is paid. The current terms of the payments schedule require the payment of 4,000 pounds sterling for a period of 24 months commencing March 31, 2003 and ending 24 months thereafter.

On July 31, 2002, Herbert Smith, a law firm in England, which represented NetSol in the Surrey matter filed claim for the sum of approximately $248,871 (which represents the original debt and interest thereon) in the High Court of Justice Queen’s Bench Division. On November 28, 2002, a Consent Order was filed with the Court agreeing to a payment plan, whereby we paid $10,000 on execution, $4,000 a month for one year and $6,000 per month thereafter until the debt is paid. As of March 31, 2004, a balance of $124,871 or 132,380 pounds sterling remains due to Herbert Smith. As of May 31, 2004, the balance due was 117,196 pounds sterling or $91,871.

On March 3, 2004 Uecker and Associates, Inc. as the assignee for the benefit of the creditors of PGC Systems, Inc., formerly known as, Portera Systems Inc. filed a request for arbitration demanding payment from NetSol for the amounts due under a software services agreement in the amount of $175,700. On March 31, 2004, we filed an answering statement to the request of Uecker & Associates denying each and every allegation contained in the Claim filed by Uecker & Associates and stating NetSol’s affirmative defenses. There was an administrative conference scheduled with the case manager of the American Arbitration Association on March 17, 2004. An arbitrator has been selected and the parties are selecting dates for arbitration in this matter. We intend to vigorously defend this action.

On May 12, 2004, Merrill Corporation served an action against NetSol for account stated; common counts; open book account and unjust enrichment alleging amounts due of $90,415.33 together with interest thereon from August 23, 2001. NetSol entered into a settlement agreement with Merrill Corporation in exchange for a dismissal of the action with prejudice to be filed after the final receipt of payment by NetSol to Merrill on or before October 31, 2004. Under the terms of this settlement agreement, we paid $10,450 at the time of settlement and have agreed to pay $52,000 in installments of $13,000 per month commencing on July 30, 2004.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of the current directors and executive officers of NetSol, the principal offices and positions with NetSol held by each person and the date such person became a director or executive officer of NetSol. The Board of Directors elects the executive officers annually. Each year the stockholders elect the Board of Directors. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

The directors and executive officers NetSol are as follows:

Name	Year First Elected	Age	Position Held with the Registrant	Family Relationship
	As an Officer
	Or Director

Najeeb Ghauri	1997	50	Chief Financial Officer, Director	Brother to Naeem and
			and Chairman	Salim Ghauri

Salim Ghauri	1999	49	President and Director	Brother to Naeem and
				Najeeb Ghauri

Naeem Ghauri	1999	47	Chief Executive Officer and	Brother to Najeeb and
			Director	Salim Ghauri

Patti L. W. McGlasson	2004	39	Secretary	None

Irfan Mustafa	1997	53	Director	None

Shahid Javed Burki	2000	65	Director	None

Eugen Beckert	2001	58	Director	None

Jim Moody	2001	68	Director	None

Shabir Randeree	2003	43	Director	None

Business Experience of Officers and Directors:

NAJEEB U. GHAURI has been a Director of NetSol since 1997. Mr. Ghauri served as NetSol’s CEO from 1999-2001. Currently, he is the Chief Financial Officer and Chairman of NetSol. During his tenure as CEO, Mr. Ghauri was responsible for managing the day-to-day operations of NetSol, as well as NetSol’s overall growth and expansion plan. As the CFO of NetSol, Mr. Ghauri seeks financing for NetSol as well as oversees the day-to-day financial position of NetSol. Prior to joining NetSol, Mr. Ghauri was part of the marketing team of Atlantic Richfield Company ("ARCO"), a Fortune 500 company, from 1987-1997. Mr. Ghauri received his Bachelor of Science degree in Management/Economics from Eastern Illinois University in 1979, and his M.B.A. in Marketing Management from Claremont Graduate School in California in 1983. Mr. Ghauri serves on the boards of the US Pakistan Business Council and Pakistan Human Development Fund, a non-profit organization. Mr. Ghauri is the Chairman of the Board of Directors.

SALIM GHAURI has been with NetSol since 1999 as the President and Director of NetSol. Mr. Ghauri is also the CEO of Network Technologies (Pvt.) Ltd., (F/K/A/ Network Solutions (Pvt.) Ltd.), a wholly owned subsidiary of NetSol located in Lahore, Pakistan. Mr. Ghauri received his Bachelor of Science degree in Computer Science from University of Punjab in Lahore, Pakistan. Before Network Technologies (Pvt.) Ltd., Mr. Ghauri was employed with BHP in Sydney, Australia from 1987-1995, where he commenced his employment as a consultant. Mr. Ghauri was the original founder of Network Solutions, Pvt. Ltd in Pakistan founded in 1996. Built under Mr. Ghauri’s leadership Network Solutions (Pvt) Ltd. gradually built a strong team of I/T professionals and infrastructure in Pakistan and became the first software house in Pakistan certified as ISO 9001 and CMM Level 3 assessed.

NAEEM GHAURI has been NetSol’s CEO since August 2001. Mr. Ghauri has been a Director of NetSol since 1999. Mr. Ghauri serves as the Managing Director of NetSol (UK) Ltd., a wholly owned subsidiary of NetSol located in London, England. Under Mr. Ghauri's direction, Pearl Treasury System Ltd. was acquired and NetSol entered into the banking and financial arenas. Prior to joining NetSol, Mr. Ghauri was Project Director for Mercedes-Benz Finance Ltd., a subsidiary of DaimlerChrysler, Germany from 1994-1999. Mr. Ghauri supervised over 200 project managers, developers, analysis and users in nine European Countries. Mr. Ghauri earned his degree in Computer Science from Brighton University, England.

PATTI L. W. MCGLASSON joined NetSol as corporate counsel in January 2004 and was elected to the position of Secretary in March 2004. Prior to joining NetSol, Ms. McGlasson practiced law at Vogt & Resnick, law corporations, where her practice focused on corporate, securities and business transactions. Ms. McGlasson was admitted to practice in California in 1991. She received her Bachelor of Arts in Political Science in 1987 from the University of California, San Diego and, her Juris Doctor and Masters in Laws in Transnational Business from the University of the Pacific, McGeorge School of Law, in 1991 and 1993 respectively.

IRFAN MUSTAFA has been a Director of NetSol since the inception of NetSol in April 1997. Mr. Mustafa has an M.B.A. from IMD (formerly Imede), Lausanne, Switzerland (1975); an M.B.A. from the Institute of Business Administration, Karachi, Pakistan (1974); and a B.S.C. in Economics, from Punjab University, Lahore, Pakistan (1971). Mr. Mustafa began his 14-year career with Unilever, Plc where he was one of the youngest senior management and board members. Later, he was employed with Pepsi International from 1990 to 1997 as a CEO in Pakistan, Bangladesh, Sri Lanka and Egypt. He spent two years in the US with Pepsi in their Executive Development Program from 1996-97. Mr. Mustafa was relocated to Dubai as head of TRICON (now YUM Restaurant Services Group, Inc.) Middle East and North African regions. Pepsi International spun off TRICON in 1997. Mr. Mustafa has been a strategic advisor to NetSol from its inception and has played a key role in every acquisition by NetSol. His active participation with NetSol management has helped NetSol to establish a stronger presence in Pakistan. Mr. Mustafa is a member of NetSol’s Compensation and Audit Committees.

EUGEN BECKERT was appointed to the Board of Directors in August 2001. A native of Germany, Mr. Beckert has been with Mercedes-Benz AG/Daimler Benz AG since 1973, working in technology and systems development. In 1992, he was appointed director of Global IT (CIO) for Debis Financial Services, the services division of Daimler Benz. From 1996 to 2004, he acted as director of Processes and Systems (CIO) for Financial Services of DaimlerChrysler in Asia-Pacific. Mr. Beckert is currently a Vice President for DaimlerChrysler and his office is now based in Stuttgart, Germany.

JIM MOODY was appointed to the Board of Directors in 2001. Mr. Moody served in the United States Congress from 1983-1993 where he was a member of the Ways & Means, Transportation and Public Works committees. Congressman Moody also served on the subcommittees of Health, Social Security, Infrastructure and Water Resources. After his tenure with the U.S. Congress, he was appointed Vice President and Chief Financial Officer of International Fund for Agriculture Development in Rome, Italy from 1995-1998 where he was responsible for formulating and administering $50 million operating budget in support of $500 million loan program as well as managing a $2.2 billion reserve fund investment portfolio. From 1998-2000, Congressman Moody served as the President and CEO of InterAction, a coalition of 165 U.S. based non-profit organizations in disaster relief, refugee assistance and economic development located in Washington, D.C. Since April 2000, Congressman Moody has served as a Financial Advisor to Morgan Stanley in Alexandria, VA where he is responsible for bringing institutional, business and high net-worth individual’s assets under management. Mr. Moody also represents Morgan Stanley on the ATC Executive Board. Mr. Moody received his B.A. from Haverford College; his M.P.A. from Harvard University and his Ph.D. in Economics from U.C. Berkeley. Mr. Moody is the Chairman of the Audit Committee and a member of the Compensation committee. Based on Mr. Moody’s experience, the board of directors has determined that Mr. Moody is qualified to act as NetSol’s audit committee financial expert. Mr. Moody is an independent director.

SHAHID JAVED BURKI was appointed to the Board of Directors in February 2003. Mr. Burki is also a member of the Audit and Compensation Committees. He had a distinguished career with World Bank at various high level positions from 1974 to 1999. He was a Director of Chief Policy Planning with World Bank from 1974-1981. He was also a Director of International Relations from 1981-1987. Mr. Burki served as Director of China Development from 1987-1994 and Vice President of Latin America with World Bank from 1994-1999. In between, he briefly served as the Finance Minister of Pakistan from 1996-1997. Mr. Burki also served as the CEO of the Washington based investment firm EMP Financial Advisors from 1992-2002. Presently, he is the Chairman of Pak Investment & Finance Corporation. He was awarded a Rhodes Scholarship in 1962 and M.A in Economics from Oxford University in 1963. He also earned a Master of Public Administration degree from Harvard University, Cambridge, M.A. in 1968. Most recently, he attended Harvard University and completed an Executive Development Program in 1998. During his lifetime, Mr. Burki has authored many books and articles including: China’s Commerce (Published by Harvard in 1969) and Accelerated Growth in Latin America (Published by World Bank in 1998). Mr. Burki is a member of the Compensation and Audit Committee.

SHABIR RANDEREE, was appointed to the Board of Directors in February 2003. Mr. Randeree is a Group Managing Director of DCD London and Mutual Plc, a position he has held since 1990. DCD L&M is the UK arm of the DCDGroup. The DCD Group, with offices in the UK, United States, UAE, India and South Africa has core businesses in finance, property and investments. From 1988 to 1990, Mr. Randeree served as Managing Director of Warranty Limited, a business initiated to provide an alternate approach to international trade finance and real estate investments in the U.K. From 1986 to 1988, Mr. Randeree was Sales and Financial Director of Dominion Clothing Distributors Limited. Mr. Renderee received his B.A. in 1984 in Accounting and Finance from Kingston University in Surrey and his M.B.A. in 1985 from Schiller International University in London. Mr. Renderee is a director of various U.K. companies including: Bradensbury Park Hotel Ltd.; Collins Leisure Ltd.; DCD Factors PLC; DCD Properties Ltd.; Pelham Incorporated Ltd.; Redbush Tea Company Ltd.; Wimbledon Bear Company Ltd.; Tarhouse Management Ltd.; Thornbury Estates Ltd.; and; the Support Store Ltd. He is a trustee and advisor to various educational trusts and Director of Albarka Bank Limited of South Africa.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of NetSol’s Common Stock, our only class of outstanding voting securities as of July 16, 2004, by (i) each person who is known to NetSol to own beneficially more than 5% of the outstanding Common Stock with the address of each such person, (ii) each of NetSol’s present directors and officers, and (iii) all officers and directors as a group:

		Percentage
Name and	Number of	Beneficially
Address	Shares(1)(2)	owned(3)

Najeeb Ghauri (4)	647,650	6.82%
Naeem Ghauri (4)	421,090	4.44%
Irfan Mustafa (4)	188,703	1.99%
Salim Ghauri (4)	549,916	5.79%
Jim Moody (4)	17,000	*
Eugen Beckert (4)	39,000	*
Shahid Javed Burki (4)	39,000	*
Shabir Randeree (4)(5)	475,000	5.00%
Patti L. W. McGlasson (4)	70,000	*

All officers and directors
as a group (nine persons)	2,448,359	25.79%

*	Less than one percent
(1)	Except as otherwise indicated, NetSol believes that the beneficial owners of the common stock listed in this table, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

(2)	Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock relating to options currently exercisable or exercisable within 60 days of June 4, 2004 are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(3)	Percentage ownership is based on 9,491,929 shares issued and outstanding at July 16, 2004.
(4)	Address c/o NetSol Technologies, Inc. at 23901 Calabasas Road, Suite 2072, Calabasas, CA 91302.
(5)	As managing director of DCD Holdings Ltd.

DESCRIPTION OF SECURITIES

The selling stockholders are offering for sale shares of our common stock, par value $0.001 per share. We only have one class of common stock. Our capital stock consists of 45,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, $.001 par value. No shares of preferred stock have been issued. The terms and rights of the preferred shares may be set by the board of directors at their discretion. Each share of common stock is entitled to one vote at annual or special stockholders meetings. There are no pre-emptive rights. We have never declared or paid any dividends on our common stock or other securities and we do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. For the foreseeable future, we intend to retain any earnings for use in the operation of our business and to fund future growth. The terms of the warrant agreements between the selling stockholders and NetSol contain standard anti-dilution protection.

EXPERTS

The audited financial statements for our company as of the year ended June 30, 2003, and the unaudited financial statements for our company as of the nine months ended March 31, 2004 included in this prospectus are reliant on the reports of Kabani & Company, Inc., independent certified public accountants, as stated in their reports therein, upon the authority of that firm as experts in auditing and accounting.

Malea Farsai, Esq., counsel for our Company, has passed on the validity of the securities being offered hereby.

Kabani & Company, Inc. was not hired on a contingent basis, nor will it receive a direct of indirect interest in the business of the issuer. Neither Kabani & Company, Inc. nor its principals are, or will be, a promoter, underwriter, voting trustee, director, officer or employee of NetSol. Malea Farsai, Esq. is an employee of NetSol. She has received, as part of her compensation with NetSol, options to purchase and grants of shares of common stock. As of June 4, 2004, Ms. Farsai is the holder of 55,120 shares of common stock of NetSol and options to purchase 29,000 shares of common stock at the exercise price of $.75 per share. These options expire on February 16, 2007. Ms. Farsai also holds options to purchase 10,000 shares at $2.05 per share and 10,000 shares at $4.00 per share, both expiring in February 2009. Ms. Farsai is not nor is it intended that she will be a promoter, underwriter, voting trustee, director or officer of NetSol.

     DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We have indemnified each member of the board of directors and our executive officers to the fullest extent authorized, permitted or allowed by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

DESCRIPTION OF BUSINESS

GENERAL

NetSol Technologies, Inc. (f/k/a NetSol International, Inc.) ("NetSol") is in the business of information technology ("I/T") services. Since we were founded in 1997, we have developed enterprise solutions that help clients use I/T more efficiently in order to improve their operations and profitability and to achieve business results. Our focus has remained the lease and finance, banking and financial services industries. We operate on a global basis with locations in the U.S., Europe, East Asia and Asia Pacific. By utilizing our worldwide resources, we believe we have been able to deliver high quality, cost-effective I/T services. NetSol Technologies Pvt. Ltd. ("NetSol PK") develops the majority of the software for us. NetSol PK was the first company in Pakistan to achieve the ISO 9001 accreditation. In 2003, we also obtained the Carnegie Mellon’s Software Engineering Institute (“SEI”) Capable Maturity Model (“CMM”) Level 3 assessment. According to the SEI website, the CMM is a model for judging the maturity of the software process of an organization and for identifying the key practices that are required for the maturity of these processes. The software CMM has been developed by the software community with stewardship by the SEI. There are only a few software companies worldwide that have achieved SEI CMM Level 3 as of April 2003. NetSol obtained SEI CMM Level 2 assessment in 2002.

According to the SEI website, www.sei.cmu/sema/pdf/sw-cmm/2003apr.pdf, the CMM levels developed by SEI in conjunction with the software industry are the highest levels of recognition for quality and best practices a software company can achieve.

COMPANY BUSINESS MODEL

Our business model has evolved over the past six years. NetSol now offers a broad spectrum of I/T products and I/T services that deliver a high return on investment for its customers. NetSol has perfected its delivery capabilities by continuously investing in its software development and Quality Assurance (“QA”) processes. NetSol believes its key competitive advantage is its ability to build high quality enterprise applications using its offshore development facility in Lahore, Pakistan. In fact, over 80% of NetSol’s revenue is generated in US Dollars and 80% of its overhead is incurred in Rupees, providing NetSol with a distinct cost arbitrage business model.

Achieving Software Maturity and Quality Assurance.

NetSol, from the outset, invested heavily in creating a state of the art, world-class software development capability. A series of QA initiatives have delivered to NetSol the ISO 9001 certification as well as the CMM level 3 assessment. Achieving this CMM level 3 required dedication at all our corporate levels.

SEI’s CMM, which is organized into five maturity levels, has become a de facto standard for assessing and improving software processes. Through the CMM, SEI and the software development community have established an effective means for modeling, defining, and measuring the maturity of the processes used by software professionals. The CMM for software describes the principles and practices underlying software process maturity and is intended to help software organizations improve the maturity of their software processes in terms of an evolutionary path from ad hoc, chaotic processes to mature, disciplined software processes. Mature processes meet standardized software engineering methods and integrable into a customer’s system. Mature processes ensure enhanced product quality resulting in faster project turn around and a shortened time-to-market. In short, a mature process would, ideally, have fewer bugs and integrate better into the customer’s system.

We have always strived to improve quality in every aspect of our business. This quality drive, based on our vision, trickles from the top to the lowest levels in the organization. We believe that it is this quality focus that enabled our software development facility to become the first ISO 9001 certified software development facility in Pakistan in 1999. This accomplishment marked the beginning of our 3-year program towards achieving the higher challenges of CMM (Software Engineering Institute).

The first step of the program was to launch a dedicated “Quality Engineering” team mandated with software process improvement and achieving CMM ratings. The department was provided every facility, from overseas training to complete commitment of higher management, to enable it to achieve the desired goals. Our management also made sure that everybody in NetSol was committed to achieving CMM. The whole organization went through a comprehensive transformation cycle. The process included, but was not limited to, the hiring and training of key personnel in the U.S. and Pakistan, and following the standards and processes designed and instituted by the SEI. The extreme focus and a major team effort resulted in a CMM level 2 assessment in March 2002. We were the first in Pakistan to achieve this distinction. While proud of this accomplishment, all our levels continued to strive towards CMM level 3. The quality-engineering department in specific, and we in general, started implementing Level 3 Key Processes Areas (“KPAs”) in a methodical and structured manner. There were training programs conducted by in-house personnel, local experts and foreign consultants on various topics related to defining goals, processes, interpreting KPAs and implementing them. This focus and commitment resulted in us achieving the CMM Level 3 in 16 months compared to the world average of 21 months. Upon passing the rigorous, nearly two week final assessment, conducted by Rayney Wong, SEI CMM Lead Assessor from Xerox Singapore Software Centre, Fuji Xerox Asia Pacific Pte. Ltd., our development facility was granted the CMM Level 3. This is notable in that, according to SEI CMM-CBA IPI and SPA Appraisal Results, Maturity Profile April 2003, there are only 164 software development facilities in the world with software -CMM Level 3 ratings.

Professional Services.

We offer a broad array of professional services to clients in the global commercial markets and specialize in the application of advanced and complex I/T enterprise solutions to achieve its customers’ strategic objectives. Our service offerings include outsourcing, systems integration, customized I/T solutions, project/program management and I/T management consultancy, as well as other professional services, including e-business solutions.

Outsourcing involves operating all or a portion of a customer’s technology infrastructure, including systems analysis, system design and architecture, change management, enterprise applications development, network operations, desktop computing and data center management.

Systems integration encompasses designing, developing, implementing and integrating complete information systems.

I/T and management consulting services include advising clients on the strategic acquisition and utilization of I/T and on business strategy, operations, change management and business process reengineering.

The experience gained by us through its own software quality endeavors, has enabled us to offer consultancy services in the areas of Software Quality, Process Improvement, ISO Certification and SW-CMM Implementation. ISO certification and CMM services include, but are not limited to GAP Analysis against the standard ISO/CMM; Orientation Workshops; Guiding the Implementation of the plan developed after the GAP Analysis; Training on Standard Processes; Process implementation support off-site and on-site; assessment training; and assistance through the final assessment (Certification Audit for ISO).

LeaseSoft

We also develop advanced software systems for the asset based lease and finance industries. We have developed “LeaseSoft” a complete integrated lease and finance package. LeaseSoft, a robust suite of four software applications, is an end-to-end solution for the lease and finance industry. The four applications under LeaseSoft have been designed and developed for a highly flexible setting and are capable of dealing with multinational, multi-company, multi-asset, multilingual, multi-distributor and multi-manufacturer environments.

LeaseSoft is a result of more than six years of effort resulting in over 60 modules grouped in four comprehensive applications. These four applications are complete systems in themselves and can be used independently to exhaustively address specific sub-domains of the leasing/financing cycle. And, if used together, they fully automate the entire leasing / financing cycle.

The constituent software applications are:

     ·     Credit Application Creation System (CAC). Leasesoft.CAC is a web-based point of sale system for the use of dealers, brokers, agents and sales officers to initiate credit applications. It is a web-based system and, though it can be used with equal efficiently on an intranet, the real ability is to harness the power of the Internet to book sales. LeaseSoft.CAC users create quotations and financing applications (Proposals) for their customers using predefined financial products. The application is submitted to the back office system [such as LeaseSoft.CAP] for approval. After analysis, the application is sent back to the LeaseSoft.CAC system with a final decision.

     ·     Credit Application Processing System (CAP). LeaseSoft.CAP provides companies in the financial sector an environment to handle the incoming credit applications from dealers, agents, brokers and the direct sales force. LeaseSoft.CAP automatically gathers information from different interfaces like credit rating agencies, evaluation guides, contract management systems and scores the applications against defined scorecards. All of this is done in a mechanized workflow culminating with credit team members making their decisions more quickly and accurately. Implementation of LeaseSoft.CAP dramatically reduces application-processing time in turn resulting in greater revenue through higher number of applications finalized in a given time. LeaseSoft.CAP is also an excellent tool to reduce probability of a wrong decision thus again providing a concrete business value through minimizing the bad debt portfolio.

     ·      Contract Activation & Management System (CAM). LeaseSoft.CAM provides comprehensive business functionality that enables its users to effectively and smoothly manage and maintain a contract with the most comprehensive details throughout its life cycle. It also provides interfaces with company banks and accounting systems. LeaseSoft.CAM also effectively maintains details of all business partners that do business with NetSol including, but not limited to, customers, dealers, debtors, guarantors, insurance companies and banks. A number of leasing consultants have provided their business knowledge to make this product a most complete lease and finance product. NetSol’s LeaseSoft.CAM provides business functionality for all areas that are required to run an effective, efficient and customer oriented lease and finance business.

     ·     Wholesale Finance System (WFS). LeaseSoft.WFS automates and manages the floor plan/bailment activities of dealerships through a finance company. The design of the system is based on the concept of one asset/one loan to facilitate asset tracking and costing. The system covers credit limit, payment of loan, billing and settlement, stock auditing, online dealer and auditor access and ultimately the pay-off functions.

Typically, NetSol’s sales cycle for these products ranges between six to twelve months. We derive our income both from selling the license to use the products as well as from related software services. The related services include extensive customization, implementation, and post deployment support. License fees can vary generally between $75,000 up to $1,000,000 per license depending upon the size of the customer and the complexity of the customization. The revenue for the license and the customization flows in several phases and could take from six months to two years before its is fully recognized as income in accordance with generally accepted accounting principles. The post implementation support which usually is an agreed upon percentage of overall monetary value of the implementation then becomes an ongoing revenue stream realized on a yearly basis.

NetSol manages this sale cycle by having two specialized pools of resources for each of the four products under LeaseSoft. One group focuses on software development required for customization and enhancements. The second group comprises of LeaseSoft consultants concentrating on implementation and onsite support.

NetSol also maintains a LeaseSoft specific product website www.leasesoft.biz

Status of New Products and Services

Effective October 14, 2003, we acquired Pearl Treasury System Ltd., in exchange for the issuance of up to 60,000 shares of common stock of NetSol. With this acquisition, we are expanding our menu of software into banking and other financial areas.

Pearl Treasury System (PTS)- TRAPEZE

PTS was founded in 2000, and designed for use by financial institutions with treasury departments. Treasury department transactions are high revenue generating with individual deal values in the range of $10 million to over $1 billion. According to IBS Publishing, over 80 contracts for treasury systems were signed in 2002, representing approximately $155 million in revenues.

The PTS system will seamlessly handle foreign exchange and money market trading, trading in derivative products, risk management, credit control, pricing, and various interfaces for rate feeds, with one system platform. The system platform, modular in design, also allows financial institutions to purchase only the modules they require. The PTS system was developed over five years with a $4 million investment by a group of visionaries in the U.K. This group completed nearly 80% of the product and needed a stronger development and business partner who could take over completion and marketing. With the acquisition, NetSol believes that it has become that partner.

Pearl Banking Solutions (PBS) (a component of PTS), now called TRAPEZE, provides a complete but modular solution for front, middle and back office treasury requirements, incorporating all of the following instruments: foreign exchange; money market; long term securities; financial futures; over-the-counter derivatives; OTC options; and, exchange traded options. In addition to this total coverage, a unique selling point of PTS is the flexibility of incorporating new instruments as they arise. PTS is a highly sophisticated, totally integrated treasury product operating in real time. It has been specified and designed by Noel Thurlow, a leading authority in investment banking, to provide total treasury management.

Advanced technology and innovative architecture provide the system with a comprehensive set of functions and complete flexibility. In the past, NetSol has developed and marketed smaller banking solutions to Citibank in Pakistan. While there are no assurances, Management hopes to couple the sophistication of PTS with its own experience in developing and marketing banking solutions to our advantage.

Growth Through Acquisition

After a period of consolidation and disposals, we believe it is the right time to look at M&A opportunities again. With the technology downturn, valuations have become more realistic and many smaller private companies have found raising capital for growth a major challenge.

With this backdrop, NetSol identified Altvia Technologies Inc. of the Maryland/Washington D.C. area as a potential acquisition. In order to benefit from the recent turnaround in technology spending which has focused on off-shore outsourcing of software engineering and customer service, NetSol acquired Altvia Technologies, Inc. which had a successful offshore model. Altvia provides the platform to take advantage of this out-sourcing, as it uses a similar methodology as NetSol.

Altvia provides NetSol with an immediate presence, processes, high-level sales and marketing resources and existing customers to offer its array of products and services to the mainstream US markets.

We will continue to explore merger and acquisition opportunities, which will benefit us by providing market opportunities or economies of scale.

Growth through Establishing Partners Network

NetSol is well aware that market reach is essential to effectively market I/T products and services around the globe. For this purpose, we are looking forward to establishing a network of partners worldwide. These companies will represent NetSol in their respective countries and will develop business for NetSol.

We recently formed a relationship with a German Company known as ‘Gedas’, a division of Volkswagen Germany, as a distributor of the LeaseSoft products in Japan. Gedas would be exclusively marketing and selling the Leasesoft in the Asia Pacific markets including Japan. This would potentially create a new market of perspective corporate customers in many countries in Asia Pacific for our LeaseSoft products.

We hope to initially find partners in Denmark, for the Scandinavian markets, and Holland, for the Benelux countries.

Strategic Alliances

Making well thought out strategic alliances result in corporate synergies enabling accomplishments otherwise unattainable. NetSol has recently made such an alliance with Hyundai Information Technology Co., Ltd. (“HIT”) of South Korea. HIT has had a successful experience in implementing a $25 Million I/T project for the State Bank of Pakistan. As per the mandate of this alliance, NetSol and HIT anticipate to bid work as a team on all potential infrastructure development and defense related projects within Pakistan. Just recently, NetSol has been awarded new contracts with a provincial government of Punjab to automate various of its departments.

Management believes that the recent deregulation of Pakistan’s telecommunications sector and the government’s desire to attract investors to the country, which is experiencing an unprecedented increase in exports, demonstrates that Pakistan is keen to build a solid technology infrastructure to support the growth expected over the next several years. According to government reports, the areas within Pakistan expected to receive major information technology investments by the government are education, public sector automation, railways and the country’s armed forces. Pakistan’s economy has been one of the most robust economies of South East Asia that has been attracting significant foreign direct investment in Pakistan. Just recently, the telecommunication ministry of Pakistan auctioned 2 cellular phone franchise licenses to two top foreign bidders for a phenomenal $600million. This signifies the viability and investors friendly environment in Pakistan for foreigners.

NetSol Connect, Pvt. Ltd., a wholly owned IP backbone and broadband subsidiary of ours, has recently forged a partnership with UK based computer company, Akhtar Computers of U.K. Pursuant to this agreement, NetSol has retained control of them with ownership of 50.1% to Akhtar’s 49.9%. This alliance is designed to permit NetSol to benefit from the potentially high growth of the telecommunications market by bringing in new technology, new resources and capital while permitting NetSol to focus on its core competencies of developing and marketing software. NetSol Akhtar acquired, for cash, another small internet connectivity business named as Raabta Online in Pakistan. This acquisition expands the presence of connectivity business for NetSol Akhtar now in at least three major cities of Pakistan.

NetSol and Intel Corporation recently announced a strategic relationship that would potentially permit NetSol to market its core product, ‘LeaseSoft’, through Intel websites. In a joint press release made recently by both NetSol and Intel, both companies agreed that they would deliver a new Solution Blueprint for its core leasing solution. With the collaboration to create a world-class blueprint for the leasing and finance industry, deployment should become even faster and smoother for our customers. This alliance is discussed at www.Intel.com/ebusiness/Solutions/finance.htm .

Technical Affiliations

We currently have technical affiliations as: a MicroSoft Certified Partner; a member of the Intel Early Access Program; and, an Oracle Certified Partner.

MARKETING AND SELLING

The Marketing Program

While affiliations and partnering result in potential growth for us, marketing and selling remain essential to building our revenue. The objective of our marketing program is to create and sustain preference and loyalty for NetSol as a leading provider of enterprise solutions, e-services consulting and software solutions. Marketing is performed at the corporate and business unit levels. The corporate marketing department has overall responsibility for communications, advertising, public relations and the website and also engineers and oversees central marketing and communications programs for use by each of the business units.

Our dedicated marketing personnel within the business units undertake a variety of marketing activities, including sponsoring focused client events to demonstrate our skills and products, sponsoring and participating in targeted conferences and holding private briefings with individual companies. We believe that the industry focus of our sales professionals and our business unit marketing personnel enhances their knowledge and expertise in these industries and will generate additional client engagements. With the US technology market slow down, NetSol marketing teams are concentrating on the overseas markets with gradual and cautious entry into the US market.

We generally enter into written commitment letters with clients at or around the time it commences work on a project. These commitment letters typically contemplate that NetSol and the client will subsequently enter into a more detailed agreement, although the client’s obligations under the commitment letter are not conditioned upon the execution of the latter agreement. These written commitments and subsequent agreements contain varying terms and conditions and we do not generally believe it is appropriate to characterize them as consisting of backlog. In addition, because these written commitments and agreements often provide that the arrangement can be terminated with limited advance notice or penalty, we do not believe the projects in process at any one time are a reliable indicator or measure of expected future revenues.

The Markets

NetSol provides its services primarily to clients in global commercial industries. In the global commercial area, our service offerings are marketed to clients in a wide array of industries including, automotive: chemical; tiles/ceramics; Internet marketing; software; medical; banks; U.S. higher education and telecommunication associations and, financial services.

Geographically, NetSol has operations on the West and East Coast of the United States, Central Asia, Europe, and Asia Pacific regions.

During the last two fiscal years ended June 30, 2003, NetSol’s revenue mix by major markets was as follows:

	2003	2002

North American (NetSol USA)	15%	41%
Europe (NetSol Technologies, UK Ltd.)	5%	0%
Other International (Abraxas, NetSol Technologies Pvt. Ltd.,	80%	59%
NetSol Pvt., Ltd., NetSol Connect)

Total Revenues	100%	100%

Fiscal Performance Overview

We have effectively expanded our development base and technical capabilities by training our programmers to provide customized I/T solutions in many other sectors and not limiting ourselves to the lease and finance industry. We believe that the offshore development concept has been successful as evidenced by several companies in India, which according to the recent statistics by the Indian I/T agency, NASSCOM, showed software exports exceeding $11 billion in 2003-2004 and $9.5 billion in the year 2002-2003 as opposed to $7 billion in 2001.

NetSol Technologies PVT Ltd.

Our subsidiary in Pakistan continues to perform strongly and has enhanced its capabilities and expanded its sales and marketing activities. In May 2004, NetSol inaugurated its newly built Technology Campus in Lahore, Pakistan. This is state of the art, purpose-built and fully dedicated IT and software development facility, is first of its kind in Pakistan. NetSol also signed a strategic alliance agreement with the IT ministry of Pakistan to convert the technology campus into a technology park. By this agreement, the IT ministry would invest nearly Rs 10.0MN (approximately $150,000) to install fiber optic lines and improve the bandwidth for the facility. NetSol is relocating its entire staff of over 250 employees into this new facility by May 31, 2004.

The Lahore operation supports our worldwide customer base of the LeaseSoft suite of products and all other product offerings. NetSol has continued to lend support to the Lahore subsidiary to further develop its quality initiatives and infrastructure. The major initiative in this area is the final stage of phase 1 of the development of the technology campus. The development facility in Pakistan, being the engine, which drives NetSol, continues to be the major source of revenue generation. The Pakistan operation has contributed nearly 43% of 2003 revenues primarily through export of I/T Services and product licensed to the overseas markets. NetSol Pakistan has signed on new customers such as Mercedes Benz Finance Japan, DaimlerChrysler Finance Korea and, DaimlerChrysler Leasing Thailand. It also recently signed development contracts with Yamaha Motors of Australia with the marketing and customer support provided by NetSol’s subsidiary in Adelaide, Australia.

NetSol Technologies UK Ltd

We launched our United Kingdom subsidiary in Fiscal 2003. The UK subsidiary is resourced with experts from the financial services industry. The senior executives joining our UK group brings substantial experience gained from CitiGroup as well as academic excellence from the world’s renowned IIT of India. The main focus of this entity is to market the array of banking and leasing solutions in the heart of the financial district in London and the rest of Europe. The UK subsidiary has grown completely organically to a business expected to produce over $0.5 Million in revenue by the end of the current fiscal year. NetSol recently signed an agreement to develop new software programs for TIG, a major new UK customer.

The UK subsidiary will shortly launch the marketing of the LeaseSoft suite of products. A comprehensive benchmarking of the LeaseSoft Suite will precede the launch. We have retained a consultancy firm to conduct a Gap Analysis for the European market. This exercise will help the UK subsidiary position LeaseSoft as a solution that provides a core set of functionality for the European markets. In addition, the pending acquisition of PTS is designed to create incremental business and new revenue base by penetrating into the UK and European banking segments. Most recently, the UK operations entered into agreements with Citibank Bahrain, DCD Group UK and Habib Allied Bank in the UK.

NetSol-Abraxas

The Australian market continues to be active as NetSol maintains its customers such as Yamaha Motors, GMAC Australia, St. George Bank and Volvo Australia. We continue to pursue new customers and new business from its existing customers for its core product lines.

We recently signed an agreement with Australian Motor Finance Pty Ltd., which provides credit to automobile consumers with either very little credit history or minor credit problems. This agreement provides NetSol with transaction-based compensation in exchange for the software being developed for AMF. We signed Yamaha Motors in Australia and DaimlerChrysler Finance in New Zealand as new customers of the LeaseSoft suite. There are a number of new prospects that are in varying degrees of the decision-making process. The Australian subsidiary contributed over 12% of our revenues in fiscal year 2003.

NetSol CONNECT

In August 2003, NetSol entered into an agreement with United Kingdom based Akhtar Group PLC (Akhtar). Under the terms of the agreement, Akhtar Group acquired 49.9 percent of our subsidiary, Pakistan based NetSol Connect PTV Ltd., an Internet service provider (ISP) in Pakistan. As part of this Agreement, NetSolCONNECT changed its name to NetSol Akhtar.

NetSol CONNECT was launched in early 2000 in Karachi, Pakistan’s largest city. Prior to NetSol CONNECT’s technology being brought to Karachi, the concept of high speed "ISP" backbone infrastructure was new in Pakistan. NetSol was the first company to turn such concept into reality. In the past two years, NetSol CONNECT has become the second largest high speed and fast access ISP in Karachi. NetSol believes the ISP space is still in its infancy and the growth prospects are extremely good. By the end of Fiscal year 2002, the direct membership was over 40,000 subscribers. The main competitor of NetSol CONNECT has a subscriber base in the range of 40,000-50,000 in Karachi and has been in business for over 7 years. NetSol CONNECT has been able to attract a number of local and multi-national corporate clients in addition to individual retail customers. NetSol IR , a brand of NetSol Connect, was ranked by Pakistan’s Ministry of Science & Technology as one of the leading brands in the regional markets of Karachi, Pakistan with respect to high-speed connectivity and service. NetSol IR’s rapid growth has contributed over 25% to NetSol’s revenue. The retail business continues to hold steady accounting for close to 60% of NetSol CONNECT’s revenue while corporate clients accounted for 40%. The new partnership with Akhtar Computers is designed to rollout the services of connectivity and wireless to the Pakistani national market.

Akhtar, one of the oldest established computer companies in the UK, is well recognized as a provider of managed Internet services, integrated networks, both local area networks and wide area networks, as well as metropolitan area networks within the UK.

Akhtar’s proprietary broadband technologies and solutions will provide NetSol CONNECT a technologically strong platform for strengthening its telecommunications infrastructure within Pakistan with a goal of becoming a leading provider of broadband Internet access to both residential and commercial users.

The initial stage of the agreement provides NetSol with an investment of up to $1 million in early 2004 in cash to launch a broadband infrastructure in Karachi, the largest business hub in Pakistan. The initial infrastructure will provide a 155MB backbone and a 5MB broadband to customer premises using a proprietary broadband technology and an infrastructure consisting of 20 hubs. After the successful launch of the initial six-month beta program to Karachi’s residential and commercial customers, additional rollouts of the hubs are scheduled in Lahore and Islamabad within a 12-month period.

The second investment into the program could provide up to $20 million to create the first Terabit backbone in Pakistan. This will allow NetSol to provide data, voice, video and other multi-media services to major cities within Pakistan.

NetSol Akhtar Pvt Ltd. shall continue to aggressively seek revenues to growth.

NetSol USA

In May 2003, NetSol acquired the assets of Altvia Technologies, Inc. (“Altvia”). Altvia provided NetSol an experienced management team familiar with the offshore software development model. From 2000–2003, Altvia maintained an offshore development team in Islamabad, Pakistan. Altvia’s clients included major member-based higher education and telecommunications trade associations in the Washington, D.C. and Baltimore area. The acquisition allows NetSol to extend its business presence in the United States, specifically in the high-growth, greater-Washington, D.C. market. NetSol USA functions as the service provider for the US based customers both in the consulting services area as well as project management. The office provides greater access to the emerging East Coast markets.

LeaseSoft Sales

LeaseSoft is establishing itself as a dependable and preferred system in the niche market of asset based lease and finance. In 2002-2003, NetSol was able to sell a number of LeaseSoft licenses in Asia, details of which are as follows:

LeaseSoft.WFS at Yamaha Motors Finance Australia (“YMF” ). This was an implementation carried out in only 10 weeks. A pilot project within the client organization, YMF has recommended this software for future implementations wherever YMF may start a wholesale lease and finance business.

LeaseSoft.CAP DaimlerChrysler Leasing Thailand (“DCLT”) . DCLT was already using LeaseSoft.WFS for managing their wholesale finance business and as soon as they decided to aggressively follow retail side leasing in Thailand they opted for NetSol’s Credit Application Processing System. LeaseSoft.CAP will enable DCLT to process larger numbers of applications per given period of time while simultaneously providing the functionalities to reduce the probability of default per approved loan.

LeaseSoft.CAP at UMF Leasing Singapore. UMF Leasing Singapore was already using LeaseSoft.CAM and opted for another application from the LeaseSoft suite, LeaseSoft.CAP. Both the applications (LeaseSoft.CAM and LeaseSoft.CAP) seamlessly integrate to provide back office automated processing of credit applications and comprehensive management of the resulting contracts.

LeaseSoft.CAP at DaimlerChrysler Services New Zealand . DaimlerChrysler was already using this system in Australia and opted for this system as they started their operations in New Zealand.

Management believes this highlights that the LeaseSoft system has satisfied and built a brand loyal customer base.

Shin DB (Database Model of retail side LeaseSoft) at Mercedes Benz Finance Japan (“MBFJ”). MBFJ has acquired an integrated Database Model of LeaseSoft.CAP and LeaseSoft.CAM.

LeaseSoft.WFS at DaimlerChrysler Services South Korea . Looking at the success of this software in Thailand, DaimlerChrysler purchased and implemented this software while establishing their operations in South Korea.

Pay per use Pricing Strategy for LeaseSoft

NetSol understands that the high upfront cost of acquiring LeaseSoft can be barrier to entry for some medium to small size companies. To continue to aggressively broaden the client base, NetSol has been innovative in this regard and plans to introduce “PAY PER USE” pricing strategy for all LeaseSoft constituent applications. According to this strategy, small and medium scale clients will only pay for the system for the amount of time they use it or the number of transactions they carry out through it. NetSol plans to introduce this novel pricing by end of first quarter 2004.

Technology Campus

We broke ground for our Technology Campus in January 2000 with a three-phase plan of completion. Initially, we anticipated the completion of Phase One by fall 2001, but due to the delay in financing, and other challenges we faced, the completion was delayed. However, Phase One is complete and the Lahore operation began moving into the Technology Campus in May 2004. By relocating the entire Lahore operation from its current leased premises to the Campus, we will save approximately $150,000 annually, in rent or other facility related expenses. As the only technology campus of its size in Pakistan, NetSol's move into its Campus received statewide news coverage. Once fully operational and completed, the campus is expected to house over 2,500 I/T professionals in approximately three acres of land. The campus site is located in Pakistan’s second largest city, Lahore, with a population of six million. An educational and cultural center, the city is home to most of the leading technology oriented academia of Pakistan including names like LUMS, NU-FAST and UET. These institutions are also the source of quality I/T resources for us. Lahore is a modern city with very good communication infrastructure and road network, The Technology campus is located at about a 5-minute drive from the newly constructed advanced and high-tech Lahore International Airport. This campus will be the first purpose built software building with state of the art technology and communications infrastructure in Pakistan. We have made this investment to attract contracts and projects from blue chip customers from all over the world.

Employees

We believe we have developed a strong corporate culture that is critical to our success. Our key values are delivering world-class quality software, client-focused timely delivery, leadership, long-term relationships, creativity, openness and transparency and professional growth. The services provided by NetSol require proficiency in many fields, such as computer sciences, programming, mathematics, physics, engineering, and communication and presentation skills. Almost every one of our software developers is proficient in the English language. English is the second most spoken language in Pakistan and is mandatory in middle and high schools.

To encourage all employees to build on our core values, we reward teamwork and promote individuals who demonstrate these values. NetSol offers all of its employees the opportunity to participate in its stock option program. Also, we have an intensive orientation program for new employees to introduce our core values and a number of internal communications and training initiatives defining and promoting these core values. We believe that our growth and success are attributable in large part to the high caliber of our employees and our commitment to maintain the values on which our success has been based. NetSol worldwide is an equal opportunity employer. NetSol attracts professionals not just from Pakistan, where it is very well known, but also I/T professionals living overseas.

NetSol believes it has gathered, over the course of many years, a team of very loyal, dedicated and committed employees. Their continuous support and belief in the management has been demonstrated by their further investment of cash. Most of these employees have exercised their stock options during very difficult times for us. Management believes that its employees are the most valuable asset of NetSol.

There is significant competition for employees with the skills required to perform the services we offer. We believe that we have been successful in our efforts to attract and retain the highest level of talent available, in part because of the emphasis on core values, training and professional growth. We intend to continue to recruit, hire and promote employees who share this vision.

As of June 30, 2004, we had 294 full-time employees; comprised of 195 I/T project personnel, 55 employees in general and administration and 44 employees in sales and marketing. There are 8 employees in the United States, 270 employees in Pakistan, 6 in Australia and 10 in the United Kingdom. None of our employees are subject to a collective bargaining agreement.

Competition

Neither a single company nor a small number of companies dominate the I/T market in the space in which we compete. A substantial number of companies offer services that overlap and are competitive with those offered by NetSol. Some of these are large industrial firms, including computer manufacturers and computer consulting firms that have greater financial resources than NetSol and, in some cases, may have greater capacity to perform services similar to those provided by NetSol.

Some of our competitors are International Decisions Systems, Inc., McHugh Systems, Ltd., Data Scan, Inc., KPMG, CresSoft Pvt Ltd., Systems Limited, Cybernet Pvt. Ltd., Tenhill Plc, and SouthPac Australia. These companies are scattered worldwide geographically. In terms of offshore development, we are in competition with some of the Indian companies such as Wipro, HCL, TCS, InfoSys, Satyam Infoway and others. Many of the competitors of NetSol have longer operating history, larger client bases, and longer relationships with clients, greater brand or name recognition and significantly greater financial, technical, and public relations resources than NetSol. Existing or future competitors may develop or offer services that are comparable or superior to ours at a lower price, which could have a material adverse effect on our business, financial condition and results of operations.

Customers

Some of the customers of NetSol include: Capital Stream – USA, DaimlerChrysler Services Asia Pacific – Singapore; Mercedes Benz Finance – Japan; Yamaha Motors Finance – Australia; Tung-Yang Leasing Company Taiwan; Debis Portfolio Systems – UK; DaimlerChrysler Services – Australia; DaimlerChrysler Leasing – Thailand; DaimlerChrysler Services – Korea; UMF Leasing Singapore; and, DaimlerChrysler Services New Zealand. In addition, NetSol provides offshore development and customized I/T solutions to blue chip customers such as Citibank Pakistan, DCD Holding UK, TIG Plc in UK and, Habib Allied Bank UK. With the Altvia acquisition, NetSol has acquired, as clients, some of the most well known higher education and telecommunications associations based in the United States. NetSol is also a strategic business partner for DaimlerChrysler Services (which consists of a group of many companies), which accounts for approximately 20% of our revenue. No other individual client represents more than 10% of the revenue for the fiscal year ended June 30, 2003.

The Internet

We are committed to regaining and extending the advantages of our direct model approach by moving even greater volumes of product sales, service and support to the Internet. The Internet provides greater convenience and efficiency to customers and, in turn, to us. We receive 150,000 hits per month to www.netsoltek.com . We also maintain a product specific website for LeaseSoft at www.leasesoft.biz.

Through our Web sites, customers, potential customers and investors can access a wide range of information about our product offerings, can configure and purchase systems on-line, and can access volumes of support and technical information about us.

Operations

Our headquarters are in Calabasas, California. Nearly 75% of the production and development is conducted at NetSol PK in Lahore, Pakistan. The other 25% of development is conducted in the Proximity Development Center or "PDC" in Adelaide, Australia. The majority of the marketing is conducted through NetSol USA, NetSol Abraxas Australia, and NetSol UK.

NetSol UK services and supports the clients in the UK and Europe. NetSol PK services and supports the customers in the Asia and South Asia regions.

A significant portion of our software is developed in Pakistan. Despite global unrest, regional tension and downturn in the US markets, the economy of Pakistan is bouncing back. For the first time in the history of Pakistan, the foreign exchange reserve has exceeded $11.0 billion in comparison with just below $2.0 billion in 2000. The stock market in Pakistan is the most bullish in the Asia Pacific region with market growth over 300% year to date (Karachi Stock Exchange on October 18, 2001 was at 1,103 points vs. 5,400 points on May 20, 2004). Pakistan, now a close US ally, is recognized by the western world as becoming a very conducive and attractive country for foreign collaboration and investments. We believe that we are in a strong position to continue to use this offshore model, which includes competitive price advantage, to serve our customers. Just recently Moody’s International assessed Pakistan as less vulnerable than many countries in the Asia Pacific region. Also, Standard & Poor’s rating on Pakistan has been improved to positive. The present government has taken major bold steps to attract new foreign investment and bolster the local economy.

NetSol USA functions as the service provider for US based customers both in the consulting services area as well as in the project management. In addition, the Maryland office provides greater access to the emerging markets on the East Coast. NetSol USA is exploring opportunities for marketing alliances with local companies to further enhance its marketing capabilities.

Organization

NetSol Technologies, Inc. (formerly NetSol International, Inc.) was founded in 1997 and is organized as a Nevada corporation. We amended our Articles of Incorporation on March 20, 2002 to change our name to NetSol Technologies, Inc.

Our success, in the near term, will depend, in large part, on our ability to: (a) minimize additional losses in our operations; (b) raise funds for continued operations and growth; and, (c) enhance and streamline sales and marketing efforts in the United States, Asia Pacific region, Pakistan, Europe, Japan and Australia. However, management’s outlook for the continuing operations, which has been consolidated and has been streamlined, remains optimistic and bullish. With continued emphasis on a shift in product mix towards the higher margin consulting services, we anticipate to be able to continue to improve operating results at its core by reducing costs and improving gross margins.

Intellectual Property

We rely upon a combination of nondisclosure and other contractual arrangements, as well as common law trade secret, copyright and trademark laws to protect our proprietary rights. We enter into confidentiality agreements with our employees, generally requires our consultants and clients to enter into these agreements, and limits access to and distribution of our proprietary information. The NetSol logo and name, as well as the LeaseSoft logo and product name have been copyrighted and trademark registered in Pakistan.

Governmental Approval and Regulation

Our current operations do not require specific governmental approvals. Like all companies, including those with multinational subsidiaries, we are subject to the laws of the countries in which we maintain subsidiaries and conduct operations. Pakistani law allows a 15-year tax holiday on exports of I/T products and services. There are no State Bank restrictions on profits and dividends repatriation. Accordingly, foreign-based companies are free to invest safely in Pakistan and at the same time transfer their investment out of Pakistan without any approvals or notices. The present Pakistani government has effectively reformed the policies and regulations effecting foreign investors and multinational companies thus, making Pakistan an attractive and friendly country in which to do business.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS

The following discussion is intended to assist in an understanding of NetSol’s financial position and results of operations for the year ended June 30, 2003 and the quarter and nine months ending March 31, 2004.

Forward-Looking Information.

This report contains certain forward-looking statements and information relating to NetSol that is based on the beliefs of its management as well as assumptions made by and information currently available to its management. When used in this report, the words "anticipate", "believe", "estimate", "expect", "intend", "plan", and similar expressions as they relate to NetSol or its management, are intended to identify forward-looking statements. These statements reflect management’s current view of NetSol with respect to future events and are subject to certain risks, uncertainties and assumptions. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this report as anticipated, estimated or expected. NetSol’s realization of its business aims could be materially and adversely affected by any technical or other problems in, or difficulties with, planned funding and technologies, third party technologies which render NetSol’s technologies obsolete, the unavailability of required third party technology licenses on commercially reasonable terms, the loss of key research and development personnel, the inability or failure to recruit and retain qualified research and development personnel, or the adoption of technology standards which are different from technologies around which the Company’s business ultimately is built. NetSol does not intend to update these forward-looking statements.

PLAN OF OPERATIONS

Management has set the following new goals for NetSol’s next 12 months.

Initiatives and Investment to Grow Capabilities

  Achieve CMM Level 4 Accreditation in 2004.
  Enhance Software Design, Engineering and Service Delivery Capabilities by increasing investment in training.
  Enhance and invest in R&D or between 5-7% of yearly budgets in financial, banking and various other domains within NetSol’s core competencies.
  Recruit additional senior level Managers both in Lahore and Bangalore facilities to be able to support potential new customers from the North American and European markets.
  Embark on a program of recruiting the best available talent in Project and Program Management.
  Complete the first phase of its dedicated and fully owned Technology Campus and relocate the entire Lahore based staff to the newly completed building.
  Increase Capex, to enhance Communications and Development Infrastructure.
  Launch new business development initiatives in hyper growth economies such as China.
  Create new technology partnership with Oracle and strengthen our relationship with Intel in Asia Pacific and in the USA.

Top Line Growth through Investment in marketing organically and by mergers and acquisition (“M&A”) activities:

  Launch LeaseSoft into new markets by assigning new, well-established companies as distributors in Europe, Asia Pacific including Japan.
  Expand relationships with key customers in the US, Europe and Asia Pacific.
  Product Positioning through alliances and partnership.
  Joint Ventures.
  Direct Marketing of Services.
  Embark on roll up strategy by broadening M&A activities broadly in the software development domain.

  Enhance the sales and marketing organization by hiring new key executives in the US, UK and Asia.
  Effectively position and marketing campaign for ‘Trapeze’ or PTS. This is a potentially big revenue generator in the banking domain for which NetSol has already invested significant time and resources towards completing the development of this application.

With these goals in mind, we have entered in to the following arrangements:

LeaseSoft Distributors. NetSol is also very active in appointing key distributors in Japan, Asia and in Europe for its LeaseSoft products. We have signed an agreement with Gedas in Japan to act as a distributor of the LeaseSoft products.

Intel Corporation. NetSol forged what management believes to be a very important and strategic alliance with Intel Corporation to develop a blueprint that would give broader exposure and introduction to NetSol’s LeaseSoft products to a global market. NetSol recently attended major events in China and in San Francisco through its Intel relationship, which was designed to connect and introduce NetSol to Intel partners worldwide.

Launch of Indian Subsidiary. On March 17, 2004, NetSol announced that it had launched a wholly owned subsidiary, NetSol International Pvt. Ltd., in Bangalore, India. NetSol established this subsidiary as a service delivery base for legacy systems migration, IT consultancy and certain software engineering skills that are more readily available in India. The Indian IT-enabled services business produces over $12 billion in export earnings and is growing at over 20% annually. By establishing the Indian subsidiary, NetSol hopes to tap into the growing Indian market.

Funding and Investor Relations.

  Further strengthen its relationships with investment banking partners.
  Continue to raise capital at attractive terms through private placements, convertible debt debentures and as needed new public offerings, for its many initiatives and programs.
  Infuse new capital from potential exercise of outstanding investors’ warrants and employees options for business development and enhancement of infrastructures.
  Continuing to efficiently and prudently manage cash requirements and raise capital from the markets only as it deems absolutely necessary to execute the growth strategy.

Improving the Bottom Line.

  Continue to review costs at every level.
  Grow process automation.
  Profit Centric Management Incentives.
  More local empowerment and P&L Ownership in each Country Office.
  Improve productivity at the development facility and business development activities.
  Cost efficient management of every operation and continue further consolidation to improve bottom line.

Management believes that NetSol is in a position to derive higher productivity based on current capital employed.

Management continues to be focused on building its delivery capability and has achieved key milestones in that respect. Key projects are being delivered on time and on budget, quality initiatives are succeeding, especially in maturing internal processes. Management believes that further leverage was provided by the development ‘engine’ of NetSol, which became CMM Level 2 in early 2002. In a quest to continuously improve its quality standards, NetSol reached CMM Level 3 assessment in July 2003. According to the website of SEI of Carnegie Mellon University, USA, only a few software companies in the world have announced their assessment of level 3. As a result of achieving CMM level 3, NetSol is experiencing a growing demand for its products and alliances from blue chip companies worldwide. NetSol is now aiming for CMM level 4 in 2004 and potentially CMM level 5, the highest CMM level, in 2005. NetSol plans to further enhance its capabilities by creating similar development engines in other Southeast Asian countries with CMM levels quality standards. This would make NetSol much more competitive in the industry and provide the capabilities for development in multiple locations. Increases in the number of development locations with these CMM levels of quality standards will provide customers with options and flexibility based on costs and broader access to skills and technology.

MATERIAL TRENDS AFFECTING NETSOL

NetSol has identified the following material trends affecting NetSol

Positive trends:

  Outsourcing of services and software development is growing worldwide.
  The Global IT budgets are estimated to exceed $1.2 trillion in 2004, according to the internal estimates of Intel Corporation. About 50% of this IT budget would be consumed in the US market alone primarily on the people and processes.
  Overall economic expansion worldwide and explosive growth in the merging markets specifically.
  Regional stability and improving political environment between Pakistan and India.
  Economic turnaround in Pakistan including: a steady increase in gross domestic product; much stronger dollar reserves, which is at an all time high of over $12 billion; stabilizing reforms of government and financial institutions; improved credit ratings in the western markets, and elimination of corruption at the highest level.

Negative trends:

  The disturbance in Middle East and rising terrorist activities post 9/11 worldwide have resulted in issuance of travel advisory in some of the most opportunistic markets. In addition, travel restrictions and new immigration laws provide delays and limitations on business travel.
  The potential impact of higher U.S. interest rates including, but not limited to, fear of inflation that may drive down IT budgets and spending by U.S. companies.

CRITICAL ACCOUNTING POLICIES

Our financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, and expense amounts reported. These estimates can also affect supplemental information contained in the external disclosures of NetSol including information regarding contingencies, risk and financial condition. Management believes our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. Valuations based on estimates are reviewed for reasonableness and conservatism on a consistent basis throughout NetSol. Primary areas where our financial information is subject to the use of estimates, assumptions and the application of judgment include our evaluation of impairments of intangible assets, and the recoverability of deferred tax assets, which must be assessed as to whether these assets are likely to be recovered by us through future operations. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

VALUATION OF LONG-LIVED AND INTANGIBLE ASSETS

The recoverability of these assets requires considerable judgment and is evaluated on an annual basis or more frequently if events or circumstances indicate that the assets may be impaired. As it relates to definite life intangible assets, we apply the impairment rules as required by SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and Assets to Be Disposed Of” which requires significant judgment and assumptions related to the expected future cash flows attributable to the intangible asset. The impact of modifying any of these assumptions can have a significant impact on the estimate of fair value and, thus, the recoverability of the asset.

INCOME TAXES

We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We regularly review our deferred tax assets for recoverability and establish a valuation allowance based upon historical losses, projected future taxable income and the expected timing of the reversals of existing temporary differences. During fiscal year 2003-2004, we estimated the allowance on net deferred tax assets to be one hundred percent of the net deferred tax assets.

CASH RESOURCES

We were successful in improving our cash position by the end of our fiscal year, June 30, 2003, and as of the end of the first quarter of fiscal 2004, September 30, 2003. In addition to $809,566 injected by the exercise of options by several employees in 2003, we also entered into a financing deal with a UK based institution, DCD Group Ltd. This agreement was reached in February 2003 by which a first tranche of $257,000 was raised through equity placement. We also offered a substantial number of warrants to DCD Group. If exercised, these are potentially valued over $1.7 million with exercise prices ranging from $1.75, $2.50 and $5.00 per share. There is also a standing line of credit of $1 million with DCD Group to fund new development related projects.

On May 5, 2003, we entered into an investment banking relationship with Maxim Group LLC, a New York based investment bank. In July, we closed the first Private Placement Offering with Maxim as the placement agent for approximately $1.2 million for 946,963 shares.

Early in the second quarter of 2003, we were successful in getting a release of a $500,000 performance bond from one of its biggest customers, Daimler Chrysler-Singapore. This bond was posted by NetSol upon request of the customer in 2000. The release of this bond not only helped us financially, but it also reflected the confidence of the customer in our deliverability and capabilities.

In October 2002, NetSol terminated its rental lease agreement with Kilroy Realty for the office space it occupied from 2000. We were able to recover over $200,000 cash from the letter of credit it provided to Kilroy in 2000.

As a result of stock price recovery and stability, we have witnessed employees willing to exercise their stock options and inject cash into us. Unexercised options and warrants, if exercised in full, represent an approximate $3 million addition of capital to NetSol and are detailed in other sections. Continued exercise of options our employees could result in an increased cash flow for us.

CHANGE IN MANAGEMENT AND BOARD OF DIRECTORS

During the fiscal year 2002, Syed Husain, the Chief Operating Officer (“COO”) and Rick Poole, the

Chief Financial Officer (“CFO”) left NetSol. Najeeb Ghauri was appointed CFO and secretary in addition to his role of Chairman of the Board of Directors.

Board of Directors

At the 2004 Annual Shareholders Meeting an eight member board was elected. The shareholders voted in an overwhelming majority for the new slate of directors. The board now consists of Mr. Najeeb U. Ghauri, Mr. Jim Moody, Mr. Salim Ghauri, Mr. Eugen Beckert, Mr. Naeem U. Ghauri, Mr. Shahid Burki, Mr. Irfan Mustafa and, Mr. Shabir Randeree.

RESULTS OF OPERATIONS

The Year Ended June 30, 2003 Compared To The Year Ended June 30, 2002

Net revenues for the year ended June 30, 2003 were $3,745,386 as compared to $3,578,112 for the year ended June 30, 2002. Net revenues are broken out among the subsidiaries as follows:

	2003	2002

Netsol USA	$467,662	$1,453,819
Netsol - Altiva	41,206	—
Netsol TECH and Private	1,581,012	1,931,639
Netsol Connect	1,185,162	—
Netsol UK	83,737	—
Netsol-Abraxas Australia	386,607	192,655

Total Net Revenues	$3,745,386	$3,578,113

The total consolidated net revenue for fiscal year 2003 was $3,745,386 compared to $3,578,112 in fiscal year 2002. This is a nearly 5% increase in revenue, which could be directly attributed to an increased demand of LeaseSoft products and services. The operating loss from operations in fiscal year 2003 was $2,265,491 including a depreciation and amortization charge of $1,576,890. The loss also includes settlement expenses of $202,759 for the UK and German entities. The total loss from operations including the above mentioned non-cash charges was $2,615,581, which is a significant reduction of 63% from $5,229,134 in fiscal year 2002. The net loss in fiscal year 2003 was $2,615,581 compared to $5,998,864 in fiscal year 2002 or 57% reduction. Similarly the net loss per share dropped to $0.47 in 2003 compared to $2.00 in 2002. The total weighted average of shares outstanding basic and diluted was 4.5 million against 3.0 million in 2002.

We experienced a revenue decrease from the prior year for its North American operations. We are aligning ourselves with the current reduction in demand for its services in the US markets. This has been achieved by laying off 10 employees from its US operations and by downsizing our office space in Virginia and Calabasas, resulting in major cost reductions. Since August 1999, NetSol USA has generated a total of $3,876,561of revenues.

Operating expenses were $4,231,884 for the year ended June 30, 2003 compared to $5,845,567 for the year ended June 30, 2002. During the years ended June 30, 2003 and 2002, we issued 93,400 and 163,000 restricted common shares, respectively, in exchange for services rendered. We recorded this non-cash compensation expense of $39,200 and $116,995 for the years ended June 30, 2003 and 2002, respectively. Total professional service expense, including non-cash compensation, was $272,447 and $964,508 for the years ended June 30, 2003 and 2002, respectively. During the years ended June 30, 2003 and 2002, we recorded depreciation and amortization expense of $1,576,890 and $2,115,399. Operating expenses in total, including all general and administrative expenses, have also decreased as a result of reduction in salaries and related costs primarily due to reduction in staff at all levels of Netsol and the continuing monitoring of our infrastructure, both at the parent and the subsidiary levels. We believe that the accounts receivable balance as of June 30, 2003 will provide a good source of working capital for fiscal 2004. Salaries and wages expenses were $934,383 and $1,461,157 for the years ended June 30, 2003 and 2002, respectively. This reduction was due in part to the elimination of higher salaried positions. General and administrative expenses were $956,644 and $1,135,560 for the years ended June 30, 2003 and 2002, respectively. The decrease was due in part to the cost savings actions taken by us. Gross Profit was 47.5% of revenues for fiscal 2003, compared to 17.23% of revenues in fiscal 2002. Net loss was $2,137,506 or $0.47 per share (basic and diluted) for the year ended June 30, 2003 as compared to $5,998,864 or $2.00 per share (basic and diluted) for the year ended June 30, 2002. This resulted in a loss per share, basic and diluted, from continuing operations of $0.57 for fiscal 2003 as compared with $2.00 for fiscal 2002. The loss per share for discontinued operations was $0.11 for fiscal 2003. Our United Kingdom and German operations were discontinued in 2002 and the early part of 2003.

Our cash position was $214,490 at June 30, 2003. After year-end June 30, 2003, in July 2003, we closed a private placement financing of more than $1.2 million through the sale of 946,963 shares of our common stock. In this private placement, the placement agent received a warrant to purchase 81,000 shares of our common stock.

Quarter Ended March 31, 2004 as compared to the Quarter Ended March 31, 2003 :

Net revenues were $1,700,774 and $914,258 for the quarter ended March 31, 2004 and March 31, 2003, respectively. This reflects an increase of $786,516 or 86% during the quarter ended March 31, 2004. The increase is mainly from growth in our U.S. and Asia Pacific businesses. There is incremental improvement in the UK business as well as top-line growth from the NetSol Akhter subsidiary as a result of organic growth and growth from the Raabta Online acquisition.

NetSol has made significant progress in new customer acquisition. All of the our owned subsidiaries have signed contracts with new customers. In the current quarter NetSol, as a group, has signed five new customers. All of the new relationships would add to the top line over the next six months as well as contributing to revenue growth in the current quarter.

We continue to nurture and grow our relationships with our existing customers, both in sales of new product licenses and professional services.

Our U.S. subsidiary, NetSol Altvia, has created a growing niche in the “not-for-profit” business space in the Washington D. C. area. The Washington D. C. area office continues to sign new business for both its Knowledge Base Product and Professional services.

NetSol UK continues its business development activities and has seen good traction in its sales pipeline. The UK office recently signed a major new customer in the Insurance business. The relationship with this publicly traded UK company has the potential to bring significant new recurring revenues to the subsidiary. NetSol UK just signed a contract with a UK based public company called TIG

NetSol UK has ongoing relationships with Habib Allied Bank and DCD Group. These relationships are bringing recurring revenues and are expected to continue in the near term.

As a direct result of the successful implementations of some of our current systems with DaimlerChrysler, we are noticing an increasing demand for LeaseSoft. Although the sales cycle for LeaseSoft is rather long, we are experiencing a 100% increase in product demonstration, evaluation and assessment by blue chip companies in the UK, Australia, Japan, Europe and Pakistan. The crown jewel of our product line “CMS’ (“Contract Management System”) which was sold to three companies of DaimlerChrysler Asia Pacific Region in 2001 for a combined value in excess of two million dollars was implemented and delivered to customers in 2003. Based on ELA, (Equipment and Leasing Association of N. America) the size of the world market for the leasing and financing industry is in excess of $500 billion of which the software sector represents over a billion dollars. A number of large leasing companies will be looking to renew legacy applications. This places NetSol in a very strong position to capitalize on any upturn in IT spending by these companies. NetSol is well positioned to sell several new licenses in fiscal year 2004 that could potentially increase the sales and bottom line. As NetSol sells more of these licenses, management believes it is possible that the margins could increase to upward of 70%. The license prices of these products vary from $100,000 to $500,000 with additional charges for customization and maintenance of between 20%-30% each year. NetSol, in parallel, has developed banking applications software to boost its product line and these systems were sold to Citibank and Askari Banks in Pakistan in 2002. New customers in the banking sector are also growing and NetSol expects substantial growth in this area in the coming year.

The gross profit was $1,005,951 in the quarter ending March 31, 2004 as compared with $504,648 for the same quarter of the previous year. The gross profit percentage has increased modestly to approximately 59% in the quarter ended March 31, 2004 from approximately 55% for the quarter ended March 31, 2003. The cost of sales increased approximately $285,213 from the prior quarter; however, the gross profit percentage increased 4%. A new contract was entered into during the quarter whereby only a portion of the employees working on the training phase of the project were covered by the customer. This contributed to the increase in the cost of sales and the slight increase in gross profit percentage. Management is confident that the profit margin will improve as the project becomes fully engaged. As previously disclosed, revenue from Capital Stream was realized from January 2004 and onwards.

Operating expenses were $1,504,639 for the quarter ending March 31, 2004 as compared to $990,518, for the corresponding period last year. The increase is largely attributable to the increase in salaries as more people are hired in sales and administration. In addition, the compensation committee renewed the employment agreement for three key officers who were given a pay raise effective January 1, 2004, the first time in NetSol’s history. These officers had been working on the same salaries for at least 5 years. Two of the officers have agreed to take the incremental compensation increase against exercising options granted to them instead of cash payments. Also included in this increase is $103,233 in costs for placing the Bridge Loan. NetSol has streamlined its operations by consolidation, divestment and enhanced operating efficiencies. Depreciation and amortization expense amounted to $402,151 and $464,999 for the quarter ended March 31, 2004 and March 31, 2003, respectively. Combined salaries and wage costs were $408,840 and $194,963 for the quarter ended March 31, 2004 and 2003, respectively, or an increase of $213,877 from the corresponding period last year. The addition of new management level employees and consultants from the Altvia acquisition and new employees at our UK subsidiary resulted in an overall increase.

Selling and marketing expenses were $49,690 and $11,628, in the quarter ended March 31, 2004 and 2003, respectively, reflecting the growing sales activity of NetSol. NetSol wrote-off as uncollectible bad debts of $59,821 in the current quarter compared to $0 for the comparable prior period in the prior year. Professional services expense increased to $70,701 in the quarter ended March 31, 2004, from $64,270 in the corresponding period last year.

Loss from continued operations was $498,688 and $485,870 for the quarters ended March 31, 2004 and 2003, respectively. This represents an increase of $12,818 for the quarter compared for the comparable period in the prior year.

Net losses were $403,550 and $517,646 for the quarters ended March 31, 2004 and 2003, respectively. This is a reduction of 28% compared to the prior year. The net EBITDA losses were $1,399 & $52,647 after amortization & depreciation charges of $402,151 and $464,999 respectively. The current period amount includes $71,049 add-back for the 49.9% minority interest in NetSol Connect owned by another party. NetSol also recognized an expense of $3,323 for the beneficial conversion feature on a note payable and a gain of $99,146 from the settlement of a debt. Net loss per share, basic and diluted, was $0.05 for the quarter ended March 31, 2004 as compared with $0.12 for the corresponding period last year.

Nine-Month Period Ended March 31, 2004 as compared to the Nine-Month Period Ended March 31, 2003 :

Net revenues were $3,881,731 and $2,513,914 for the nine-month periods ended March 31, 2004 and 2003, respectively. This reflects an increase of $1,367,817 (35%) in the nine-month period ended March 31, 2004. This increase is attributable to new orders of licenses and an increase in services business, including additional maintenance work.

NetSol added a few new customers such as, Capital Stream in USA, Cal Portland Cement in USA, Habib Allied Bank, DCD Group, enhancement in the Yamaha Motors project, DaimlerChrysler New Zealand and a few local customers in the Pakistan region.

The gross profit was $2,236,195 for the nine months ending March 31, 2004 as compared with $1,481,604 for the same period of the previous year. The gross profit percentage has decreased modestly to approximately 58% in the current fiscal year from approximately 59% for the nine months ended March 31, 2003. A new contract was entered into during the current fiscal quarter whereby only a portion of the employees working on the training phase of the project were covered by the customer. This contributed to the increase in the cost of sales and the decrease in gross profit percentage. Management is confident that the profit margin will improve as the project becomes fully engaged. While the cost of sales and the cost of delivery of projects have both been reduced in the quarter, NetSol maintained all its delivery commitments and has won new business from existing and new customers. While management is striving to negotiate better pricing on new agreements, NetSol has been required to react to overall general economic factors in determining its present pricing structure. The gross profit margin was also improved due to improved quality standards such as achieving the assessment of CMM Level 3 in 2003.

Operating expenses were $4,151,496 for the nine-month period ending March 31, 2004 as compared to $3,579,364, for the corresponding period last fiscal year. NetSol has streamlined its operations by consolidation, divestment and enhanced operating efficiencies. Depreciation and amortization expense amounted to $1,226,180 and $1,340,839 for the nine-month period ended March 31, 2004 and 2003, respectively. This decrease was attributable to selling of assets by the subsidiaries. Combined salaries and wage costs were $1,003,289 and $688,74 for the nine month period ended March 31, 2004 and 2003, respectively, or an increase of $314,548 from the corresponding period last year. The addition of new management level employees and consultants from the Altvia acquisition and new employees at our UK subsidiary, as well as an increase in sales and administration employees resulted in the increase. In addition, key officers were given a pay raise effective January 1, 2004, the first in company’s history. Two of the officers have agreed to take the incremental compensation against exercising options granted to them. Also included in the general and administrative expense increase is $103,233 in costs for placing the Bridge Loan and $22,500 for settlement of a legal dispute. In the last quarter, company had to incur extra costs for annual shareholders meeting including proxies mailing and other administrative related costs.

Selling and marketing expenses increased to $96,377 in the six-month period ended March 31, 2004 as compared to $67,384 in the nine-month period ended March 31, 2003, reflecting the growing sales activity of NetSol. NetSol wrote-off, as uncollectible, bad debts of $153,327 and $167,733 for the nine months ended March 31, 2004 and 2003, respectively. Professional services expense increased slightly to $310,403 in the nine-month period ended March 31, 2004, from $308,036 in the corresponding period last year.

Loss from operations was $1,838,075 and $2,097,760 for the nine months ended March 31, 2004 and 2003, respectively. This represents a reduction of $361,232 for the nine-month period compared to the prior year. This reduction is attributable to improved operating margins.

Net losses from continued operations were $1,838,075 and $2,097,760 for the nine months ended March 31, 2004 and 2003, respectively. This represents a reduction of $361,232 for the nine-month period compared to the prior year. The current period amount includes $164,387 add-back for the 49.9% minority interest in NetSol Connect owned by another party. NetSol also recognized an expense of $99,350 for the beneficial conversion feature on notes payable, a gain of $104,088, from writing off a note payable in one of the subsidiaries that had been paid through the issuance of stock by the parent in the prior year and a gain of $99,146 from the settlement of a debt. During the nine months ended March 31, 2003, NetSol recognized a gain from discontinuation of a subsidiary in the amount of $478,075. Net loss per share, basic and diluted, was $0.22 for the nine-months ended March 31, 2004 as compared with $0.46 for the corresponding period last year.

Going Concern Qualification

Our independent auditors have included an explanatory paragraph in their report on the June 30, 2003 consolidated financial statements discussing issues which raise substantial doubt about our ability to continue as a "going concern." The going concern qualification is attributable to our historical operating losses, our lack of cash reserves and capital, and the amount of capital which we project our needs to satisfy existing liabilities and achieve profitable operations. In positive steps, we have closed down our loss generating businesses, and continue to evaluate and implement cost cutting measures at every entity level. We are optimistic that the remaining entities can become profitable in fiscal 2004. For the year ended June 30, 2003, we continued to experience a negative cash flow from consolidated operations, and projects that it will need certain additional capital to enable it to continue operations at its current level beyond the near term. We believe that certain of this needed capital will result from the successful collection of our accounts receivable balances as projects are completed during the coming fiscal year. We believe we can raise additional funds though private placements of its common stock.

Liquidity And Capital Resources

Net cash used for operating activities amounted to $3,325,515 for the nine months ended March 31, 2004, as compared to $1,009,155 for the comparable period last fiscal year. The increase is mainly due to an increase in prepaid expenses and accounts receivable.

Net cash used by investing activities amounted to $855,492 for the nine months ended March 31, 2004, as compared to providing $624,162 for the comparable period last fiscal year. The difference lies primarily in the net purchase of $820,047 in certificates of deposits in the current fiscal year compared to proceeds of $714,334 in the prior year. During the current fiscal year, NetSol had proceeds of $210,000 from the sale of a minority interest in NetSol’s subsidiary NetSol Connect. In addition, NetSol had net purchases of property and equipment of $178,590 compared to $90,172 for the comparable period last fiscal year.

Net cash provided by financing activities amounted to $4,385,750 and $797,409 for the nine months ended March 31, 2004, and 2003, respectively. The nine-month period ended March 31, 2004 included the cash inflow of $1,102,050 from issuance of equity and $1,215,575 from the exercising of stock options and warrants. In the current fiscal year, NetSol had $1,067,000 from proceeds of loans as compared to $227,667 in the comparable period last year. NetSol also obtained a $1,200,000 convertible debenture during the current fiscal year.

NetSol’s cash position was $449,047 at March 31, 2004. In addition NetSol had $820,047 in certificates of deposit, of which $50,000 is being used as collateral on a secured line of credit with City National Bank. The total cash position including the certificates of deposits was $1.27 million as of March 31, 2004.

Management expects to continue to improve its cash position in the current and future quarters due to the new business signed up in the last quarter. In addition, NetSol anticipates additional exercises of investor warrants and employee stock options in the current and subsequent quarters. NetSol has consistently improved its cash position in last four quarters through investors’ exercise of warrants, employee options exercised, private placements and the signing of new business. We anticipate this trend to continue in the current and future quarters, further improving the cash resources and liquidity position. Management is committed to implementing the growth business strategy that was ratified by the board of directors in December 2003. NetSol would continue to inject new capital towards expansion, grow sales and marketing and further enhancement of delivery capabilities. However, management is committed to ensuring the most efficient and cost effective means of raising capital and utilization.

Year Ended June 30, 2003 compared to Year Ended June 30, 2002.

As of June 30 our working capital (current assets less current liabilities) totaled a deficit of $1.2million, a decrease in deficit from $2.7 million, as of June 30, 2002. In Fiscal 2003, we raised capital of $257,000 from DCD Group, UK. Ltd. In addition, there are approximately $1.7 million worth of outstanding warrants with DCD Group that could potentially be exercised in Fiscal Year 2004. We also secured a line of credit for $1 million from DCD Group. This line of credit has not yet been utilized.

During the fiscal years 2003 and 2002, we raised a total of $708,400 and $461,249 in cash, respectively, by way of management and employees exercise of stock options. In the first fiscal quarter of 2004, we raised a total of $208,250 in cash by way of management and employee exercise of stock options This will continue to be an important source of raising cash for us. We will continue to inject new cash through the employees’ exercise of options and warrants from some investors. There is a considerable amount of stock options and warrants outstanding that could potentially be exercised in Fiscal Year 2004. Management believes it will be able to eventually secure cash reserves for at least 6 months based on projected Fiscal Year 2004 revenue.

Additionally, in fiscal 2003 and fiscal 2002 we issued 1,205,400 and 163,000 restricted common shares, respectively, in exchange for services rendered. This further reduced cash needs and compensated for some of the cash shortfall for the years.

Dividends and Redemption

It has been our policy to invest earnings in the growth of NetSol rather than distribute earnings as dividends. This policy, under which dividends have not been paid since our inception and is expected to continue, but is subject to regular review by the Board of Directors.

DESCRIPTION OF PROPERTY

Company Facilities

As of December 2003, we moved from our corporate headquarters in California to one with approximately 1,919 rentable square feet and a monthly rent of $3,933.95. The lease is a two-year and one-half month lease expiring in December 2005. Our current facilities are located at 23901 Calabasas Road, Suite 2072, Calabasas, California, 91302.

Other leased properties as of the date of this report are as follows:

Location/Approximate Square Feet		Purpose/Use	Monthly Rental Expense

Australia	1,140	Computer and General Office	$1,380
United Kingdom	378	General Office	$5,500
Maryland	1,380	General Office	$2,530

The Australian lease is a three-year lease that expires in September 2007. It is rented at the rate of $1,380 per month. UK operations are currently conducted in leased premises operating on a month-to-month basis with current rental costs of approximately $5,500 per month. The facilities in Maryland are leased for a three-year term that expires in June 2007. The monthly rent is $2,530.

Upon expiration of its leases, NetSol does not anticipate any difficulty in obtaining renewals or alternative space.

Lahore Technology Campus

Our newly built Technology Campus was inaugurated in Lahore, Pakistan in May 2004. This facility consists of 40,000 square feet of computer and general office space. This facility is a state of the art, purpose-built and fully dedicated for IT and software development; the first of its kind in Pakistan. Title to this facility is held by NetSol Technologies, Pvt Ltd. and is not subject to any mortgages. NetSol also signed a strategic alliance agreement with the IT ministry of Pakistan to convert the technology campus into a technology park. By this agreement, the IT ministry would invest nearly Rs 10.0MN (approximately $150,000) to install fiber optic lines and improve the bandwidth for the facility. NetSol has relocated its entire staff of over 250 employees into this new facility.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In February 2003, DCD Holdings, Ltd. signed a $2 million investment agreement with NetSol and is one of NetSol’s largest Investors. Shabir Randeree, managing director of DCD Holdings was appointed director of NetSol in 2003, filling a vacancy on the board. A subsidiary of DCD Holdings, DCD Trade Services Ltd., has recently provided a $1 million revolving line of credit to support and launch new customer projects requiring initial investment. In November 2003, DCD Holdings, Ltd. exercised warrants for 200,000 shares of our common stock for $350,000 or $1.75 per share.

In January 2004, we entered into employement agreements with Najeeb Ghauri, Naeem Ghauri and Salim Ghauri. These agreements are discussed in the section titled "Executive Compensation" beginning on page 41.

Management believes that the terms of these transactions are no less favorable to us than would have been obtained from an unaffiliated third party in similar transactions. All future transactions with affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties, and will be approved by a majority of the disinterested directors.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION - Common stock of NetSol Technologies, Inc. is listed and traded on the NASDAQ SmallCap Market under the ticker symbol "NTWK."

The table shows the high and low intra-day prices of our common stock as reported on the composite tape of the NASDAQ for each quarter during the last two fiscal years. Per share stock prices have been adjusted to reflect the 1 for 5 reverse stock split which occurred in August 2003.

	2001-02		2002-03		2003-04

	High	Low	High	Low	High	Low

1st (ended September 30)	11.25	.85	.80	.35	$5.50	$1.94

2nd (ended December 31)	2.30	1.71	1.30	.25	$3.16	$2.05

3rd (ended March 31)	2.05	1.20	1.24	.75	$3.15	$2.07

4th (ended June 30)	1.35	.55	3.50	.95	$3.09	$2.01

RECORD HOLDERS - As of June 16, 2004, the number of holders of record of our common stock was 103. As of June 16, 2004, there were 9,491,929 shares of common stock issued and outstanding.

DIVIDENDS - We have not paid dividends on its Common Stock in the past and do not anticipate doing so in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of its business.

EXECUTIVE COMPENSATION

The Summary Compensation Table shows certain compensation information for services rendered in all capacities during each of the last three fiscal years by the executive officers of NetSol who received compensation of, or in excess of, $100,000 during the fiscal year ended June 30, 2003. The following information for the officers includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

SUMMARY COMPENSATION TABLE

		Annual
		Compensation(1)		Long Term Compensation

				Long Term	Securities
Name and Principal Position	Fiscal Year	Salary	Bonus	Compensation	Underlying
	Ended			Awards (2)	Options/
				Restricted Stock	SARs (4)
				Awards(3)

Najeeb U. Ghauri, Chief Financial	2004	$200,000	-0-	-0-	50,000	(5)
Officer, Chairman, Director					50,000	(6)
					25,000	(7)
					20,000	(8)
					30,000	(9)

	2003	$120,000	-0-	-0-	-0-

	2002	$100,000	-0-	-0-	85,000	(10)
					100,000	(11)
					20,000	(12)
Naeem Ghauri, CEO, Director	2004	$207,900	-0-	-0-	50,000	(5)
					50,000	(6)
					25,000	(7)
					20,000	(8)
					30,000	(9)

	2003	$125,000	-0-	-0-	-0-

	2002	$100,000	-0-	-0-	70,000	(14)
					100,000	(11)
					20,000	(12)
Salim Ghauri, President, Director	2004	$110,000	-0-	-0	50,000	(5)
					50,000	(6)
					25,000	(7)
					20,000	(8)
					30,000	(9)

	2003	$100,000	-0-	-0-	-0-

	2002	$100,000	-0-	-0-	70,000	(14)
					100,000	(11)
					20,000	(12)
Patti L. W. McGlasson, Secretary, Corporate Counsel	2004	$82,000	-0-	5,000 (15)	5,000	(16)
					5,000	(17)
					20,000	(8)
					30,000	(9)
(1)	No officers received any bonus or other annual compensation other than salaries during fiscal 2003 or any benefits other than those available to all other employees that are required to be disclosed. These amounts are not inclusive of automobile allowances, where applicable.
(2)	No officers received any long-term incentive plan (LTIP) payouts or other payouts during fiscal years 2004, 2003 or 2002.
(3)	All stock awards are shares of our Common Stock.
(4)	All securities underlying options are shares of our Common Stock. We have not granted any stock appreciation rights. No options were granted to the named executive officers in fiscal year 2003. Options are reflected in post-reverse split numbers. All options are currently exercisable or may be exercised within sixty (60) days of the date of this prospectus and are fully vested.
(5)	Includes options to purchase 50,000 shares of our common stock granted on January 1, 2004 at the exercise price of $2.21 per share. These options must be exercised within five years after the grant date.
(6)	Includes options to purchase 50,000 shares of our common stock granted on January 1, 2004 at the exercise price of $3.75 per share. These options must be exercised within five years after the grant date.
(7)	Includes options to purchase 12,500 shares of our common stock at $5.00 per share. These options must be exercised within five years after the grant date.
(8)	Includes options to purchase 20,000 shares of our common stock at $2.65 per share. These options must be exercised within five years after the grant date.
(9)	Includes options to purchase 30,000 shares of our common stock at $5.00 per share. These options must be exercised within five years after the grant date.
(10)	Includes options to purchase 85,000 shares of our common stock granted on February 16, 2002 at the exercise price of $.75 per share. Options must be exercised within five years after the grant date.
(11)	Includes options to purchase 100,000 shares of our common stock granted on February 16, 2002 at the exercise price of $1.25 per share.
(12)	Includes options to purchase 200,000 shares of our common stock granted on February 16, 2002 at the exercise price of $2.50 per share.
(13)	Mr. Ghauri salary is 110,000 British Pounds Sterling. The total in this table reflects a conversion rate of 1.89 dollars per pound.
(14)	Includes options to purchase 70,000 shares of our common stock granted on February 16, 2002 at the exercise price of $.75 per share. Options must be exercised within five years after the grant date.
(15)	In May 2004, Ms. McGlasson received 5,000 shares of common stock as a performance bonus arising out of her services as counsel for the Company.
(16)	Includes options to purchase 5,000 shares of common stock at the exercise price of the lesser of the $2.30 or the market price of the shares on the date of exercise less $2.00.
(17)	Includes options to purchase 5,000 shares of common stock at the exercise price of $3.00 per share.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

Name	Shares Acquired on	Value Realized (1) ($)	Number of	Value of unexercised
	Exercise (#)		Unexercised	in-the-money at fiscal
			Options/SARs at	year end
			fiscal year end (##)	($)Exercisable (2) /
			Exercisable (2) /	Unexercisable
			Unexercisable

Najeeb Ghauri, CFO ,	87,223	$0.00	150,000/150,000	$2,000/0
Director , Chairman
Salim Ghauri,	67,777	$0.00	155,000/155,000	$2,000/0
President, Director
Naeem Ghauri, CEO,	51,557	$0.00	150,000/155,000	$2,000/0
Director
Patti L. W. McGlasson, Secretarhy	2,500	$0.00	60,000/10,000	$525/1,050
(1)	The closing price of the stock at the June 30, 2003, Fiscal Year End was $0.74.
(2)	All options are currently exercisable.

EMPLOYMENT AGREEMENTS

Effective January 1, 2004, we entered into an employment agreement with Naeem Ghauri as our Chief Executive Officer. The agreement is for a base term of three years, and continues thereafter on an at will basis until terminated by either NetSol or Mr. Ghauri. The agreement provides for a yearly salary of 110,000 pounds sterling. The agreement also provides for such additional compensation as the Board of Directors determines is proper in recognition of Mr. Ghauri’s contributions and services to us. In addition, the agreement provides Mr. Ghauri with options to purchase up to 100,000 shares of common stock at an exercise price of $2.21, 100,000 shares at an exercise price of $3.75 and 50,000 shares at an exercise price of $5.00. These options vest at the rate of 25% per quarter and are fully vested on December 31, 2004. These options expire on December 31, 2008. Mr. Ghauri also received options to purchase up to 20,000 shares at the exercise price of $2.65 per share and options to purchase 30,000 shares at the exercise price of $5.00 per share. These options vest immediately and are exercisable until March 25, 2009.

Effective January 1, 2004, we entered into an employment agreement with Najeeb Ghauri as Chief Financial Officer. The agreement is for a base term of three years, and continues thereafter on an at will basis until terminated by either NetSol or Mr. Ghauri. The agreement provides for a yearly salary of $200,000. The agreement also provides for such additional compensation as the Board of Directors determines is proper in recognition of Mr. Ghauri’s contributions and services to us. In addition, the agreement provides Mr. Ghauri with options to purchase up to 100,000 shares of common stock at an exercise price of $2.21, 100,000 shares at an exercise price of $3.75 and 50,000 shares at an exercise price of $5.00. These options vest at the rate of 25% per quarter and are fully vested on December 31, 2004. These options expire on December 31, 2008. Mr. Ghauri also received options to purchase up to 20,000 shares at the exercise price of $2.65 per share and options to purchase 30,000 shares at the exercise price of $5.00 per share. These options vest immediately and are exercisable until March 25, 2009.

Effective January 1, 2004, we entered into an employment agreement with Salim Ghauri as the President and Chief Executive Officer our Pakistan subsidiary. The agreement is for a base term of three years, and continues thereafter on an at will basis until terminated by either us or Mr. Ghauri. The agreement provides for a yearly salary of $110,000. The agreement also provides for such additional compensation as the Board of Directors determines is proper in recognition of Mr. Ghauri’s contributions and services to us. In addition, the agreement provides Mr. Ghauri with options to purchase up to 100,000 shares of common stock at an exercise price of $2.21, 100,000 shares at an exercise price of $3.75 and 50,000 shares at an exercise price of $5.00. These options vest at the rate of 25% per quarter and are fully vested on December 31, 2004. These options expire on December 31, 2008. Mr. Ghauri also received options to purchase up to 20,000 shares at the exercise price of $2.65 per share and options to purchase 30,000 shares at the exercise price of $5.00 per share. These options vest immediately and are exercisable until March 25, 2009.

Effective January 1, 2004, we entered into an employment agreement with Patti L. W. McGlasson as legal counsel. The agreement provides for a yearly salary of $82,000. Ms. McGlasson also received options to purchase up to 10,000 shares of common stock at an exercise price equal to the lesser of $2.30 or the market price of the shares on the date of exercise less $2.00. These options vest at the rate of 25% per quarter and are exercisable until December 31, 2008. Effective March 26, 2004, Ms. McGlasson was elected to the position of Secretary. In connection with her role as Secretary, Ms. McGlasson received options to purchase up to 10,000 shares of common stock at $3.00 per share. These options vest at the rate of 25% per quarter and are exercisable until December 31, 2008. Ms. McGlasson also received options to purchase up to 20,000 shares at the exercise price of $2.65 per share and options to purchase 30,000 shares at the exercise price of $5.00 per share. These options vest immediately and are exercisable until March 25, 2009.

All of the above agreements provide for certain paid benefits such as employee benefit plans and medical care plans at such times as we may adopt them. The agreements also provide for reimbursement of reasonable business-related expenses and for two weeks of paid vacation. The agreements also provide for certain covenants concerning non-competition, non-disclosure, indemnity and assignment of intellectual property rights. NetSol currently has two incentive and nonstatutory stock option plans in force for 2001, 2002 and 2003 and two other plans from 1997 and 1999. No options have been issued under the 1997 and 1999 plans in the past two fiscal years.

The 2001 plan authorizes the issuance of up to 2,000,000 options to purchase common stock of which 1,985,000 have been granted. The grant prices range between $.75 and $2.50.

The 2002 plan authorizes the issuance of up to 2,000,000 options to purchase common stock of which 1,418,000 options have been granted. The grant prices range between $2.21 and $5.00.

In March 2004, our shareholders approved the 2003 stock option plan. This plan authorizes up to 2,000,000 options to purchase common stock of which 450,000 have been granted. The grant prices range between $2.64 and $5.00.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On July 9, 2002, NetSol changed accountants beginning with the audit of the financial statements for the fiscal year ended June 30, 2002, from Stonefield Josephson, Certified Public Accountants ("SJ") to Kabani & Company, Certified Public Accountants (“Kabani & Company”). NetSol dismissed SJ as NetSol’s accountant on or about July 9, 2002 (see Item 13 concerning filing of Form 8-K in connection with change of accountants). The Board of Directors of NetSol approved the change in auditors at a special meeting of the Board of Directors.

Kabani & Company’s report on NetSol’s financial statements for the fiscal years ended June 30, 2002 and June 30, 2003, did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles, except for a going concern uncertainty.

In connection with the audit of NetSol’s financial statements for the fiscal years ended June 30, 2001 and June 30, 2000, there were no disagreements, disputes, or differences of opinion with SJ on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures, which, if not resolved to the satisfaction of SJ would have caused SJ to make reference to the matter in its report.

In connection with the audit of NetSol’s financial statements for the fiscal years ended June 30, 2002 and June 30, 2003 there were no disagreements, disputes, or differences of opinion with Kabani & Company on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures, which, if not resolved to the satisfaction of Kabani & Company would have caused Kabani & Company to make reference to the matter in its report.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract or document. For further information with respect to us and the common stock, reference is hereby made to the registration statement and the exhibits thereto, which may be inspected and copied at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained at prescribed rates from the Commission’s Public Reference Section at such addresses. Also, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

We are in compliance with the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy and information statements and other information with the Commission. Such periodic reports, proxy and information statements and other information will be available for inspection and copying at the principal office, public reference facilities and Web site of the Commission referred to above.

FINANCIAL STATEMENTS

NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AUDITORS’ REPORT TO THE MEMBERS

We have audited the annexed balance sheet of Netsol (Pvt.) Ltd. as at June 30, 2003 and the related statement of income and cash flows for the year ended June 30, 2003 together with the notes forming part thereof, and we state that we have obtained all the information and explanations which, to the best of our knowledge and belief, were necessary for the purposes of our audit.

It is responsibility of the Company’s Management to establish and maintain a system of internal control, and prepare and present the above said statement in conformity with the approved accounting standards and the requirements of the Companies Ordinance, 1984. Our responsibility is to express an opinion on these statements based on our audit.

We conducted our audit in accordance with the International Standards on Auditing, which are comparable in all material respects with US Generally Accepted Auditing Standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the above said statements are free of any material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the above said statements. An audit also includes assessing the accounting policies and significant estimates made by management as well as, evaluating the overall presentation of the above said statements. We believe that our audit provides a reasonable basis for out opinion and, after due verification, we report that:

(a)	in our opinion, proper books of account have been kept by the Company as required by the Companies Ordinance, 1984;

(b)	in our opinion:

(i.)
the balance sheet and income statements together with the notes thereon have been drawn up in conformity with the Companies Ordinance, 1984 and are in agreement with the books of account and are further in accordance with accounting policies;

	(ii.)	the expenditure incurred during the period was for the purposes of the Company’s business; and

	(iii.)	the business conducted and the expenditure incurred during the period were in accordance with the objects of the Company.

(c)
in our opinion and to the best of our information and according to the explanations given to us, the balance sheet together with the notes forming part thereof conform with approved accounting standards as applicable in Pakistan, and, give the information required by the Companies Ordinance, 1984 in the manner so required and give a true and fair view of the state of the Company’s affairs as at June 30,2003 and of the loss, its cash flows for the year then ended and are in accordance with the International Accounting Standards which are comparable in all respect with US Generally Accepted Accounting Principles; and

(d)	in our opinion no Zakat was deductible at source under the Zakat and Ushr Ordinance, 1980.

September 11, 2003
Lahore		Chartered Accountants

95 - Abid Majeed Road, Lahore Cantt - Pakistan. Tel: 92 - 42 - 111 - 77 - 2000 Fax: 92 - 42 - 6666255 e-mail: skp@skpserv.com

AUDITORS’ REPORT TO THE MEMBERS

We have audited the annexed balance sheet of Netsol Technologies (Pvt.) Limited. as at June 30, 2003 and the related statement of income and cash flows for the year ended June 30, 2003 together with the notes forming part thereof, and we state that we have obtained all the information and explanations which, to the best of our knowledge and belief, were necessary for the purposes of our audit.

It is responsibility of the Company’s Management to establish and maintain a system of internal control, and prepare and present the above said statement in conformity with the approved accounting standards and the requirements of the Companies Ordinance, 1984. Our responsibility is to express an opinion on these statements based on our audit.

We conducted our audit in accordance with the International Standards on Auditing, which are comparable in all material respects with US Generally Accepted Auditing Standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the above said statements are free of any material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the above said statements. An audit also includes assessing the accounting policies and significant estimates made by management as well as, evaluating the overall presentation of the above said statements. We believe that our audit provides a reasonable basis for out opinion and, after due verification, we report that:

(a)	in our opinion, proper books of account have been kept by the Company as required by the Companies Ordinance, 1984;

(b)	in our opinion:

(i.)
the balance sheet and income statements together with the notes thereon have been drawn up in conformity with the Companies Ordinance, 1984 and are in agreement with the books of account and are further in accordance with accounting policies;

	(ii.)	the expenditure incurred during the period was for the purposes of the Company’s business; and

	(iii.)	the business conducted and the expenditure incurred during the period were in accordance with the objects of the Company.

(c)
in our opinion and to the best of our information and according to the explanations given to us, the balance sheet together with the notes forming part thereof conform with approved accounting standards as applicable in Pakistan, and, give the information required by the Companies Ordinance, 1984 in the manner so required and give a true and fair view of the state of the Company’s affairs as at June 30,2003 and of the loss, its cash flows for the year then ended and are in accordance with the International Accounting Standards which are comparable in all respect with US Generally Accepted Accounting Principles; and

(d)	in our opinion no Zakat was deductible at source under the Zakat and Ushr Ordinance, 1980.

Date: September 11, 2003
Lahore		Chartered Accountants

95 - Abid Majeed Road, Lahore Cantt - Pakistan. Tel: 92 - 42 - 111 - 77 - 2000 Fax: 92 - 42 - 6666255 e-mail: skp@skpserv.com

AUDITORS’ REPORT TO THE MEMBERS

We have audited the annexed balance sheet of Netsol Connect (Pvt.) Ltd. as at June 30, 2003 and the related statement of income and cash flows for the year ended June 30, 2003 together with the notes forming part thereof, and we state that we have obtained all the information and explanations which, to the best of our knowledge and belief, were necessary for the purposes of our audit.

It is responsibility of the Company’s Management to establish and maintain a system of internal control, and prepare and present the above said statement in conformity with the approved accounting standards and the requirements of the Companies Ordinance, 1984. Our responsibility is to express an opinion on these statements based on our audit.

We conducted our audit in accordance with the International Standards on Auditing, which are comparable in all material respects with US Generally Accepted Auditing Standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the above said statements are free of any material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the above said statements. An audit also includes assessing the accounting policies and significant estimates made by management as well as, evaluating the overall presentation of the above said statements. We believe that our audit provides a reasonable basis for out opinion and, after due verification, we report that:

(a)	in our opinion, proper books of account have been kept by the Company as required by the Companies Ordinance, 1984;

(b)	in our opinion:

(i.)
the balance sheet and income statements together with the notes thereon have been drawn up in conformity with the Companies Ordinance, 1984 and are in agreement with the books of account and are further in accordance with accounting policies;

	(ii.)	the expenditure incurred during the period was for the purposes of the Company’s business; and

	(iii.)	the business conducted and the expenditure incurred during the period were in accordance with the objects of the Company.

(c)
in our opinion and to the best of our information and according to the explanations given to us, the balance sheet together with the notes forming part thereof conform with approved accounting standards as applicable in Pakistan, and, give the information required by the Companies Ordinance, 1984 in the manner so required and give a true and fair view of the state of the Company’s affairs as at June 30,2003 and of the loss, its cash flows for the year then ended and are in accordance with the International Accounting Standards which are comparable in all respect with US Generally Accepted Accounting Principles; and

(d)	in our opinion no Zakat was deductible at source under the Zakat and Ushr Ordinance, 1980.

Lahore		Chartered Accountants
September 11, 2003

95 - Abid Majeed Road, Lahore Cantt - Pakistan. Tel: 92 - 42 - 111 - 77 - 2000 Fax: 92 - 42 - 6666255 e-mail: skp@skpserv.com

INDEPENDENT AUDITORS’ REPORT

Board of Directors
NetSol Technologies, Inc. and subsidiaries
Calabasas, California

We have audited the accompanying consolidated balance sheet of NetSol Technologies, Inc. and subsidiaries as of June 30, 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended June 30, 2003 and 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Network Solutions (PVT) Limited, NetSol (PVT) Limited and NetSol Connect (PVT) Limited, whose statements reflect combined total assets of approximately $4,233,424 as of June 30, 2003 and combined total net revenues of $2,766,174 and $1,932,000 for the years ended June 30, 2003 and 2002, respectively. Those statements were audited by other auditors whose reports have been furnished to us, and in our opinion, insofar as it relates to the amounts included for Network Solutions (PVT) Limited, NetSol (PVT) Limited, NetSol Connect (PVT) Limited for the years ended June 30, 2003 and 2002, is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NetSol Technologies, Inc. and subsidiaries as of June 30, 2003 and the results of its consolidated operations and its cash flows for the years ended June 30, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has accumulated deficit, has negative cash flows from operations, and has a net working capital deficit. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Kabani & Company, Inc.
CERTIFIED PUBLIC ACCOUNTANTS

Fountain Valley, California
August 11, 2003

ASSETS

Current assets:
Cash and cash equivalents	$214,490
Accounts receivable, net of allowance of allowance for doubtful debts of $80,000	627,900
Revenues in excess of billings	603,647
Other current assets	328,516

Total current assets		1,774,553
Property and equipment, net of accumulated depreciation and amortization		2,037,507
Intangibles:
Product licenses, renewals, enhancedments, copyrights,
trademarks, and tradenames, net	2,603,035
Customer lists, net	957,234
Goodwill, net	1,369,922

Total intangibles		4,930,191

		$8,742,251

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,090,159
Current portion of notes and obligations under capitalized leases	760,786
Billings in excess of revenues	104,079
Loan payable, bank	578,590

Total current liabilities		3,533,614

Obligations under capitalized leases,
less current maturities		7,111
Loans payable		126,674

Total liabilities		3,667,399

Comitments and contingencies

Stockholders' equity:
Common stock, $.001 par value; 25,000,000 share authorized;
5,757,175 issued and outstanding	5,757
Additional paid-in-capital	33,409,953
Accumulated deficit	(28,405,255)
Stock subscription receivable	(84,900)
Other comprehensive income	149,297

Total stockholders' equity		5,074,852

		$8,742,251

See accompanying notes to consolidated financial statements.

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended
	June 30,
	2003	2002

Net revenues	$3,745,386	$3,578,113

Cost of revenues	1,778,993	2,961,680

Gross profit	1,966,393	616,433

Operating expenses:
Selling and marketing	76,136	168,840
Depreciation and amortization	1,576,890	2,115,399
Bad debt expense	415,384	—
Salaries and wages	934,383	1,461,157
Professional services, including non-cash compensation	272,447	964,508
General and adminstrative	956,644	1,135,663

Total operating expenses	4,231,884	5,845,567

Loss from operations	(2,265,491)	(5,229,134)

Other expenses
Settlement expenses	(202,759)	(549,860)
Loss on sale of assets	(5,464)	—
Interest expense	(135,243)	(113,005)
Miscellenous	(6,624)	(106,865)

Total other expenses	(350,090)	(769,730)

Loss from continuing operations	(2,615,581)	(5,998,864)

Gain from discontinuation of a subsidiary	478,075	—

Net loss	$(2,137,506)	$(5,998,864)

Other comprehensive (loss)/gain - Translation adjustment	(380,978)	380,516

Comprehensive loss	$(2,518,484)	$(5,618,348)

Net loss per share - basic and diluted:
Continued operations	$(0.57)	$(2.00)

Discontinued operations	$0.11	$—

Net loss	$(0.47)	$(2.00)

Weighted average number
of shares outstanding - basic and diluted*	4,512,203	3,006,042

* The basic and diluted net loss per share has been retroactively restated to effect a 5:1 reverse stock split on August 18, 2003.

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS EQUITY
FOR THE YEARS ENDED JUNE 30, 2002 AND 2003

	Common Stock*		Additional	Stock	Other		Total
			Paid-in	Subscriptions	Comprehensive	Accumulated	Stockholders'
	Shares	Amount	Capital	Receivable	Income/(Loss)	Deficit	Equity

Balance at June 30, 2001	$2,343,438	$2,343	$30,052,835	$(43,650)	$149,759	$(20,268,885)	$9,892,402
Common stock sold through
private placements	403,436	403	324,447	—	—	—	324,850
Issuance of common stock in
exchange for settlement	130,000	130	103,870	—	—	—	104,000
Issuance of common stock in
exchange for services rendered	163,000	163	116,832	—	—	—	116,995
Excercise of common stock options	825,718	826	861,469	—	—	—	862,295
Common stock options granted
for services	—	—	338,007	—	—	—	338,007
Short swing profit contribution	—	—	9,650	—	—	—	9,650
Foreign currency translation adjustments	—	—	—	—	380,516	—	380,516
Net loss for the year	—	—	—	—	—	(5,998,864)	(5,998,864)

Balance at June 30, 2002	3,865,592	3,865	31,807,110	(43,650)	530,275	(26,267,749)	6,029,851

Continued

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY - Continued
FOR THE YEARS ENDED JUNE 30, 2002 AND 2003

	Common Stock*		Additional	Stock	Other		Total
			Paid-in	Subscriptions	Comprehensive	Accumulated	Stockholders'
	Shares	Amount	Capital	Receivable	Income/(Loss)	Deficit	Equity

Balance at June 30, 2002	3,865,593	3,865	31,807,110	(43,650)	530,275	(26,267,749)	6,029,851
Common stock sold through
private placements	459,770	460	364,759				365,219
Issuance of common stock in
exchange for services	48,400	48	16,652				16,700
Issuance of common stock in
exchange for accrued compensation	45,000	45	22,455				22,500
Exercise of common stock options	954,983	955	849,861	(41,250)			809,566
Exercise of common stock warrants	60,000	60	35,940				36,000
Issuance of common stock in
exchange for notes payable	71,429	71	24,929				25,000
Issuance of common stock in
exchange for settlement	40,000	40	49,960				50,000
Issuance of common stock in
exchange for purchase of Altiva	212,000	212	211,788				212,000
Common stock options granted
for services	—	—	26,500				26,500
Foreign currency translation adjustments	—	—			(380,978)		(380,978)
Net loss for the year	—	—				(2,137,506)	(2,137,506)

Balance at June 30, 2003	5,757,175	$5,756	$33,409,954	$(84,900)	$149,297	$(28,405,255)	$5,074,852

*All share amounts have been retro-actively restated to reflect the reverse stock split of 5:1 effected on August 18, 2003.

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years
	Ended June 30,
	2003	2002

Cash flows from operating activities:
Net loss from continuing operations	$(2,137,506)	$(5,998,864)
Adjustments to reconcile net loss to net cash
Used in operating activities:
Depreciation and amortization	1,576,890	2,115,399
Provision for uncollectible accounts	80,000	—
Gain on discontinued operations	(478,075)	—
Loss on disposal of assets	5,464	—
Fair market value of stock options granted	26,500	—
Stock issued for accrued compensation	25,000	—
Stock issued for services	39,200	856,048
Stock issued for settlement costs	50,000	104,000
Changes in operating assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	464,634	1,004,375
Other current assets	(585,145)	(58,074)
Other assets	(347,743)	(126,257)
(Decrease) increase in liabilities:
Accounts payable and accrued expenses	(899,734)	971,461

Net cash used in operating activities	(2,180,515)	(1,131,912)
Cash flows from investing activities:
Purchase of fixed assets	(127,822)	(126,283)
Sales of fixed assests	92,271	—
Proceeds from sale of certificates of deposit	714,334	35,666

Net cash provided by (used in) investing activities	678,783	(90,617)
Cash flows from financing activities:
Proceeds from sale of common stock	365,219	324,850
Proceeds from the exercise of stock options & warrants	845,566	461,249
Proceeds from loans	351,868	—
Payments on capital lease obligations	(132,972)	(163,476)
Short swing profit contribution	—	9,650
Proceeds from convertible notes	—	371,045

Net cash provided by financing activities	1,429,681	1,003,318
Effect of exchange rate changes in cash	199,627	—

Net increase (decrease) in cash	127,576	(219,211)
Cash and cash equivalents, beginning of period	86,914	306,125

Cash and cash equivalents, end of period	$214,490	$86,914

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Interest	$135,243	$74,722

Taxes	$10,344	$4,000

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for services and accrued compensation	$39,200	$116,995

Granting of common stock options in exchange for
services received (including exercise of options for services)	$26,500	$739,053

Common stock issued for notes payable	$25,000	$—

Common stock issued for legal settlement	$50,000	$104,000

Common stock issued for acquisition of subsidiary	$212,000	$—

See accompanying notes to these consolidated financial statements.

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued

NOTE 1 - BUSINESS AND CONTINUED OPERATIONS

NetSol Technologies, Inc. and subsidiaries (the “Company”), formerly known as Netsol International, Inc. and Mirage Holdings, Inc., was incorporated under the laws of the State of Nevada on March 18, 1997. During November of 1998, Mirage Collections, Inc., a wholly owned and non-operating subsidiary, was dissolved.

During April 1999, February 2000 and March 2000, the Company formed NetSol USA, Inc., NetSol eR, Inc. and NetSol (PVT), Limited, respectively, as wholly owned subsidiaries.

Business Combinations Accounted for Under the Purchase Method:

Network Solutions PVT, Ltd. and NetSol UK, Limited

On September 15, 1998 and April 17, 1999, the Company purchased from related parties, 51% and 49%, respectively, of the outstanding common stock of Network Solutions PVT, Ltd., a Pakistani Company, and 43% and 57% of the outstanding common stock of NetSol UK, Limited, a United Kingdom Company, for the issuance of 938,000 restricted common shares of the Company and cash payments of $775,000, for an aggregate purchase price of approximately $12.9 million. These acquisitions were accounted for using the purchase method of accounting, and accordingly, the purchase price was allocated to the assets purchased and liabilities assumed based upon their estimated fair values on the date of acquisition, which approximated $300,000. Included in the accompanying consolidated financial statements are other assets acquired at fair market value consisting of product licenses, product renewals, product enhancements, co pyrights, trademarks, trade names and customer lists. At the date of acquisition, the management of the Company allocated approximately $6.3 million to these assets, based on independent valuation reports prepared for the Company. The excess of the purchase prices over the estimated fair values of the net assets acquired, was recorded as goodwill, and was being amortized by using the straight-line method from the date of each purchase. Effective April 1, 2001, the management determined that the remaining useful life of all its acquired intangible assets to be approximately five years, and accordingly, accelerated the amortization of these intangibles. During June 2001, the management decided to close its operations in the United Kingdom, and accordingly, the Company recognized a loss from impairment of various intangible assets related to NetSol UK, as recoverability of these assets (measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset) s e emed highly unlikely. On March 18, 2002, the final Winding-up Order was made relating to the liquidation of for NetSol UK on the petition of a creditor in respect of services supplied presented to the Court.

Mindsources, Inc.

On August 13, 1999, the Company through its wholly owned subsidiary, NetSol USA, Inc. acquired 100% of the outstanding capital stock of Mindsources, Inc., a Virginia and US based Company, through the issuance of 50,000 shares of Rule 144 restricted common shares of the Company for an aggregate purchase price of approximately $1,260,000. This acquisition was accounted for using the purchase method of accounting under APB Opinion No. 16, and accordingly, the purchase price was allocated to the assets purchased and liabilities assumed based upon their estimated fair values as determined by management on the date of acquisition, which approximated $900,000.

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued

The management of the Company allocated the entire purchase price to customer lists acquired, and is being amortized by using the straight-line method from the date of acquisition. The excess of the purchase prices over the estimated fair values of the net assets acquired, approximately $360,000, was recorded as goodwill and is being amortized using the straight-line method from the date of purchase. Effective April 1, 2001, the management determined that the remaining useful life of all its acquired intangible assets to be approximately five years, and accordingly, accelerated the amortization of these intangibles.

Network Solutions Group Limited and Subsidiaries

On August 18, 1999, the Company acquired 100% of the outstanding capital stock of Network Solutions Group Limited and Subsidiaries, a United Kingdom Company, through the issuance of 31,000 shares of Rule 144 restricted common shares of the Company for an aggregate purchase price of approximately $940,000. This acquisition was accounted for using the purchase method of accounting under APB Opinion No. 16, and accordingly, the purchase price was allocated to the assets purchased and liabilities assumed based upon their estimated fair values on the date of acquisition, which approximated a deficit of $700,000. The management of the Company allocated approximately $600,000 to customer lists, which are being amortized by using the straight-line method from the date of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired, approximately $1,040,000, was record ed as goodwill, and was being amortized by using the straight-line method over the estimated useful life from the date of acquisition. Effective April 1, 2001, the management determined that the remaining useful life of all its acquired intangible assets to be approximately five years, and accordingly, accelerated the amortization of these intangibles. During June 2001, the management decided to close its operations in the United Kingdom, and accordingly, the Company recognized a loss from impairment of various intangible assets related to these entities, as recoverability of these assets (measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset) seemed highly unlikely.

Intereve Corporation

During March 2001, the Company acquired 100% of the outstanding capital stock of Intereve Corporation for an aggregate purchase price of $245,000. This acquisition was accounted for using the purchase method of accounting under APB Opinion No. 16, and accordingly, the purchase price was allocated to the assets purchased and liabilities assumed based upon their estimated fair values on the date of acquisition, which equaled to zero. The management of the Company allocated the entire purchase price of $245,000 to customer lists. During June 2001, the management ceased operations of this entity and consequently, the Company recognized an impairment loss of $245,000 to customer list, as recoverability of these assets (measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset) seemed highly unlikely.

Altiva Corporation

On May 20, 2003, the Company acquired 100% of the outstanding capital stock of Altiva Technologies, Inc. for an aggregate purchase price of $257,000. This acquisition was accounted for using the purchase method of accounting under APB Opinion No. 16, and accordingly, the purchase price was allocated to the assets purchased and liabilities assumed based upon their estimated fair values on the date of acquisition, which equaled to $257,000. The management of the Company allocated $30,000 of the purchase price to customer lists & $23,688 to property and equipment. The excess of the purchase price over the estimated fair values of the net assets acquired of $203,312, was recorded as goodwill.

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued

Business Combinations Accounted for Under the Pooling of Interest Method:

Abraxas Australia Pty, Limited

On January 3, 2000, the Company issued 30,000 Rule 144 restricted common shares in exchange for 100% of the outstanding capital stock of Abraxas Australia Pty, Limited, an Australian Company. This business combination was accounted for using the pooling of interest method of accounting under APB Opinion No. 16.

Winding-up order:

Effective November 26, 2001, Network Solutions Ltd., the operating subsidiary of Network Solutions Group Ltd., entered into a Winding-up Order with The Insolvency Service in the United Kingdom (“UK”). The Insolvency Service is an executive agency within the Department of Trade and Industry in the UK. The Company also placed NetSol UK Ltd, Network Solutions Group Ltd. and Network Solutions Northern Ltd. (non-operating entities) into the Winding-up Order status. None of the UK entities have had any operations for the year ended June 30, 2003 and 2002. NetSol Technologies negotiated a settlement agreement with the largest creditor of Network Solutions Ltd. NetSol Technologies has now assumed this debt of approximately $188,500 (See Note 8). This settlement was reached to remove the personal guarantee of a prior director of NetSol Technologies, subject to the terms of the agreement being satisfied.

On March 18, 2002, the final Winding-up Order was made relating to the liquidation of this subsidiary on the petition of a creditor in respect of services supplied presented to the Court. During the six month period ending

December 31, 2002, the Company wrote-off debts of NetSol (UK) Ltd. in the amount of $478,075, based upon the Company’s counsel that the creditors have no standing to enforce their claims on the Parent Company in the United States. The Company has reflected such write-off as a gain from discontinuation of subsidiary in the accompanying statements of operation.

Formation of Subsidiary:

During the period ended December 31, 2002, the Company formed a subsidiary in the UK, NetSol Technologies Ltd., as a wholly-owned subsidiary of NetSol Technologies, Inc. This entity is planned to serve as the main marketing and delivery arm for services and products sold and delivered in the UK and mainland Europe.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, NetSol Technologies (Pvt), Ltd., NetSol (Pvt), Limited, NetSol Connect (Pvt), Ltd., NetSol Technologies Limited, Network Solutions Group Ltd. and Subsidiaries, NetSolAbraxas Australia Pty Ltd., NetSol eR, Inc., Intereve Corporation (dormant in 2003), Supernet AG (dormant in 2002), NetSol USA, Inc., and NetSol Altiva, Inc. All material inter-company accounts have been eliminated in consolidation.

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued

Company name change:

Effective February 8, 2002, the Company changed its name from NetSol International, Inc. to NetSol Technologies, Inc. The name change was approved by a majority of shareholders at the Company’s annual shareholders meeting held on January 25, 2002.

Business Activity:

The Company designs, develops, markets, and exports proprietary software products to customers in the automobile finance and leasing industry worldwide. The Company also provides consulting services in exchange for fees from customers.

Use of Estimates:

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Effective April 1, 2001, the management determined that the remaining useful life of all its acquired intangible assets to be approximately five years, and accordingly, accelerated the amortization of these intangibles. This change in estimate increased the depreciation and amortization expense by approximately $700,000 for the year ended June 30, 2002 and $400,000 during the three months ended June 30, 2001. Due to impairment losses recognized to intangibles, the remaining net intangible balance of approximately $6,860,000 (including goodwill of $1,950,000) at the date of change in estimation in 2001 has been amortized over the remaining life of 57 months. The Company evaluates, on ongoing basis, the accounting effect arising from the recently issued SFAS No. 142, “Goodwill and Other Intangibles” which becomes effective to the Company’s financial statements beginning July 1, 2002.

Cash and Cash Equivalents:

Equivalents

For purposes of the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued

Concentration

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Accounts Receivable:

The Company’s customer base consists of a geographically dispersed customer base. The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded primarily on a specific identification basis.

Property and Equipment:

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation is computed using various methods over the estimated useful lives of the assets, ranging from three to seven years.

The Company accounts for the costs of computer software developed or obtained for internal use in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” The Company capitalizes costs of materials, consultants, and payroll and payroll-related costs for employees incurred in developing internal-use computer software. These costs are included with “Computer equipment and software.” Costs incurred during the preliminary project and post-implementation stages are charged to general and administrative expense.

Intangible Assets:

Intangible assets consist of product licenses, renewals, enhancements, copyrights, trademarks, trade names, customer lists and goodwill. The Company evaluates intangible assets, goodwill and other long-lived assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets, other long-lived assets and, goodwill is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss. Potential impairment of goodwill after July 1, 2002 is being evaluated in accordance with SFAS No. 142. The SFAS No. 142 is applicable to the financial statements of the Company beginning July 1, 2002.

As part of intangible assets, the Company capitalizes certain computer software development costs in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” Costs incurred internally to create a computer software product or to develop an enhancement to an existing product are charged to expense when incurred as research and development expense until technological feasibility for the respective product is established. Thereafter, all software development costs are capitalized and reported at the lower of unamortized cost or net realizable value. Capitalization ceases when the product or enhancement is available for general release to customers.

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued

The Company makes on-going evaluations of the recoverability of its capitalized software projects by comparing the amount capitalized for each product to the estimated net realizable value of the product. If such evaluations indicate that the unamortized software development costs exceed the net realizable value, the Company writes off the amount which the unamortized software development costs exceed net realizable value. Capitalized and purchased computer software development costs are being amortized ratably based on the projected revenue associated with the related software or on a straight-line basis over three years, whichever method results in a higher level of amortization.

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued

Going Concern:

The Company’s consolidated financial statements are prepared using the accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As of June 30, 2003, the Company had an accumulated deficit of $28,405,255 and a working capital deficit of approximately $1,759,061.. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. This factor raises substantial doubt about the Company's ability to continue as a going concern.

Management recognizes that the Company must generate additional resources to enable it to continue operations. Management has closed down its loss generating UK entities, disposed of its German subsidiary, and is continually evaluating cost cutting measures at every entity level. Additionally, management’s plans also include the sale of additional equity securities and debt financing from related parties and outside third parties (note 13). However, no assurance can be given that the Company will be successful in raising additional capital. Further, there can be no assurance, assuming the Company successfully raises additional equity, that the Company will achieve profitability or positive cash flow. If management is unable to raise additional capital and expected significant revenues do not result in positive cash flow, the Company will not be able to meet its obligations and may have to cease operations.

Uncertainties:

On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope. These attacks have caused major instability in the U.S. and other financial markets. Leaders of the U.S. government have announced their intention to actively pursue those behind the attacks and to possibly initiate broader action against global terrorism. Due to these attacks, any response may lead to armed hostilities or to further acts of terrorism in the United States or elsewhere, and such developments would likely cause further instability in financial markets. In addition, armed hostilities and further acts of terrorism may directly impact the Company’s physical facilities and operations, which are located in North America, Australia, England, and the Southeast Asian Region (including collectively significant subsidiaries located in Pakistan), or those of their customers. Furthermore, the recent terrorist attacks and future developments may result in reduced demand from customers for services or may negatively impact the clients’ ability to outsource. Currently, there are tensions involving Afghanistan, a neighbor of Pakistan. These hostilities and tensions could lead to political or economic instability in Pakistan and a possible adverse effect on operations and future financial performance. The war in Iraq and a poor economy may also have a material adverse effect on the Company’s operations and future financial performance. These developments will subject the Company’s worldwide operations to increased risks and, depending on their magnitude, could have a material adverse effect on the Company’s financial position, results of operations or liquidity.

Statement of Cash Flows:

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued

Revenue Recognition:

The Company recognizes its revenue in accordance with the Securities and Exchange Commissions (“SEC”) Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”) and The American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended as amended by SOP 98-4 and SOP 98-9. The Company’s revenue recognition policy is as follows:

License Revenue. The Company recognizes revenue from license contracts when a non-cancelable, non-contingent license agreement has been signed, the software product has been delivered, no uncertainties exist surrounding product acceptance, fees from the agreement are fixed and determinable and collection is probable. Any revenues from software arrangements with multiple elements are allocated to each element of the arrangement based on the relative fair values using specific objective evidence as defined in the SOPs. If no such objective evidence exists, revenues from the arrangements are not recognized until the entire arrangement is completed and accepted by the customer. Once the amount of the revenue for each element is determined, the Company recognizes revenues as each element is completed and accepted by the customer. For arrangements that require significant production, modification or customization of software, the entire arrangement is accounted for by the percentage of completion method, in conformity with Accounting Research Bulletin (“ARB”) No. 45 and SOP 81-1.

Services Revenue. Revenue from consulting services is recognized as the services are performed for time-and-materials contracts and contract accounting is utilized for fixed-price contracts. Revenue from training and development services is recognized as the services are performed. Revenue from maintenance agreements is recognized ratably over the term of the maintenance agreement, which in most instances is one year.

Fair Value:

Unless otherwise indicated, the fair values of all reported assets and liabilities, which represent financial instruments, none of which are held for trading purposes, approximate carrying values of such amounts.

Advertising Costs:

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the years ended June 30, 2003 and 2002 were insignificant.

Net Loss Per Share:

Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), “Earnings per share.” Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

The weighted average number of shares used to compute basic and diluted loss per share is the same in these financial statements since the effect of dilutive securities is anti-dilutive.

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued

Reverse stock split:

On August 18, 2003, the Company effected a 1 for 5 reverse stock split for all the issued and outstanding shares of common stock. All historical share and per share amounts in the accompanying consolidated financial statements have been restated to reflect the 5:1 reverse stock split.

Other Comprehensive Income & Foreign Currency Translation:

SFAS 130 requires unrealized gains and losses on the Company’s available for sale securities, currency translation adjustments, and minimum pension liability, which prior to adoption were reported separately in stockholders’ equity, to be included in other comprehensive income. The accounts of NetSol UK, Limited use British Pounds, NetSol Technologies (Pvt) Ltd., NetSol (Pvt), Ltd., and NetSol Connect Pvt, Ltd. use Pakistan Rupees, NetSol Abraxas Australia Pty, Ltd. uses the Australian dollar as the functional currencies. NetSol Technologies, Inc., NetSol USA, Inc., Intereve Corporation and NetSol eR, Inc., and NetSol Altiva, Inc., use U.S. dollars as the functional currencies. Assets and liabilities are translated at the exchange rate on the balance sheet date, and operating results are translated at the average exchange rate throughout the period. During the year ended June 30, 2003 and 2002, comprehensive income included net translation loss and translation gain of $380,978 and $380,516, respectively. Other comprehensive income, as presented on the accompanying consolidated balance sheet in the stockholders’ equity section amounted to $149,297 as of June 30, 2003.

Accounting for Stock-Based Compensation:

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, which applies the fair-value method of accounting for stock-based compensation plans. In accordance with this standard, the Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

In March 2000, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 44 (Interpretation 44), “Accounting for Certain Transactions Involving Stock Compensation.” Interpretation 44 provides criteria for the recognition of compensation expense in certain stock-based compensation arrangements that are accounted for under APB Opinion No. 25, Accounting for Stock-Based Compensation. Interpretation 44 became effective July 1, 2000, with certain provisions that were effective retroactively to December 15, 1998 and January 12, 2000. Interpretation 44 did not have any material impact on the Company’s financial statements.

Income Taxes:

Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

As of June 30, 2003, the Company had net federal and state operating loss carry forwards expiring in various years through 2023. During the year ended June 30, 2003, the valuation allowance increased by $855,000; primarily due to the net operating loss carry forward.

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued

Deferred tax assets resulting from the net operating losses are reduced by a valuation allowance, when in the opinion of management, utilization is not reasonably assured.

       A summary at June 30, 2003 is as follows:

	Federal	State	Total

Net operating loss carry forward	$16,137,500	$9,212,500
Effective tax rate	32%	8%

Deferred tax asset	5,164,000	737,000	5,901,000
Valuation allowance	(3,604,000)	(347,000)	(3,951,000)

Net deferred tax asset	1,560,000	390,000	1,950,000

Deferred tax liability arising from
non-taxable business combinations	1,560,000	390,000	1,950,000

Net deferred tax liability	$—	$—	$—

The following is a reconciliation of the provision for income taxes at the U.S. federal income tax rate to the income taxes reflected in the Consolidated Statements of Operations:

	June 30,	June 30,
	2003	2002

Tax expense (credit) at statutory rate-federal	(32)%	(32)%
State tax expense net of federal tax	(8)	(8)
Permanent differences	1
Valuation allowance	39	39

Tax expense at actual rate	—	—

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued

Derivative Instruments:

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires the Company to recognize all derivatives as either assets or liabilities and measure those instruments at fair value. It further provides criteria for derivative instruments to be designated as fair value, cash flow and foreign currency hedges and establishes respective accounting standards for reporting changes in the fair value of the derivative instruments. After adoption, the Company is required to adjust hedging instruments to fair value in the balance sheet and recognize the offsetting gains or losses as adjustments to be reported in net income or other comprehensive income, as appropriate. The Company has complied with the requirements of SFAS 133 in fiscal year 2003 and 2002, the effect of which was not material to the Company’s financial position or results of operations as the Company does not participates in such activities.

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of:

The Company adopted the provision of FASB No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.” This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair values of the assets. In assessing the impairment of these identifiable intangible assets, identifiable goodwill will be allocated on a pro rata basis using fair values of the assets at the original acquisition date. In estimating expected future cash flows for determining whether an asset is impaired and if expected future cash flows are used in measuring assets that are impaired, assets will be grouped at the lowest level (entity level) for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. In recording an impairment loss, related goodwill would be reduced to zero before reducing the carrying amount of any identified impaired asset.

For goodwill not identifiable with an impaired asset, the Company establishes benchmarks at the lowest level (entity level) as its method of assessing impairment. In measuring impairment, unidentifiable goodwill is considered impaired if the fair value at the lowest level is less than its carrying amount. The fair value of unidentifiable goodwill is determined by subtracting the fair value of the recognized net assets at the lowest level (excluding goodwill) from the value at the lowest level. The amount of the impairment loss is equal to the difference between the carrying amount of goodwill and the fair value of goodwill. In the event that impairment is recognized, appropriate disclosures are made.

As of June 30, 2003, the Company determined the fair value of goodwill was equal to its carrying value.

Reporting segments:

Statement of financial accounting standards No. 131, Disclosures about segments of an enterprise and related information (SFAS No. 131), which superceded statement of financial accounting standards No. 14, Financial reporting for segments of a business enterprise, establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performances. The Company allocates its resources and assesses the performance of its sales activities based upon geographic locations of its subsidiaries (note 12).

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued

New Accounting Pronouncements:

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” was issued in August 2001. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations -Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business. The adoption of SFAS 144 does not have a material effect on the earnings or financial position of the Company.

In May 2002, the Board issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS 145”). SFAS 145 rescinds the automatic treatment of gains or losses from extinguishments of debt as extraordinary unless they meet the criteria for extraordinary items as outlined in APB Opinion No. 30, Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS 145 also requires sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions and makes various technical corrections to existing pronouncements. The provisions of SFAS 145 related to the rescission of FASB Statement 4 are effective for fiscal years beginning after May 15, 2002, with early adoption encouraged. All other provisions of SFAS 145 are effective for transactions occurring after May 15, 2002, with early adoption encouraged. The adoption of SFAS 145 does not have a material effect on the earnings or financial position of the Company.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue 94-3, a liability for an exit cost, as defined, was recognized at the date of an entity's commitment to an exit plan. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002 with earlier application encouraged. The adoption of SFAS 146 does not have a material effect on the earnings or financial position of the Company.

On January 1, 2002, the Company adopted Financial Accounting Standards Board Emerging Issues Task Force No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred,” (“EITF 01-14”). EITF 01-14 requires companies to characterize reimbursements received for out-of-pocket expenses incurred as revenue and to reclassify prior period financial statements to conform to current year presentation for comparative purposes. The Company’s “Services” revenues now include reimbursable out-of-pocket expenses and “Cost of services” expenses include the costs associated with reimbursable out-of-pocket expenses. Prior to the adoption of EITF 01-14 the Company’s historical financial statements recorded these expenses as net amounts in “Cost of services.” The adoption of EITF 01-14 did not have a significant impact on the services gross margin percentage and had no effect on net loss.

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued

In November 2002, the FASB issued Interpretation No. 45, Guarantors’ Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”). FIN 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also requires that at all times a company issues a guarantee, ANZA must recognize an initial liability for the fair market value of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and measurement provisions of FIN 45 apply on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of this requirement has not had a material effect on its financial position or results of operations.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”). FIN 46 clarifies the application of Accounting Research Bulletin No. 51 for certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. The Company believes that the adoption of the disclosure provisions of this statement will not have a material effect on its financial position or results of operations.

In March 2003, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure.” This Statement amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company does not expect to adopt SFAS No. 123. The additional presentation requirements are not meaningful since few employee options were granted during the periods presented. The proforma information regarding net loss and loss per share, pursuant to the requirements of FASB 123 for the years end June 30, 2003 and 2002 have been presented in the note 10.

On April 30, the FASB issued FASB Statement No. 149 (SFAS 149), Amendment of Statement 133 on Derivative Instruments and Hedging Activities . SFAS 149 amends and clarifies the accounting guidance on (1) derivative instruments (including certain derivative instruments embedded in other contracts) and (2) hedging activities that fall within the scope of FASB Statement No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities. SFAS 149 also amends certain other existing pronouncements, which will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. SFAS 149 is effective (1) for contracts entered into or modified after June 30, 2003, with certain exceptions, and (2) for hedging relationships designated after June 30, 2003. The guidance is to be applied prospectively. The adoption of SFAS 149 does not have a material effect on the earnings or financial position of the Company.

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, (“SFAS No. 150”). SFAS No. 150 establishes standards for how an issuer classifies and measurers in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with SFAS No. 150, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS No. 150 shall be effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 does not have a material effect on the earnings or financial position of the Company.

Reclassifications:

For comparative purposes, prior year’s consolidated financial statements have been reclassified to conform with report classifications of the current year.

NOTE 3 – MAJOR CUSTOMERS

Included in accounts receivable as of June 30, 2002 is approximately $761,000 due from one major customer. During the years ended June 30, 2002, one major customer accounted for approximately 11% of net revenues. The Company did not have a major customer with over 10% of net revenue, in the year ended June 30, 2003.

NOTE 4 – OTHER CURRENT ASSETS

Other current assets comprise of the following as of June 30, 2003:

Prepaid Expenses	$153,239
Advance Income Tax	50,185
Employee Advances	6,134
Security Deposits	18,837
Other Receivables	100,121

Total	$328,516

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment, net, consist of the following at June 30, 2003:

Office furniture and equipment	$418,612
Computer equipment	1,767,168
Web-site development	181,499
Assets under capital leases	664,322
Construction in process	614,639
Land	179,903
Autos	133,220
Improvements	188,516

Subtotal	4,147,879
Accumulated depreciation & amortization	(2,110,372)

$2,037,507

For the years ended June 30, 2003 and 2002, depreciation and amortization expense totaled $187,362 and $779,587, respectively. Accumulated depreciation and amortization for assets under capital leases amounted to $372,623 and $348,791 at June 30, 2003 and 2002, respectively.

NOTE 6 - INTANGIBLE ASSETS

Intangible assets consist of the following at June 30, 2003:

	Product Licenses	Customer Lists	Goodwill	Total

Intangible asset	$4,894,838	$1,977,877	$2,153,311	$9,026,026
Accumulated amortization	(2,291,803)	(1,020,643)	(783,389)	(4,095,835)

	$2,603,035	$957,234	$1,369,922	$4,930,191

Amortization expense:
Year ended June 30, 2003	$680,125	$316,015	$393,388	$1,389,528
Year ended June 30, 2002	$680,125	$265,687	$390,000	$1,335,812

At June 30, 2003, product licenses, renewals, enhancements, copyrights, trademarks, and trade names, included unamortized software development and enhancement costs of $562,659 as the development and enhancement is yet to be completed.

Effective July 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” (“SFAS 142”). SFAS 142 requires that goodwill no longer be amortized and that it be assessed for impairment on an annual basis. The Company is evaluating any accounting effect, if any, arising from the recently issued SFAS No. 142, “Goodwill and Other Intangibles” on the Company's financial position or results of operations.

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued

NOTE 7 – LETTER OF CREDIT

Letter of Credit

During September 2000, the Company opened a certificate of deposit with Merrill Lynch Bank USA in the amount of $500,000, as security for an Irrevocable Standby Letter of Credit for the benefit of one of its customers. The customer, Daimler Chrysler Singapore released the letter of credit performance bond in September 2002. The company was able to utilize the cash of $500,000 in five months starting from September 2002. As of June 30, 2003, the Company has no letter of credit outstanding.

NOTE 8 – NOTES PAYABLE

In December 2001, as part of the winding up of Network Solutions Ltd. the parent agreed to assume the note payable of one of the major creditors, Barclay’s Bank PLC of ’130,000 or $188,500 USD (see Note 1). In November 2002, the parties agreed upon a settlement agreement whereby the Company would pay ’1,000 per month for twelve months and ’2,000 per month thereafter until paid. During the fiscal years ended June 30, 2003 and 2002, the Company paid approximately ’2,000 ($3,336) and ’0, respectively. The balance owing at June 30, 2003 was $185,164. The entire balance has been classified as current and is included in “Current maturities of notes and obligations under capitalized leases” in the accompanying financial statements.

In June 2002, the Company signed a settlement agreement with a former consultant for payment of past services rendered. The Company agreed to pay the consultant a total of $75,000. The agreement calls for monthly payments of $1,500 per month until paid. During the current fiscal year the Company paid $21,700. The balance owing at June 30, 2003 was $53,300, of this amount, $18,000 has been classified as a current liability in the accompanying financial statements.

On September 25, 2002 the Company signed a settlement agreement with Adrian Cowler (“Cowler”) and Surrey Design Partnership Ltd. (see Note 11). The Company agreed to pay Cowler ’218,000 pound sterling or approximately $285,860USD plus interest, which the Company has recorded as a note payable in the accompanying consolidated financial statements. The agreement calls for monthly payments of ’3,000 until March 2004 and then ’4,000 per month until paid. During the fiscal years ended June 30, 2003 and 2002, the Company paid ’48,731 and ’24,815 or $76,248 and $35,000, respectively and accrued $10,812 in interest. As of June 30, 2003, the balance was $185,424, of this amount, $94,050 has been classified as a current liability in the accompanying financial statements.

In November 2002, the Company signed a settlement agreement with Herbert Smith for ’171,733 or approximately $248,871, including interest (see Note 11). The Company agreed to pay $10,000 upon signing of the agreement, $4,000 per month for twelve months, and then $6,000 per month until paid. During the fiscal years ended June 30, 2003 and 2002, the Company paid $26,000 and $58,000, respectively. The balance owing at June 30, 2003 was $164,871. The entire balance has been classified as current and is included in “Current maturities of notes and obligations under capitalized leases” in the accompanying financial statements.

The current maturity of notes payable, including capital lease obligations, is as follows:

Year ended June 30, 2003	$760,786
Year ended June 30, 2004	97,200
Year ended June 30, 2005	29,474

Total	$887, 460

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued

NOTE 9 – STOCKHOLDERS’ EQUITY

Initial Public Offering:

On September 15, 1998, the Company completed the sale of its minimum offering of shares in its initial public offering which generated gross proceeds of $1,385,647 from the sale of 50,200 shares of common stock and 929,825 warrants, each warrant to purchase one share of the Company’s common stock at an exercise price of $6.50 for a term of five years. The total number of warrants outstanding at June 30, 2003 is 51,890 with exercise prices ranging from approximately $4.50 to $7.00 per warrant.

Business Combinations:

Altiva Technologies, Inc.

On May 20, 2003, the Company issued 212,000 Rule 144 restricted common shares in exchange for all the assets and certain liabilities of Altiva Technologies, Inc., a Delaware corporation in an Asset Purchase Agreement. The shares were valued at the time of the purchase at $212,000 or $0.20 per share. Proforma financial statements are not presented, as the net assets and the operations of Altiva Technologies, Inc. were insignificant prior to the merger.

Private Placements

During the years ended June 30, 2003 and 2002, the Company sold 459,770 and 403,436 shares of common stock for $365,219 and $324,850, respectively, through private placement offerings pursuant to Rule 506 of Regulation D of the Securities and Exchange Act of 1933. The private placements were intended to be exempt from the registration provisions of the Securities and Exchange Commission Act of 1933 under Regulation D.

Services

During the years ended June 30, 2003 and 2002, the Company issued 93,400 and 163,000 restricted Rule 144 common shares in exchange for accrued compensation and services rendered, respectively. The Company recorded compensation expense of $39,200 and $116,995 for the years ended June 30, 2003 and 2002, respectively. Compensation expense was calculated based upon the fair market value of the freely trading shares as quoted on NASDAQ through 2003 and 2002, over the service period.

Issuance of shares for Conversion of Debt and Settlement of Litigation

During the year ended June 30, 2003, the outstanding balance of $25,000 was converted into 71,429 restricted Rule 144 common shares.

During the year ended June 30, 2003 and 2002, the Company issued 40,000 and 130,000 shares of common stock in settlement of litigation, respectively. The shares were valued at $50,000 and $104,000, respectively.

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued

Short Swing Profits

During the year ending June 30, 2002, a principal stockholder, purchased and sold shares of the Company’s common stock on the public market within a six-month period and failed to make adequate disclosures, which constituted a violation of the federal securities statute. Profits of $9,650 arising from the sale of these shares of common stock were contributed to the Company in June 2002.

Options Exercised

During the years ended June 30, 2003 and 2002, the Company issued 954,983 and 825,718 shares of its common stock upon the exercise of stock options. The Company received proceeds of $809,566 and $862,295, respectively.

NOTE 10 – INCENTIVE AND NON-STATUTORY STOCK OPTION PLAN

The 1997 Plan

On April 1, 1997, the Company adopted an Incentive and Non-statutory Stock Option Plan (the “1997 Plan”) for its employees and consultants under which a maximum of 100,000 options may be granted to purchase common stock of the Company. Two types of options may be granted under the Plan: (1) Incentive Stock Options (also known as Qualified Stock Options) which may only be issued to employees of the Company and whereby the exercise price of the option is not less than the fair market value of the common stock on the date it was reserved for issuance under the Plan; and (2) Non-statutory Stock Options which may be issued to either employees or consultants of the Company and whereby the exercise price of the option is less than the fair market value of the common stock on the date it was reserved for issuance under the plan. Grants of options may be made to employees and consultants without regard to any performance measures. All options listed in the summary compensation table (“Securities Underlying Options”) were issued pursuant to the Plan. An additional 4,000 Incentive Stock Options were issued to a non-officer-stockholder of the Company. All options issued pursuant to the Plan vest over an 18 month period from the date of the grant per the following schedule: 33% of the options vest on the date which is six months from the date of the grant; 33% of the options vest on the date which is 12 months from the date of the grant; and 34% of the options vest on the date which is 18 months from the date of the grant. All options issued pursuant to the Plan are nontransferable and subject to forfeiture.

The number and weighted average exercise prices of options granted under the 1997 Plan for the years ended June 30, 2003 and 2002 are as follows:

	2003		2002

		Average		Average
		Exercise		Exercise
	Number	Price	Number	Price

Outstanding at the beginning of the year	9,000	$7.20	9,000	$7.20
Outstanding at the end of the year	9,000	$7.20	9,000	$7.20
Granted during the year	—	$—	—	$—
Exercised during the year	—	$—	—	$—
Exercisable at the end of the year	9,000	$7.20	9,000	$7.20
Canceled/forfeited during the year	—	$—	—	$—
Weighted average remaining life (years)	.5		1.5

During the year ended June 30, 2001, 40,000 options were exercised by related parties into 40,000 shares of common stock for total consideration of $29,000. There was no activity during the year ended June 30, 2002.

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued

The 1999 Plan

On May 18, 1999, the Company enacted an Incentive and Non-statutory Stock Option Plan (the “1999 Plan”) for its employees, directors and consultants under which a maximum of 1,000,000 options may be granted to purchase common stock of the Company. Two types of options may be granted under the Plan: (1) Incentive Stock Options (also known as Qualified Stock Options) which may only be issued to employees of the Company and whereby the exercise price of the option is not less than the fair market value of the common stock on the date it was reserved for issuance under the Plan; and (2) Non-statutory Stock Options which may be issued to either employees or consultants of the Company and whereby the exercise price of the option is less than the fair market value of the common stock on the date it was reserved for issuance under the plan. Grants of options may be made to employees, directors and consultants without regard to any performance measures. All options issued pursuant to the Plan are nontransferable and subject to forfeiture.

Any Option granted to an Employee of the Corporation shall become exercisable over a period of no longer than ten (10) years and no less than twenty percent (20%) of the shares covered thereby shall become exercisable annually. No Incentive Stock Option shall be exercisable, in whole or in part, prior to one (1) year from the date it is granted unless the Board shall specifically determine otherwise, as provided herein. In no event shall any Option be exercisable after the expiration of ten (10) years from the date it is granted, and no Incentive Stock Option granted to a Ten Percent Holder shall, by its terms, be exercisable after the expiration of ten (10) years from the date of the Option. Unless otherwise specified by the Board or the Committee in the resolution authorizing such option, the date of grant of an Option shall be deemed to be the date upon which the Board or the Committee authorizes the granting of such Option.

The number and weighted average exercise prices of options granted under the 1999 Plan for the year ended June 30, 2003 and 2002 are as follows:

	2003		2002

		Average		Average
		Exercise		Exercise
	Number	Price	Number	Price

Outstanding at the beginning of the year	631,890	$24.75	598,450	$26.55
Outstanding at the end of the year	631,890	$24.75	631,890	$24.75
Granted during the year	—	$—	421,866	$1.25
Exercised during the year	—	$—	340,426	$1.25
Exercisable at the end of the year	631,890	$24.75	631,890	$24.75
Canceled/forfeited during the year	—	$—	48,000	$11.25
Weighted average remaining life (years)	3.5		4.5

There were no options granted, exercised, cancelled, or expired under this plan during the year ended June 30, 2003. During the year ended June 30, 2002, 340,426options were exercised into 340,426 shares of common stock for total consideration of $425,533 including 251,466 options exercised by Directors and officers of the Company.

Pro forma information regarding the effect on operations is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. Pro forma information using the Black-Scholes method at the date of grant based on the following assumptions:

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued

Expected life (years)	5-10 years
Risk-free interest rate	6.0%
Dividend yield	—
Volatility	1.14

The 2001 Plan

On March 27, 2002, the Company enacted an Incentive and Non-statutory Stock Option Plan (the “2001 Plan”) for its employees and consultants under which a maximum of 2,000,000 options may be granted to purchase common stock of the Company. Two types of options may be granted under the Plan: (1) Incentive Stock Options (also known as Qualified Stock Options) which may only be issued to employees of the Company and whereby the exercise price of the option is not less than the fair market value of the common stock on the date it was reserved for issuance under the Plan; and (2) Non-statutory Stock Options which may be issued to either employees or consultants of the Company and whereby the exercise price of the option is less than the fair market value of the common stock on the date it was reserved for issuance under the plan. Grants of options may be made to employees and consultants without regard to any performance measures. All options issued pursuant to the Plan are nontransferable and subject to forfeiture.

Any Option granted to an Employee of the Corporation shall become exercisable over a period of no longer than ten (10) years and no less than twenty percent (20%) of the shares covered thereby shall become exercisable annually. No Incentive Stock Option shall be exercisable, in whole or in part, prior to one (1) year from the date it is granted unless the Board shall specifically determine otherwise, as provided herein. In no event shall any Option be exercisable after the expiration of ten (10) years from the date it is granted, and no Incentive Stock Option granted to a Ten Percent Holder shall, by its terms, be exercisable after the expiration of ten (10) years from the date of the Option. Unless otherwise specified by the Board or the Committee in the resolution authorizing such option, the date of grant of an Option shall be deemed to be the date upon which the Board or the Committee authorizes the granting of such Option.

The number and weighted average exercise prices of options granted under the 2001 Plan for the years ended June 30, 2003 and 2002 are as follows:

	2003		2002

		Average		Average
		Exercise		Exercise
	Number	Price	Number	Price

Outstanding at the beginning of the year	887,908	$0.90	—	$—
Outstanding at the end of the year	398,408	$1.10	887,908	$0.90
Granted during the year	389,083	$1.30	1,373,200	$0.90
Exercised during the year	878,583	$.90	485,292	$0.90
Exercisable at the end of the year	398,408	$1.10	887,908	$0.90
Canceled/forfeited during the year	—	$—	48,000	$—
Weighted average remaining life (years)	8.4		9.4

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued

Under the 2001 Plan, during the year ended June 30, 2003 and 2002, 878,583 options were exercised into 878,583 shares of common stock for total consideration of $733,166 and $436,762.

During the year ended June 30, 2003, non-cash compensation included in the options exercised was $135,166 for 164,083 shares of common stock. Of this amount, $75,000 or 60,000 shares of common stock was issued to officers of the Company. Included in the options exercised was non-cash compensation of $401,046 for 2,045,342 shares of common stock to officers of the Company, in the year ended June 30, 2002.

The 2002 Plan

On January 2003, the Company enacted an Incentive and Non-statutory Stock Option Plan (the “2002 Plan”) for its employees and consultants under which a maximum of 2,000,000 options may be granted to purchase restricted Rule 144 common stock of the Company. Two types of options may be granted under the Plan: (1) Incentive Stock Options (also known as Qualified Stock Options) which may only be issued to employees of the Company and whereby the exercise price of the option is not less than the fair market value of the common stock on the date it was reserved for issuance under the Plan; and (2) Non-statutory Stock Options which may be issued to either employees or consultants of the Company and whereby the exercise price of the option is less than the fair market value of the common stock on the date it was reserved for issuance under the plan. Grants of options may be made to employees and consultants without regard to any performance measures. All options issued pursuant to the Plan are nontransferable and subject to forfeiture.

Any Option granted to an Employee of the Corporation shall become exercisable over a period of no longer than ten (10) years and no less than twenty percent (20%) of the shares covered thereby shall become exercisable annually. No Incentive Stock Option shall be exercisable, in whole or in part, prior to one (1) year from the date it is granted unless the Board shall specifically determine otherwise, as provided herein. In no event shall any Option be exercisable after the expiration of ten (10) years from the date it is granted, and no Incentive Stock Option granted to a Ten Percent Holder shall, by its terms, be exercisable after the expiration of ten (10) years from the date of the Option. Unless otherwise specified by the Board or the Committee in the resolution authorizing such option, the date of grant of an Option shall be deemed to be the date upon which the Board or the Committee authorizes the granting of such Option.

The number and weighted average exercise prices of options granted under the 2002 Plan for the year ended June 30, 2003 are as follows:

	2003

		Average
		Exercise
	Number	Price

Outstanding at the beginning of the year	—
Outstanding at the end of the year	93,600	$1.00
Granted during the year	170,000	$1.13
Exercised during the year	76,400	$1.00
Exercisable at the end of the year	93,600	$1.13
Canceled/forfeited during the year	—	—
Weighted average remaining life (years)	9.4

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued

Under the 2002 Plan, during the year ended June 30, 2003, 76,400 options were exercised into 76,400 shares of common stock for total consideration of $76,400.

Proforma information regarding net loss and loss per share, pursuant to the requirements of FASB 123 for the years ended June 30, 2003 and 2002 are as follows:

	2003		2002

	Historical	Proforma	Historical	Proforma

Net loss	$2,137,506	$7,242,796	$5,998,864	$7,242,796

Net loss per share -
basic and diluted	$.47	$0.48	$2.00	$2.40

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Leases

As of October of 2002, the Company moved its headquarters from its previous facility to one with approximately 1,575 rentable square feet and a monthly rent of $2,993.00 per month. The previous location had a monthly rent of over $13,000 per month. The lease is on a month-to-month basis. The facilities in Maryland are subject to a six month lease which expires in December 2003 and thereafter operates on a month-to-month basis rented at the rate of $1,200 per month. The Australia lease is a four-year lease that expires in September 2003 and currently is rented at the rate of $1,380 per month. The Pakistani facility is on a month-to-month basis and is currently rented at the rate of approximately $10,000 per month. UK operations are currently conducted in leased premises operating on a month-to-month basis with current rental costs of approximately $3,000 per month.

The Company entered in to a lease agreement for its corporate office in the US beginning September 23, 2002. The term of the lease is on month-to-month basis with either party entitled to terminate it after February 20, 2003. Rent for the period from September 23, 2002 to September 30, 2002 was $630 and thereafter it was raised to $2,365 per month. In September 2002, the Company paid a sum of $17,167 which constitutes a prorata rent payment for September, six month’s rent in advance and a security deposit of $2,362.

Rent expense amounted to $215,000 and $419,004 for the years ended June 30, 2002 and 2001, respectively.

Employment Agreements

Effective October 2002, the Company entered into a Consulting Agreement with Mark Caton. The Agreement was for one year with a consulting fee of $60,000 and a stock option package consisting of options to purchase 200,000 (40,000 post-reverse split) shares of common stock as the exercise price of $.015 ($.75 post reverse split), all of which are vested, for an additional one year term at a fee of $60,000 and a stock option package consisting of options to purchase 20,000 shares of common stock at the exercise price of $2.50. These options vest quarterly.

Effective April 22, 2002, the Company entered into an employment agreement with Naeem Ghauri as Chief Executive Officer of the Company. The agreement is for a base term of three years, and continues thereafter on an at will basis until terminated by either the Company or Mr. Ghauri. The agreement provides for a yearly salary of $125,000. The salary shall increase to $150,000 per year at the time the Company reaches profitability for a full fiscal year. The agreement also provides for such additional compensation as the Board of Directors of the Company determines is proper in recognition of Mr. Ghauri's contributions and services to the Company. In addition, the agreement provides for option grants under the Company's employee stock option plan of 100,000 options (post-reverse split) granted on April 2002, 25% of which vest at the beginning of each quarter. Further, 40,000 additional options are to be granted upon the Company's achievement of $9,500,000 in revenues and $50,000 EBITDA for the calendar year 2002.

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued

Effective April 22, 2002, the Company entered into an employment agreement with Najeeb Ghauri as Corporate Secretary. The agreement is for a base term of three years, and continues thereafter on an at will basis until terminated by either the Company or Mr. Ghauri. The agreement provides for a yearly salary of $125,000. In June 2002, Mr. Ghauri’s responsibilities were increased when he was appointed Chief Financial Officer and elected Chairman of the Board. The salary is to increase to $150,000 per year at the time the Company reaches profitability for a full fiscal year. The agreement also provides for such additional compensation as the Board of Directors of the Company determines is proper in recognition of Mr. Ghauri's contributions and services to the Company. In addition, the agreement provides for option grants under the Company's employee stock option plan of 100,000 options (post-reverse split) granted on April 2002, 25% of which vest at the beginning of each quarter. Further, 40,000 additional options are to be granted upon the Company's achievement of $9,500,000 in revenues and $50,000 EBITDA for the calendar year 2002.

Effective April 22, 2002, the Company entered into an employment agreement with Salim Ghauri as the President of the Company and Chief Executive Officer of the Company's Pakistan subsidiary. The agreement is for a base term of three years, and continues thereafter on an at will basis until terminated by either the Company or Mr. Ghauri. The agreement provides for a yearly salary of $125,000. The salary is to increase to $150,000 per year at the time the Company reaches profitability for a full fiscal year. The agreement also provides for such additional compensation as the Board of Directors of the Company determines is proper in recognition of Mr. Ghauri's contributions and services to the Company. In addition, the agreement provides for option grants under the Company's employee stock option plan of 100,000 options (post-reverse split) granted on April 2002, 25% of which vest at the beginning of each quarter. Further, 40,000 additional options are to be granted upon the Company's achievement of $9,500,000 in revenues and $50,000 EBITDA for the calendar year 2002.

All of the above agreements provide for certain Company-paid benefits such as employee benefit plans and medical care plans at such times as the Company may adopt them. The agreements also provide for reimbursement of reasonable business-related expenses and for two weeks of paid vacation. The agreements also provide for certain covenants concerning non-competition, non-disclosure, indemnity and assignment of intellectual property rights.

Litigation

Herbert Smith, a former attorney representing the Company, commenced a collection proceeding against the Company in the High Court of Justice, Queen’s Bench Division, on July 31, 2002, claiming the Company owed a sum certain to it. The Company had signed an engagement letter dated October 18, 2000. Herbert Smith (“HS”) was hired to proceed against Surrey Design Partnership Ltd. HS claimed the Company owed 171,733 pounds sterling or approximately $248,871 USD. This sum includes interest in the amount of 8% per annum and has been recorded as a note payable on the accompanying consolidated financial statements (see note 8). On November 28, 2002, a Consent Order was filed with the Court agreeing to a payment plan, whereby the Company is to pay $10,000 USD upon signing of the agreement, $4,000 USD a month for one year and $6,000 USD, per month thereafter until the debt is paid. During the year ended June 30, 2003 the Company paid $26,000 on this note.

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued

On April 29, 2002, Kilroy Realty L.P filed an unlawful detainer action against the Company for unpaid rent. The parties entered a Stipulation to Entry of Judgment on July 10, 2002 whereby the rent owed by the Company would be taken out of a Letter of Credit held by Kilroy and the rent from August 2002 to February 2003 would be paid from the letter of credit with a promise by the Company to replenish the letter of credit in February. Kilroy did not draw on the letter of credit and on September 26, 2002, the Parties agreed to terminate the lease and NetSol agreed to pay $70,000 for the back rent owed to Kilroy. The settlement amount of $70,000 has been accrued in the accompanying consolidated financial statements. On October 10, 2002, the Company paid Kilroy the $70,000 due.

On May 23, 2002, Allied Interstate Inc. filed a lawsuit for breach of contract, open book account, account stated, and reasonable value against the Company. Allied was assigned the claim from SuperNet AG, a subsidiary of NetSol which was acquired from Florian Zgunea and Leonard Metcsh in Frankfurt Germany in May 2000. After almost two years, SuperNet failed to produce any revenues and the Company’s board of directors agreed with the management to sell back SuperNet to Florian and Leonard and divest itself from the ISP business in Germany. The price of $120,000 was agreed upon and $40,000 was wired to Florian and Leo. Subsequently, the proxy battle with Shareholders Group LLC ensued whereby a Receiver was in place until August 2001. Once the Company’s management was placed back in control, discussion with Florian and Leo commenced. Again, the Company agreed to make four payments of $80,000 and a promise to cooperate by providing all the books and records of SuperNet to the Company. In August 2001, the Company sent another payment of $20,000 as agreed upon. However, soon thereafter, the Company received an electronic correspondence from Florian that if the Company wanted all the books and records full payment was to be made. The Company did not make full payment and obtained books and records from alternate sources. Allied’s position is that the Company breached its agreement with Florian and Leo, the Company’s position is that because they refused to provided access to the books and records, they breached a covenant of the Agreement. The parties agreed on a settlement and on May 5, 2003, Florian and Leo were issued 160,000 and 40,000, respectively, shares of the Company’s restricted Rule 144 stock, with a total value of $50,000 in settlement of this claim.

The Company is currently involved in proceedings with Adrian Cowler and The Surrey Design Partnership Limited, the former owners of Network Solutions Group Limited (“NSGL”). On October 2, 2000, the Claimants filed its Particulars of Claim and NetSol served its Defense and Counterclaim on 13th December 2000. The Parties reached a settlement on January 29, 2002 with the following terms I) NetSol to pay 50,000 pounds sterling; II) 3,000 pounds sterling to be paid for 24 months beginning 31, March 2002; III) 4,000 pounds sterling to be paid for 24 months beginning March 31, 2004; IV) NetSol to release 155,000 shares in escrow; V) 650,000 144 shares to be issued to Surrey Design. NetSol made some of the payments and issued all the shares. On June 11, 2002, Plaintiff filed an enforcement of judgment in California Superior Court of Los Angeles to enforce the judgment. A request for Entry of Default was filed on July 30, 2002. On September 10, 2002 NetSol filed its Opposition to Plaintiff’s request for Entry of Judgment and on September 16, 2002, Plaintiff filed its Motion to Strike NetSol’s Opposition. On September 25, 2002, the Company and Surrey Design entered into an Agreement to Stay Enforcement of Judgment. The terms of the Agreement included (i) NetSol to pay 25,000 pounds sterling upon execution of this Agreement; (ii) By February 20, 2003, NetSol to pay an addition 25,000 pounds sterling; (iii) From October 31, 2002 to February 28, 2003, NetSol to pay 3,000 pounds sterling; and (iv) from March 31, 2003 for a period of 24 months, NetSol to pay 4,000 pounds sterling. The settlement amount has been recorded in the accompanying consolidated financial statements as a note payable (see Note 8). As of June 30, 2003, the Company has paid approximately 73,546 pounds sterling or $111,248 USD.

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued

On March 27, 2003, Arab Commerce Bank filed a complaint in the Supreme Court of the State of New York (Index No. 600709/03) seeking damages for breach of a Note Purchase Agreement and Note. Plaintiff alleges that NetSol did not issue stock in a timely manner in December 2000 resulting in compensatory damages in the amount of $146,466.72. The litigation arises out of a transaction from late 1999 in which Arab Commerce Bank invested $100,000 in the Company’s securities through a private placement. Plaintiff claims that the removal of the legend on its shares of common stock longer than contractually required. During this purported delay, the market value of the Company’s common shares decreased. The Plaintiff is essentially seeking the lost value of its shares. In the event the Plaintiff is unable to collect the amount sought, the complaint requests that NetSol repay the principal sum of the Note of $100,000 and interest at the rate of 9% per annum based on the maturity date of December 10, 2000. The Company is in the process of negotiating a settlement on this matter.

In addition, the Company and its subsidiaries have been named as a defendant in legal actions arising from its normal operations, and from time-to-time, are presented with claims for damages arising out of its actions. The Company anticipates that any damages or expenses it may incur in connection with these actions, individually and collectively, will not have a material adverse effect on the Company.

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued

NOTE 12 – SEGMENT AND GEOGRAPHIC AREAS

The following table presents a summary of operating information and certain year-end balance sheet information for the years ended June 30:

	2003	2002

Revenues from unaffiliated customers:
North America	$508,868	$1,453,819
International	3,236,518	2,124,294

Consolidated	$3,745,386	$3,578,113

Operating loss:
North America	$(2,644,712)	$(4,648,129)
International	176,462	(1,130,865)

Consolidated	$(2,468,250)	$(5,778,994)

Identifiable assets:
North America	$4,689,560	$5,888,343
International	4,052,691	4,541,842

Consolidated	$8,742,251	$10,430,185

Depreciation and anortization
North America	$1,440,686	$2,031,472
International	136,204	83,927

Consolidated	$1,576,890	$2,115,399

Capital expenditure
North America	$23,688	$—
International	127,822	90,172

Consolidated	$151,510	$90,172

NOTE 13 – SUBSEQUENT EVENTS

On May 5, 2003, the Company entered into an investment banking relationship with a New York based bank; Maxim Group LLC. In July, the Company closed the first Private Placement Offering with Maxim as the placement agent for $1.2MN. The Company is required to register these shareholders shares on a Selling Shareholders’ registration statement. The Company may explore new financing once this registration is effective, based on its capital needs.

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued

On August 18, 2003, the Company effected a 1 for 5 reverse stock split for all the issued and outstanding shares of common stock, approved by the shareholders on August 15, 2003. The reverse stock split was affected to create a capital structure that met with the minimum bid requirements of NASDAQ Small Cap and to ensure that the Company’s shares are traded at a price that is consistent with the expectations of the investment community.

In an offering closing prior to the reverse stock split in August 2003, the Company sold approximately 946,963, post-reverse split, shares of restricted Common Stock to 12 accredited investors for total consideration of $1,215,000 in reliance on an exemption from registration available under Rule 506 of Regulation D of the Securities Act of 1933, as amended. This offering originally provided units consisting of shares of common stock and warrants to acquire common stock but was amended to adjust the number of shares consistent with NASDAQ compliance requirements.

On August 20, 2003, the Company entered into a loan agreement with an accredited non-U.S. investor. Under the terms of the loan, the Company borrowed $500,000 from the investor. The note has an interest rate of 8% per annum. The note is due on a date that is one hundred (120) days from the issuance date. In the event of default by the Company only, the note is convertible into shares of common stock at $1.75 per share, and 100,000 warrants at the exercise price of $3.25 which expire one year from the conversion date, and 100,000 warrants at an exercise price of $5.00 per share which expire two years from the conversion date. The convertible debenture was issued in reliance on an exemption available from registration under Regulation S of the Securities Act of 1933, as amended.

In August 2003, Netsol entered into an agreement with United Kingdom based Akhtar Group PLC (Akhtar). Under the terms of the agreement, Akhtar Group acquired 49.9 percent of the Company’s subsidiary, Pakistan based Netsol Connect PTV Ltd. (NC), an Internet service provider (ISP) in Pakistan. As part of this Agreement, NC changed its name to NetSol Akhtar. The new partnership with Akhtar Computers is designed to rollout the services of connectivity and wireless to the Pakistani national market. On signing of this Agreement, the Shareholders agreed to make the following investment in the Company against issuance of shares:

Akhtar	US$ 190,000

The Company	US$ 60,000

Per the agreement, it was envisaged that NC will require a maximum US$ 500,000 for expansion of its business. Akhtar will meet the initial financial requirements of the Company up til November 1, 2003. 50.1% of the aforesaid investment by Akhtar shall be reimbursed by the Company to ACL within 180 days of the said investment. In case of default in payment, the Company shall transfer its shares in the Company equivalent to the amount of default. For purposes of determining the value of such shares it is hereby agreed between the Shareholders that the fair value of the NC stands at US$ 1,000,000.

The following is the proforma financial information of the Company assuming as if the transaction was consummated from the beginning of the periods presented in the accompanying consolidated financial statements.

NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued

	2003	2002
Statements of operations:

Net loss before allocation of minority shareholders	(5,998,864)	(2,116,818)

Minority allocation	(8,041)	273,363

Net Loss	($5,725,501)	($2, 124, 859)

Basic and diluted loss per share	($0.09)	($0.38)

Balance Sheet items as of June 30, 2003:

Total assets	$8,932,251

Shareholders’ equity	$5,264,852

NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Unaudited Balance Sheet as of March 31, 2004	ff-2
Comparative Unaudited Consolidated Statements of Operations for the the nine Months Ended
March 31, 2004 and March 31, 2003	ff-3
Comparative Unaudited Consolidated Statements for the nine Months Ended
March 31, 2004 and March 31, 2003	ff-4
Notes to the Unaudited Consolidated Financial Statements	ff-6

NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET - MARCH 31, 2004 (UNAUDITED)

ASSETS
Current assets:
Cash and cash equivalents	$449,047
Certificates of deposits	820,047
Accounts receivable, net of allowance of $165,168	984,098
Revenues in excess of billings	1,451,121
Other current assets	1,310,285

Total current assets		5,014,598
Property and equipment, net of accumulated depreciation		2,052,592
Intangibles:
Product licenses, renewals, enhancedments, copyrights,
trademarks, and tradenames, net	2,270,247
Customer lists, net	720,485
Goodwill, net	1,046,926

Total intangibles		4,037,658

Total assets		$11,104,848

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,784,390
Current portion of notes and obligations under capitalized leases	485,282
Billings in excess of revenues	141,843
Loan payable, bank	363,387

Total current liabilities		2,774,902
Obligations under capitalized leases, less current maturities		28,824
Loans payable		201,360
Convertible debenture		900,000

Total liabilities		3,905,086
Minority interest		45,613
Contingencies		-

Stockholders' equity:
Common stock, $.001 par value; 25,000,000 share authorized;
8,874,533 issued and outstanding	8,875
Additional paid-in-capital	37,943,360
Accumulated deficit	(30,243,330)
Stock subscription receivable	(594,148)
Stock to be issued	50,892
Accumulated other comprehensive loss	(11,500)
Total stockholders' equity		7,154,149

Total liabilities and stockholders' equity		$11,104,848

See accompanying notes to consolidated financial statements.

ff-2

NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Month Periods		For the Nine Month Periods
	Ended March 31,		Ended March 31,
	2004	2003	2004	2003

Net revenues	$1,700,774	$914,258	$3,881,731	$2,513,914
Cost of revenues	694,823	409,610	1,645,536	1,032,310

Gross profit	1,005,951	504,648	2,236,195	1,481,604

Operating expenses:
Selling and marketing	49,690	11,628	96,377	67,384
Depreciation and amortization	402,151	464,999	1,226,180	1,340,839
Settlement costs	22,500	—	122,500	—
Bad debt expense	59,821	—	153,327	167,733
Salaries and wages	408,840	194,963	1,003,289	688,741
Professional services, including non-cash
compensation	70,701	64,270	310,403	308,036
General and administrative	490,936	254,658	1,239,420	1,006,631

Total operating expenses	1,504,639	990,518	4,151,496	3,579,364

Loss from operations	(498,688)	(485,870)	(1,915,301)	(2,097,760)
Other income and (expenses)
Gain (Loss) on sale of assets	160	—	(33,759)	—
Beneficial conversion feature	(3,323)	—	(99,350)	—
Gain on settlement of debts	99,146	—	203,234	—
Other income and (expenses)	(71,894)	(31,776)	(157,286)	(101,547)
Minority interest in subsidiary	71,049	—	164,387	—

Loss from continuing operations	(403,550)	(517,646)	(1,838,075)	(2,199,307)
Gain from discontinuation of a subsidiary	—	—	—	478,075

Net loss	(403,550)	(517,646)	(1,838,075)	(1,721,232)
Other comprehensive (loss)/gain:
Translation adjustment	(53,590)	(10,715)	(160,797)	(267,622)

Comprehensive loss	$(457,140)	$(528,361)	$(1,998,872)	$(1,988,854)

Net loss per share - basic and diluted:
Continued operations	$(0.05)	$(0.12)	$(0.22)	$(0.46)

Discontinued operations	$—	$—	$—	$0.10

Net loss	$(0.05)	$(0.11)	$(0.22)	$(0.36)

Weighted average number
of shares outstanding - basic and diluted*	7,475,148	4,329,634	8,255,680	4,805,160

*The basic and diluted net loss per share has been retroactively restated to effect a 5:1 reverse stock split on August 18, 2003

See accompanying notes to consolidated financial statements.

ff-3

NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months
	Ended March 31,
	2004	2003

Cash flows from operating activities:
Net loss from continuing operations	$(1,838,075)	$(1,721,232)
Adjustments to reconcile net loss to net cash
Used in operating activities:
Depreciation and amortization	1,226,180	1,340,839
Gain on discontinued operations		(478,075)
Gain on forgiveness of debt	(203,234)	-
Loss on disposal of assets	33,759	-
Minority interest in subsidiary	(164,387)	-
Stock issued for accrued compensation	-	365,469
Stock issued for settlement costs	135,133	-
Beneficial conversion feature	99,350	-
Changes in operating assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	(356,198)	555,489
Other current assets	(1,829,243)	(162,173)
Other assets	-	(464,150)
(Decrease) increase in liabilities:
Accounts payable and accrued expenses	(428,800)	(445,322)

Net cash used in operating activities	(3,325,515)	(1,009,155)
Cash flows from investing activities:
Purchases of property and equipment	(372,594)	(90,172)
Sales of property and equipment	194,004	-
Purchases of certificates of deposit	(2,170,047)	-
Proceeds from sale of certificates of deposit	1,350,000	714,334
Increase in intangible assets - development costs	(66,855)	-
Proceeds from sale of minority interest of subsidiary	210,000	-

Net cash (used in) provided by investing activities	(855,492)	624,162
Cash flows from financing activities:
Proceeds from sale of common stock	1,102,049	-
Proceeds from the exercise of stock options	1,215,575	655,135
Proceeds from loans	1,067,000	227,667
Proceeds from convertible debenture	1,200,000	—
Payments on capital lease obligations & loans	(198,874)	(85,393)

Net cash provided by financing activities	4,385,750	797,409
Effect of exchange rate changes in cash	29,814	-

Net increase in cash & cash equivalents	234,557	412,416
Cash and cash equivalents, beginning of period	214,490	86,914

Cash and cash equivalents, end of period	$449,047	$499,330

See accompanying notes to consolidated financial statements.

ff-4

NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(UNAUDITED)

For the Nine Months
Ended March 31,
	2004	2003
SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Interest	$ 75,690	$ 58,779

Taxes	$ 54,644	$ 5,078

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for services and compensation	$ -	$ 352,859

Common stock issued for conversion of note payable	$ 850,000	$ -

Common stock issued for legal settlement	$ 135,133	$ -

Common stock issued for acquisition of product license	$ 166,860	$ -

Common stock issued for settlement of debt	$ 209,200	$ -

See accompanying notes to consolidated financial statements.

ff-5

NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

The Company designs, develops, markets, and exports proprietary software products to customers in the automobile finance and leasing, banking and financial services industries worldwide. The Company also provides consulting services in exchange for fees from customers.

The consolidated condensed interim financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these consolidated condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s annual report on Form 10-KSB for the year ended June 30, 2003. The Company follows the same accounting policies in preparation of interim reports. Results of operations for the interim periods are not indicative of annual results.

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, NetSol Technologies (PVT), Ltd., NetSol (PVT), Limited, NetSolCONNECT (PVT), Ltd. (now, NetSol Akhtar Pvt. Ltd.), NetSol Abraxas Australia Pty Ltd., NetSol USA and NetSol Technologies UK, Ltd. All material inter-company accounts have been eliminated in consolidation.

For comparative purposes, prior year’s consolidated financial statements have been reclassified to conform to report classifications of the current year.

(2) USE OF ESTIMATES:

The preparation of financial statements in conformity with generally accepted accounting principles in the United States, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3) NEW ACCOUNTING PRONOUNCEMENTS:

On May 15, 2003, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 150 (FAS 150), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. FAS 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or "mezzanine" equity, by now requiring those instruments to be classified as liabilities (or assets in some circumstances) in the statement of financial position. Further, FAS 150 requires disclosure regarding the terms of those instruments and settlement alternatives. FAS 150 affects an entity's classification of the following freestanding instruments: a) Mandatorily redeemable instruments b) Financial instruments to repurchase an entity's own equity instruments c) Financial instruments embodying obligations that the issuer must or could choose to settle by issuing a variable number of its shares or other equity instruments based solely on (i) a fixed monetary amount known at inception or (ii) something other than changes in its own equity instruments d) FAS 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The guidance in FAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. For private companies, mandatorily redeemable financial instruments are subject to the provisions of FAS 150 for the fiscal period beginning after December 15, 2003. The adoption of SFAS No. 150 does not have a material impact on the Company’s financial position or results of operations or cash flows.

In December 2003, the Financial Accounting Standards Board (FASB) issued a revised Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46R). FIN 46R addresses consolidation by business enterprises of variable interest entities and significantly changes the consolidation application of consolidation policies to variable interest entities and, thus improves comparability between enterprises engaged in similar activities when those activities are conducted through variable interest entities. The Company does not hold any variable interest entities.

ff-6

(4) NET LOSS PER SHARE:

Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), “Earnings per share”. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Weighted average number of shares used to compute basic and diluted loss per share is the same in these financial statements since the effect of dilutive securities is anti-dilutive.

(5) FOREIGN CURRENCY:

The accounts of NetSol Technologies UK, Ltd. use the British Pound; NetSol Technologies, (PVT), Ltd, NetSol (Pvt), Limited and NetSol Connect PVT, Ltd. use Pakistan Rupees; NetSol Abraxas Australia Pty, Ltd. uses the Australian dollar as the functional currencies. NetSol Technologies, Inc., and subsidiary NetSol USA, Inc., both use the U.S. dollars as the functional currencies. Assets and liabilities are translated at the exchange rate on the balance sheet date, and operating results are translated at the average exchange rate throughout the period. Accumulated translation losses of $11,500 at March 31, 2004 are classified as an item of accumulated other comprehensive loss in the stockholders’ equity section of the consolidated balance sheet. During the nine month period ended March 31, 2004 and 2003, comprehensive loss in the consolidated statements of operation included translation loss of $160,797 and $267,622, respectively.

(6) OTHER CURRENT ASSETS

Other current assets consist of prepaid expenses, employee advances, security deposits, and other receivables. As of March 31, 2004 the balance in these accounts totaled $1,310,285, of this amount $1,004,144 was for prepaid expenses, which included directors and officers insurance and prepayments on the construction projects in Lahore, Pakistan.

(7) DEBTS

NOTES PAYABLE

Notes payable as of March 31, 2004 consist of the following:

	Balance at	Current	Long-Term
Name	3/31/04	Maturities	Maturities

A. Cowler Settlement	162,535	59,400	103,135
H. Smith Settlement	124,871	124,871	—
Barclay's Settlement	16,598	16,598	—
Former employee - Settlement	37,300	18,000	19,300
D&O Insurance	167,000	167,000	—
First Ins. Funding	1,514	1,514	—
City National Bank (secured by CD)	50,000	50,000	—
Subsidiary notes payable	126,824	47,899	78,925

	686,642	485,282	201,360

On September 25, 2002 the Company signed a settlement agreement with Adrian Cowler (“Cowler”) and Surrey Design Partnership Ltd. The Company agreed to pay Cowler 218,000 pound sterling or approximately $320,460 USD including interest, which the Company has recorded as a note payable in the accompanying consolidated financial statements. The agreement calls for monthly payments of 3,000 until March 2004 and then 4,000 per month until paid. As of June 30, 2003, the balance was $185,424. During the nine months ended March 31, 2004, the Company paid 20,821 or $46,677 and accrued $23,788 in interest. As of March 31, 2004, the balance was $162,535. Of this amount, $59,400 has been classified as a current liability and $103,135 as long-term liability in the accompanying financial statements.

ff-7

In November 2002, the Company signed a settlement agreement with Herbert Smith for 171,733 or approximately $248,871, including interest, which the Company has recorded as a note payable in the accompanying consolidated financial statements. The Company agreed to pay $10,000 upon signing of the agreement, $4,000 per month for twelve months, and then $6,000 per month until paid. The balance owing at June 30, 2003 was $164,871. During the nine months ended March 31, 2004, the Company paid $40,000. The balance owing at March 31, 2004 was $124,871. The entire balance has been classified as current and is included in “Current maturities of notes and obligations under capitalized leases" in the accompanying financial statements.

In December 2001, as part of the winding up of Network Solutions Ltd. the Company, as the parent of Network Solutions Ltd., agreed to assume the note payable of one of the major creditors, Barclay’s Bank PLC of 130,000 or $188,500 USD. In November 2002, the parties entered into on a settlement agreement whereby the Company would pay 1,000 per month for twelve months and 2,000 per month thereafter until paid. The balance owing at June 30, 2003 was $185,164. During the six months ended December 31, 2003, the Company paid 4,000 ($6,920). The balance owing at December 31, 2003 was $178,244. During the quarter ended March 31, 2004, the Company entered into a settlement agreement with Barclay’s whereby Barclay’s agreed to accept 69,000 or $79,098 as payment in full. As a result the Company recorded a gain on the reduction of debt in the amount of $99,146. As of March 31, 2004, 60,000 or $62,500 has been paid with the balance of 9,000 or $16,598 due by July 2, 2004.

In June 2002, the Company signed a settlement agreement with a former employee for payment of past services rendered. The Company agreed to pay the employee a total of $75,000. The agreement calls for monthly payments of $1,500 per month until paid. The balance owing at June 30, 2003 was $53,300. During the nine months ended March 31, 2004 the Company paid $16,000. The balance owing at March 31, 2004 was $37,300, of this amount, $18,000 has been classified as a current liability and $19,300 as long-term in the accompanying financials statements.

In January 2004, the Company renewed its director and officer liability insurance for which the annual premium is $167,000. In April 2004, the Company arranged financing with AFCO Credit Corporation with a down payment of $50,100 with the balance to be paid in monthly installments.

As part of the purchase of Altvia in May 2003, the Company was required to pay $45,000 as a note payable. During the six months ended December 31, 2003, the Company paid the entire balance of $45,000

On August 20, 2003, the Company entered into a loan agreement with an accredited non-U.S. investor. Under the terms of the loan, the Company borrowed $500,000 from the investor. The note has an interest rate of 8% per annum. The note was due on a date that is one hundred (120) days from the issuance date. In the event of default by the Company only, the principal of the note is convertible into shares of common stock at $1.75 per share, and 100,000 warrants at the exercise price of $3.25 which expire one year from the conversion date, and 100,000 warrants at an exercise price of $5.00 per share which expire two years from the conversion date. As the conversion price per share was less than the20-day average market value of the stock, the Company recorded an expense of $96,207 for the beneficial conversion feature of the note. The convertible debenture was issued in reliance on an exemption available from registration under Regulation S of the Securities Act of 1933, as amended. On December 16, 2003, the note holder converted the note into 285,715 shares of the Company’s common stock.

A former officer of NetSol USA loaned funds to the subsidiary totaling $104,088. The loan was due-on-demand, carried no interest and was unsecured. This amount was written-off from the Company’s books and a gain was recognized.

On December 24, 2003, the Company entered into a loan agreement with an accredited non-U.S. investor. Under the terms of the loan, the Company borrowed $250,000 from the investor. The note has an interest rate of 6% per annum. The note is due six months from the issuance date. On January 1, 2004, the agreement was modified to include a conversion feature to the note. In the event of default by the Company only, the principal of the note is convertible into shares of common stock at $1.85 per share, and 100,000 warrants at the exercise price of $3.00 which expire one year from the conversion date, and 100,000 warrants at an exercise price of $5.00 per share which expire six months from the conversion date. The convertible debenture was issued in reliance on an exemption available from registration under Regulation S of the Securities Act of 1933, as amended. As the conversion price per share is more the than 20-day average market price, no beneficial conversion feature expense will be recorded. During the quarter ended March 31, 2004, the loan was converted into 135,135 shares of the Company’s common stock.

On December 17, 2003, the Company entered into a loan agreement with an accredited non-U.S. investor, Sovereign Holdings. Under the terms of the loan, the Company borrowed $100,000 from the investor. The note has an interest rate of 6% per annum. The note is due on a date that is six months from the issuance date. In the event of default by the Company only, the note is convertible into shares of common stock at $1.95 per share, and 51,282 warrants at the exercise price of $3.25 per share which expire one year from the conversion date. The note was issued in reliance on an exemption available from ff-8

registration under Regulation S of the Securities Act of 1933, as amended. On March 24, 2004, the loan was converted into 51,282 shares of the Company’s common stock.

On December 29, 2003, the Company opened a line of credit with its bank for $50,000, secured by a $50,000 certificate of deposit. The amount has been classified as current and is included in “Current maturities of notes and obligations under capitalized leases” in the accompanying financial statements.

In addition, the various subsidiaries had current notes payable of $47,899 and long-term notes of $78,925 as of March 31, 2004.

BANK NOTE

The Company’s Pakistan subsidiary, NetSol Technologies (Private) Ltd., has three loans with a bank, secured by the Company’s assets. These notes consist of the following as of March 31, 2004:

TYPE OF LOAN	MATURITY DATE	INTEREST RATE	BALANCE USD

Export Refinance	Every 6 months	3%	$303,556
Term Loan	April 15, 2004	12%	7,806
Line of Credit	On Demand	8%	52,025

Total			$363,387

(8) STOCKHOLDERS’ EQUITY:

REVERSE STOCK SPLIT

On August 18, 2003, the Company affected a 1 for 5 reverse stock split for all the issued and outstanding shares of common stock. All historical share and per share amounts in the accompanying consolidated financial statements have been restated to reflect the 5:1 reverse stock split.

EQUITY TRANSACTIONS

In July 2003, the Company completed a private placement transaction. Maxim Group, LLC in New York acted as the placement agent for the transaction. The total funds raised were $1,102,050 with approximately $102,950 in placement fees and commissions reimbursed to the placement agent. The outside lawyers were paid $40,000 to assist in preparing and filing the SB-2 registration statement for the selling shareholders in this transaction. The investors included 12 individual accredited investors with no prior ownership of the Company’s common stock. A total of 1,026,824 shares of the Company’s common stock were issued.

During the quarter ended September 30, 2003, the Company issued 152,000 shares of common stock for the exercise of stock options valued at $208,250. The exercise price ranged from $0.75 and $1.25 per share. The Company also issued 40,000 shares valued at $30,000 for the exercise of warrants.

During the quarter ended December 31, 2003, the Company issued 405,157 shares of common stock for the exercise of stock options valued at $447,073. The exercise price ranged from $0.75 and $1.25 per share. The Company issued 200,000 shares valued at $350,000 for the exercise of warrants. The convertible note payable of $500,000 was converted into 285,715 shares of the Company’s common stock (see Note 6). The Company issued 34,843 shares of its common stock valued at $104,146 for legal settlement of litigation (see Note 9). In addition, the Company issued 41,700 shares of its common stock valued at $115,968 or $2.78 per share, to purchase the product license and software development of Pearl Treasury Systems (see Note 13).

During the quarter ended March 31, 2004, the Company issued 361,000 shares of common stock for the exercise of stock options valued at $623,250; of this amount $329,525 is receivable from several employees. Subsequent to closing of the March quarter, these payments were being received from several employees who exercised these options from different subsidiaries. The exercise price ranged from $1.25 and $2.50 per share. The Company issued 150,000 shares valued at $107,500 for the exercise of warrants. Two convertible notes payable of $350,000 was converted into 186,417 shares of the ff-9

Company’s common stock (see Note 6). The Company issued an additional 10,352 shares of its common stock valued at $30,952 for legal settlement of litigation (see Note 9). The Company issued 100,000 shares of its common stock as part of the original acquisition agreement with Altvia for sales milestones achieved. A total of 123,350 shares of the Company’s common stock, valued at $209,200, were issued to three investors as reimbursement for debts of the Company paid by the investors.

STOCK SUBSCRIPTION RECEIVABLE

Stock subscription receivable represents stock options exercised and issued that the Company has not yet received the payment from the purchaser as they were in processing when the quarter ended.

The balance at June 30, 2003 was $84,900, of this $41,250 was received in the quarter ended September 30, 2003.

In the quarter ended December 31, 2003, four officers of the Company had exercised options with receivables valued at $220,973. Interest is being accrued on these loans at 6% per annum. During the current quarter, $20,000 of these receivables was converted to compensation to pay the officer for accrued salary and one officer increased his loan by $25,000. In addition, $9,975 of loan payable to one of the officers was applied against his receivable. The net stock subscription receivable due from officers at March 31, 2004 was $215,998.

During the current quarter, four employees exercised options near the end of the quarter, totally $334,500. As of April 8, 2004, funds were received from one employee while others were in processing.

COMMON STOCK PURCHASE WARRANTS AND OPTIONS

From time to time, the Company issues options and warrants as incentives to employees, officers and directors, as well as to non-employees.

Common stock purchase options and warrants consisted of the following during the nine months ended March 31, 2004:

	Options and	Exercise
	Warrants	Price
Outstanding and exercisable, June 30, 2003	2,152,898	$0.75 to $5.00
Granted	1,525,000	$1.25 to $5.00
Exercised	(1,308,157)	$0.75 to $2.50

Outstanding and exercisable, March 31, 2004	2,369,741

During the current quarter, 970,000 options were granted to employees and officers of the company and are fully vested and expire ten years from the date of grant unless the employee terminates employment, in which case the options expire within 30 days of their termination. In addition, on March 26, 2004, 250,000 option shares were granted to the members of the Board of Directors. These options vest over a period of two years. The fair-market value of these shares will be amortized and recorded as compensation expense over the vesting period.

(9) INTANGIBLE ASSETS:

Intangible assets consist of product licenses, renewals, enhancements, copyrights, trademarks, trade names, customer lists and goodwill. The Company evaluates intangible assets, goodwill and other long-lived assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets, other long-lived assets and, goodwill is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss. Potential impairment of goodwill after July 1, 2002 has been evaluated in accordance with SFAS No. 142. The SFAS No. 142 is applicable to the financial statements of the Company beginning July 1, 2002.

As part of intangible assets, the Company capitalizes certain computer software development costs in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” Costs incurred internally to create a computer software product or to develop an enhancement to an existing product are charged to expense ff-10

when incurred as research and development expense until technological feasibility for the respective product is established. Thereafter, all software development costs are capitalized and reported at the lower of unamortized cost or net realizable value. Capitalization ceases when the product or enhancement is available for general release to customers.

The Company makes on-going evaluations of the recoverability of its capitalized software projects by comparing the amount capitalized for each product to the estimated net realizable value of the product. If such evaluations indicate that the unamortized software development costs exceed the net realizable value, the Company writes off the amount by which the unamortized software development costs exceed net realizable value. Capitalized and purchased computer software development costs are being amortized ratably based on the projected revenue associated with the related software or on a straight-line basis over three years, whichever method results in a higher level of amortization.

Intangible assets consist of the following as of March 31, 2004:

	Product Licenses	Customer Lists	Goodwill	Total

Intangible asset - June 30, 2003	$4,894,838	$1,977,877	$2,153,311	$9,026,026
Additions during the nine months	233,715	—	—	233,715
Effect of translation adjustment	4,036			4,036
Accumulated amortization	(2,862,342)	(1,257,392)	(1,106,386)	(5,226,120)

Net balance - March 31, 2004	$2,270,247	$720,485	$1,046,925	$4,037,657

Amortization expense:
Quarter ended March 31, 2004	$189,725	$78,916	$107,666	$376,307
Quarter ended March 31, 2003	$170,031	$77,417	$97,500	$344,948

(10) LITIGATION:

On March 3, 2004, Uecker and Associates, Inc. as the assignee for the benefit of the creditors of PGC SYSTEMS, INC. f.k.a. Portera Systems Inc. filed a request for arbitration demanding payment from the Company for the amounts due under the agreement in the amount of $175,700. On March 31, 2004, the Company filed an Answering Statement to the Request of Uecker & Associates denying each and every allegation contained in the Claim filed by Uecker & Associates and stating NetSol’s affirmative defenses. There was an administrative conference scheduled with the case manager of the American Arbitration Association on March 17, 2004. The parties have selected an arbitrator and an initial evaluation conference is being scheduled. The Company intends to vigorously defend itself in this matter and reach a favorable resolution.

(11) GOING CONCERN:

The Company’s consolidated financial statements are prepared using the accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As of March 31, 2004, the Company had an accumulated deficit of $30,243,330. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. This factor raises substantial doubt about the Company’s ability to continue as a going concern.

Management recognizes that the Company must generate additional resources to enable it to continue operations.

Management has closed down its loss generating UK entities, disposed of its German subsidiary, and is continually evaluating cost cutting measures at every entity level. Additionally, management’s plans also include the sale of additional equity securities and debt financing from related parties and outside third parties. However, no assurance can be given that the Company will be successful in raising additional capital. Further, there can be no assurance, assuming the Company successfully raises additional equity, that the Company will achieve profitability or positive cash flow. If management is unable to raise additional capital and expected significant revenues do not result in positive cash flow, the Company will not be able to meet its obligations and may have to cease operations.

ff-11

(12) SEGMENT INFORMATION

The following table presents a summary of operating information and certain year-end balance sheet information for the nine months ended March 31:

	2004	2003
Revenues from unaffiliated customers:
North America	$481,868	$339,601
International	3,399,863	2,174,313

Consolidated	$3,881,731	$2,513,914

Operating income (loss):
North America	$(2,572,800)	$(1,889,711)
International	657,499	(208,049)

Consolidated	$(1,915,301)	$(2,097,760)

Identifiable assets:
North America	$5,285,748	$4,830,663
International	5,819,100	4,117,771

Consolidated	$11,104,848	$8,948,434

Depreciation and amortization:
North America	$1,119,789	$1,086,631
International	106,391	254,208

Consolidated	$1,226,180	$1,340,839

Capital expenditures:
North America	$48,660	$-
International	323,934	90,172

Consolidated	$372,594	$90,172

(13) MINORITY INTEREST IN SUBSIDIARY

In August 2003, the Company entered into an agreement with United Kingdom based Akhtar Group PLC (“Akhtar”). Under the terms of the agreement, Akhtar Group acquired 49.9 percent of the Company’s subsidiary; Pakistan based Netsol Connect PVT Ltd. (“NC”), an Internet service provider (“ISP”), in Pakistan through the issuance of additional NC shares. As part of this Agreement, NC changed its name to NetSol Akhtar. The new partnership with Akhtar Computers is designed to rollout connectivity and wireless services to the Pakistani national market. On signing of this Agreement, the Shareholders agreed to make the following investment in the Company against issuance of shares of NC.

Akhtar	US$ 200,000
The Company	US$ 50,000

During the quarter ended September 30, 2003, NC received the funds and a minority interest of $200,000 was recorded for Akhtar’s portion of the subsidiary. During the quarter ended December 31, 2003, Akhtar paid an additional $10,000 to the Company for this purchase. For the nine months ended March 31, 2004, the subsidiary had net losses of $470,953, of which $164,387 was recorded against the minority interest. The balance of the minority interest at March 31, 2004 was $45,613.

Per the agreement, it was envisaged that NC would require a maximum $500,000 for expansion of its business. Akhtar was to meet the initial financial requirements of the Company until November 1, 2003. As of March 31, both NetSol and Akhtar had injected the majority of their committed cash to meet the expansion requirement of the company.

ff-12

(14) PURCHASE OF PEARL TREASURY SYSTEM, LTD.

On October 14, 2003, the Company announced the execution of an agreement to acquire the Pearl Treasury System Ltd, a United Kingdom company (“Pearl”). This acquisition requires the Company to issue up to 60,000 shares of common stock to the shareholders of Pearl Treasury System, Ltd. The shares used to acquire this asset were issued in reliance on an exemption available from registration under Regulation S of the Securities Act of 1933, as amended. The financial statements of Pearl are insignificant to the consolidated financials, and therefore, have not been presented. On December 16, 2003, the initial shares of 41,700, valued at $115,968 due at the signing of the agreement were issued by the Company. The remaining 18,300 shares are to be issued upon the completion of the software delivery warranties valued at $50,892 and are reflected as “Shares to be issued” on the accompanying financial statements. As of the date of this report, the conditions to issue the shares have not been met. The total acquisition value of $166,860 has been recorded as an intangible asset and is included in “product licenses” on the accompanying financial statements.

(15) STOCK OPTIONS GRANTED

In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock Based Compensation-Transition and Disclosure". SFAS No. 148 amends SFAS No. 123, "Accounting for Stock Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used, on reported results. The Statement is effective for the Company's interim reporting period ending January 31, 2003.

In compliance with FAS No. 148, the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation plan as defined by APB No. 25 and has made the applicable disclosures below.

Had the Company determined employee stock based compensation cost based on a fair value model at the grant date for its stock options under SFAS 123, the Company's net earnings per share would have been adjusted to the pro forma amounts for the nine months ended March 31, 2004 as follows:

Net loss - as reported	$(1,838,075)
Stock-based employee compensation expense,
included in reported net loss, net of tax	—
Total stock-based employee compensation
expense determined under fair-value-based
method for all rewards, net of tax	(2,226,360)

Pro forma net loss	$(4,064,435)

Earnings per share:
Basic and diluted, as reported	(0.22)
Basic and diluted, pro forma	(0.49)

(16) CONVERTIBLE DEBENTURE

On March 24, 2004, the Company entered into an agreement with several investors for a Series A Convertible Debenture (the “Bridge Loan”) whereby a total of $1,200,000 in debentures was procured through Maxim Group, LLC. The Company received a net of $1,049,946 after placement expenses. In addition, the beneficial conversion feature of the debenture was valued at $300,000. The Company has recorded this as a contra-account against the loan balance and is amortizing the beneficial conversion feature over the life of the loan. The net balance at March 31, 2004, is $900,000.

Under the terms of the Bridge Loan agreements, and supplements thereto, the debentures bear interest at the rate of 10% per annum, payable on a quarterly basis in common stock or cash at the election of the Company. The maturity date is 24 months from the date of signing, or March 26, 2006. The debentures are to be converted at the rate of $1.86 and are automatically converted on the closing of at least $2,200,000 in additional financing (the “Qualified Financing”), inclusive of the Bridge Loan.

ff-13

(17) RAABTA ONLINE ACQUISITION

During the quarter ended March 31, 2004, the Company’s subsidiary, NetSolCONNECT, purchased Raabta Online, a Pakistani company, for a cash price of 10,000,000 rupees or $173,500 representing 100% of the value of Raabta. This acquisition is expected to provide the Company with an established customer base and strong technical expertise. The purchase price has been allocated to property and equipment of the acquired entity. The financial statements of Raabta are insignificant to the consolidated financials, and therefore, have not been presented.

ff-14